Exhibit 10.16

MEZZANINE A LOAN AGREEMENT

Dated as of October 6, 2017

among

CPLV MEZZ 1 LLC,

as Borrower

Wilmington Savings Fund Society, FSB,

as Administrative Agent and Collateral Agent,

and

THE LENDERS PARTY HERETO FROM TIME TO TIME

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ARTICLE III – INTENTIONALLY OMITTED		53

ARTICLE IV – REPRESENTATIONS AND WARRANTIES		53

Section 4.1	Borrower Representations	53
4.1.1	Organization	53
4.1.2	Proceedings	53
4.1.3	No Conflicts	53
4.1.4	Litigation	54
4.1.5	Agreements	54
4.1.6	Title	54
4.1.7	Solvency	55
4.1.8	Full and Accurate Disclosure	55
4.1.9	ERISA	55
4.1.10	Compliance	56
4.1.11	Financial Information	56
4.1.12	Condemnation	57
4.1.13	Federal Reserve Regulations	57
4.1.14	Intentionally Omitted	57
4.1.15	Not a Foreign Person	57
4.1.16	Intentionally Omitted	57
4.1.17	Intentionally Omitted	57
4.1.18	Enforceability	57
4.1.19	No Prior Assignment	57
4.1.20	Insurance	57
4.1.21	Intentionally Omitted	58
4.1.22	Certificate of Occupancy; Licenses	58
4.1.23	Intentionally Omitted	58
4.1.24	Intentionally Omitted	58
4.1.25	Intentionally Omitted	58
4.1.26	Leases	58
4.1.27	Intentionally Omitted	58
4.1.28	Inventory	58
4.1.29	Filing and Recording Taxes	59
4.1.30	Special Purpose Entity/Separateness	59
4.1.31	Management Agreement and CPLV Lease Guaranty	60
4.1.32	Illegal Activity	60
4.1.33	No Change in Facts or Circumstances; Disclosure	60
4.1.34	Investment Company Act	61
4.1.35	Embargoed Person	61
4.1.36	Principal Place of Business; State of Organization	61
4.1.37	Environmental Representations and Warranties	61
4.1.38	Lockbox Agreement; Cash Management Account	62
4.1.39	Taxes	62
4.1.40	Ground Lease	62
4.1.41	Gaming Licenses and Operating Permits	64
4.1.42	Labor	66
4.1.43	CPLV Lease	66

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4.1.44	Intellectual Property	67
4.1.45	Operation of the Property	68
4.1.46	Intellectual Property Title and Lien	68
4.1.47	REOA	69
4.1.48	Mortgage Loan Representations	70
4.1.49	No Contractual Obligations	70
Section 4.2	Survival of Representations	70

ARTICLE V – BORROWER COVENANTS		70

Section 5.1	Affirmative Covenants	70
5.1.1	Existence; Compliance with Legal Requirements	70
5.1.2	Taxes and Other Charges	72
5.1.3	Litigation	73
5.1.4	Access to Property	73
5.1.5	Notice of Material Adverse Change	73
5.1.6	Cooperate in Legal Proceedings	73
5.1.7	Perform Loan Documents	73
5.1.8	Award and Insurance Benefits	73
5.1.9	Further Assurances	74
5.1.10	Principal Place of Business, State of Organization	74
5.1.11	Financial Reporting	75
5.1.12	Business and Operations	78
5.1.13	Title to the Collateral and the Property	78
5.1.14	Costs of Enforcement	79
5.1.15	Estoppel Statement	79
5.1.16	Loan Proceeds	80
5.1.17	Performance by Borrower	80
5.1.18	Intentionally Omitted	80
5.1.19	Environmental Covenants	80
5.1.20	Leasing Matters	83
5.1.21	Alterations	83
5.1.22	Operation of Property	85
5.1.23	Embargoed Person	87
5.1.24	Ground Leases	88
5.1.25	CPLV Lease, CPLV Lease Documents and CPLV Security Documents	91
5.1.26	Transition Period	92
5.1.27	IP Collateral	92
5.1.28	Payment of Obligations	93
5.1.29	No Joint Assessment	93
5.1.30	REOA	93
5.1.31	ERISA	93
5.1.32	Multiemployer Plan Statements	94
5.1.33	Taxes	94
5.1.34	Required Repairs	95
5.1.35	Notices	95
5.1.36	Special Distributions	95

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5.1.37	Curing	95
5.1.38	Mortgage Borrower Covenants	95
5.1.39	Mortgage Reserve Funds	95
Section 5.2	Negative Covenants	96
5.2.1	Operation of Property	96
5.2.2	Liens	97
5.2.3	Dissolution	97
5.2.4	Change In Business	98
5.2.5	Debt Cancellation	98
5.2.6	Zoning	98
5.2.7	No Joint Assessment	98
5.2.8	Intentionally Omitted	99
5.2.9	ERISA	99
5.2.10	Transfers	99
5.2.11	CPLV Lease and CPLV Lease Documents	106
5.2.12	CPLV Security Documents	107
5.2.13	Ground Lease	108
5.2.14	REOA	108
5.2.15	Limitation on Securities Issuances	109
5.2.16	Limitation on Distributions	109
5.2.17	Other Limitations	109
5.2.18	Contractual Obligations	110
5.2.19	Refinancing	110
5.2.20	Affiliate Transactions	110
5.2.21	Bankruptcy Related Covenants	110

ARTICLE VI – INSURANCE; CASUALTY; CONDEMNATION		111

Section 6.1	Insurance	111
Section 6.2	Casualty	111
Section 6.3	Condemnation	111
Section 6.4	Restoration	112

ARTICLE VII – RESERVE FUNDS		112

Section 7.1	Reserved	112
Section 7.2	Tax and Insurance Escrow Fund	112
Section 7.3	Replacements and Replacement Reserve	112
Section 7.4	Ground Rent Reserve	113
Section 7.5	Excess Cash Flow Reserve Fund	113
Section 7.6	Reserve Funds, Generally	113

ARTICLE VIII – DEFAULTS		115

Section 8.1	Event of Default	115
Section 8.2	Remedies	120
Section 8.3	Additional Provisions Regarding CPLV Lease	122
Section 8.4	Remedies Cumulative; Waivers	124
Section 8.5	Rights of Cure	125

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SCHEDULES AND EXHIBITS

Schedule I	–	Rent Roll

Schedule II	–	Required Repairs

Schedule III	–	Organizational Chart of Borrower

Schedule IV	–	Ratable Share of Lenders

Schedule 1.1	–	Qualified Replacement Manager

Schedule 1.2	–	Collective Bargaining Agreements

Schedule 4.1.41	–	Gaming Licenses

Schedule 5.1.21	–	Pre-approved Alterations

Exhibit A	–	Tax Compliance Certificates

Exhibit B	–	Financial Reporting

Exhibit C	–	O&M Plan

Exhibit D	–	Form of Assignment and Assumption Agreement

Exhibit E	–	Form of Note

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MEZZANINE A LOAN AGREEMENT

THIS MEZZANINE A LOAN AGREEMENT, dated as of October 6, 2017 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), among CPLV MEZZ 1 LLC, a Delaware limited liability company, having its principal place of business at c/o VICI Properties Inc., 8329 West Sunset Road, Suite 210, Las Vegas, Nevada 89113 (“Borrower”), WILMINGTON SAVINGS FUND SOCIETY, FSB as Administrative Agent (in such capacity, including any permitted successors thereto, the “Administrative Agent”), and as Collateral Agent (in such capacity, including any permitted successors thereto, the “Collateral Agent”), and each lender from time to time party hereto (collectively, the “Lenders” and, individually, a “Lender”).

W I T N E S S E T H:

WHEREAS, JPMorgan Chase Bank, National Association, a banking association chartered under the laws of the United States of America (together with its successors and assigns, “JPM Lender”); BARCLAYS BANK PLC, a public company registered in England and Wales (together with its successors and assigns, “Barclays Lender”), GOLDMAN SACHS MORTGAGE COMPANY, a New York limited partnership (together with its successors and assigns, “GS Lender”), and MORGAN STANLEY BANK, N.A., a national banking association (together with its successors and assigns, “MS Lender”) (each of JPM Lender, Barclays Lender, GS Lender, and MS Lender, together with their respective successors and assigns, each, a “Co-Mortgage Lender” and collectively, “Mortgage Lender”) is making a loan in the principal amount of One Billion Five Hundred Fifty Million and No/100 Dollars ($1,550,000,000.00) (the “Mortgage Loan”) to CPLV Property Owner LLC, a Delaware limited liability (together with its successors and permitted assigns, “Mortgage Borrower”) pursuant to that certain Loan Agreement between Mortgage Borrower and Mortgage Lender, dated of even date herewith (as amended, supplemented or otherwise modified from time to time, the “Mortgage Loan Agreement”), which Mortgage Loan is evidenced by that certain Promissory Note A-1, dated as of the date hereof, in the original principal amount of $666,500,000.00, made by Mortgage Borrower in favor of JPM Lender, that certain Promissory Note A-2, dated as of the date hereof, in the original principal amount of $465,000,000.00, made by Mortgage Borrower in favor of Barclays Lender, that certain Promissory Note A-3, dated as of the date hereof, in the original principal amount of $209,250,000.00, made by Mortgage Borrower in favor of MS Lender and that certain Promissory Note A-4, dated as of the date hereof, in the original principal amount of $209,250,000.00, made by Mortgage Borrower in favor of GS Lender (as each of the same may hereafter be amended, restated, replaced, supplemented, split, renewed, extended or otherwise modified from time to time, collectively, the “Mortgage Note”), and secured by, among other things, the lien and security interest of the Fee and Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of the date hereof (as the same may hereafter be amended, modified, restated, renewed or replaced, collectively, the “Mortgage”) on, among other things, the real property and other collateral as more fully described in the Mortgage;

WHEREAS, Borrower is the direct legal and beneficial owner of 100% of the issued and outstanding limited liability company interests in Mortgage Borrower (the “Pledged Company Interests”);

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lenders; and

WHEREAS, Lenders are willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined); and

WHEREAS, as a condition precedent to the obligations of Lenders to make the Loan to Borrower, Borrower has entered into that certain Mezzanine A Pledge and Security Agreement, dated as of the date hereof, in favor of Collateral Agent (for the benefit of the Lenders) (as amended, supplemented or otherwise modified from time to time, the “Pledge Agreement”), pursuant to which Borrower has granted to Collateral Agent a first priority security interest in the Collateral (as hereinafter defined) as collateral security for the Debt (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lenders and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE I – DEFINITIONS; PRINCIPLES OF CONSTRUCTION.

Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Accrual Period” shall mean (a) the period commencing on the Closing Date and ending on (and including) October 9, 2017, and (b) thereafter, the period commencing on and including the tenth (10th) day of each calendar month during the term of the Loan and ending on and including the ninth (9th) day of the following calendar month.

“Additional Charges” shall mean any interest, late charges, penalties or other similar fees or expenses that are added to or imposed on the amount of any Taxes or Other Charges for the non-payment, late payment or non-timely payment thereof.

“Additional Insolvency Opinion” shall mean a non-consolidation opinion letter delivered in connection with the Loan subsequent to the Closing Date reasonably satisfactory in form and substance to Administrative Agent.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person (provided that CPLV Tenant or any of its Affiliates, on the one hand, and Mortgage Borrower, Borrower and any of their respective Affiliates, on the other hand, shall not be deemed to be Affiliates solely as a result of their rights and obligations under the CPLV Lease Documents and/or without limiting Borrower’s obligations under this Agreement, including under Section 4.1.30 hereof, as a result of any consolidation of the CPLV Tenant and Borrower and/or Mortgage Borrower for accounting purposes).

“Affiliated Manager” shall mean any Manager Controlling, Controlled by or under common Control with Borrower, Mortgage Borrower, Mezzanine B Borrower, Mezzanine C Borrower, Principal, Mortgage Principal, Mezzanine B Principal, Mezzanine C Principal or Guarantor in which Borrower, Mortgage Borrower, Mezzanine B Borrower, Mezzanine C Borrower, Principal, Mortgage Principal, Mezzanine B Principal, Mezzanine C Principal or Guarantor has, directly or indirectly, a twenty percent (20%) or greater legal, beneficial or economic interest.

“Affiliate Tenant Transferee” shall have the meaning set forth in Section 5.2.10(c) hereof.

“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Property prepared by or on behalf of CPLV Tenant in accordance with Section 5.1.11(e) of the Mortgage Loan Agreement for the applicable Fiscal Year or other period.

“Approved Rating Agencies” shall have the meaning set forth in the Mortgage Loan Agreement.

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 9.6.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation.

“Bail-in Action” shall have the meaning set forth in Section 10.25 hereof.

“Bail-in Legislation” shall have the meaning set forth in Section 10.25 hereof.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal, state, local or foreign bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal, state, local or foreign bankruptcy or insolvency law or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal, state, local or foreign bankruptcy or insolvency law; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person, any portion of the Collateral, or any portion of the Property (other than in connection with an application by or on behalf of Administrative Agent or Collateral Agent); or (e) such Person making an assignment for the benefit of creditors, or admitting in writing in any legal proceeding, its insolvency or inability to pay its debts as they become due.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal, state, local or foreign bankruptcy or insolvency law.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Borrower’s Knowledge” or “Knowledge” (and words of similar import) shall mean the current actual knowledge, as opposed to constructive or imputed knowledge, of each of John Payne, Edward Pitoniak and Mary E. Higgins, as President and Chief Operating Officer, Chief Executive Officer and Chief Financial Officer, respectively, of the REIT (and with respect to John Payne and Mary E. Higgins, including, in their capacity as the former Chief Executive Officer and Chief Financial Officer, respectively, of CEOC immediately prior to the Closing Date), which individuals constitute the primary individuals tasked with the day to day management of the REIT (and thus the Borrower), and shall include any other employees of Borrower or its Affiliates which shall succeed to such positions or perform comparable responsibilities of such individuals. For the avoidance of doubt, in no event shall any of such individuals have any personal liability by virtue of being named in this definition or certifying to matters on behalf of Borrower.

“Borrower Operating Agreement” shall mean that certain Amended and Restated Limited Liability Company Agreement of Borrower, dated as of the date hereof, as the same may be amended, restated, replaced or otherwise modified from time to time in accordance with this Agreement.

“Business Day” shall have the meaning set forth in the Mortgage Loan Agreement.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP and the Uniform System of Accounts (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash Management Account” shall have the meaning set forth in Section 2.7.2 hereof.

“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, by and among Mortgage Borrower, Mortgage Lender, Mezzanine Administrative Agents, Mezzanine Collateral Agents, Mezzanine Borrower, and CMA Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Sweep Period” shall have the meaning set forth in the Mortgage Loan Agreement.

“Casino Components” shall have the meaning set forth in the Mortgage Loan Agreement.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Cause” shall mean, with respect to an Independent Director, (a) acts or omissions by such Independent Director that constitute systematic and persistent or willful disregard of such Independent Director’s duties, (b) such Independent Director has been indicted or convicted for any crime or crimes of moral turpitude or dishonesty or for any violation of any Legal Requirements, (c) such Independent Director no longer satisfies the requirements set forth in the definition of “Independent Director”, (d) the fees charged for the services of such Independent Director are materially in excess of the fees charged by the other providers of Independent Directors listed in the definition of “Independent Director” or (v) any other reason for which the prior written consent of Administrative Agent shall have been obtained.

“CEC” shall mean Caesars Entertainment Corporation, a Delaware corporation.

“CEOC” shall mean CEOC LLC, a Delaware limited liability company.

“Closing Date” shall mean the date of the funding of the Loan.

“CMA Agent” shall mean Wells Fargo Bank, National Association, or any successor Eligible Institution acting as Agent under the Cash Management Agreement.

“Co-Lender Agreement” means any co-lender agreement or similar agreement among Administrative Agent, Collateral Agent and Lenders, and any amendments, modifications, exhibits and agreements related thereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” shall mean the “Collateral” (as such term is defined in the Pledge Agreement) and shall include all amounts on deposit in the Reserve Funds (if any) and any and all other property or collateral in which Collateral Agent (for the benefit of the Lenders) is granted a security interest under any of the Loan Documents, in each case whether existing on the date hereof or hereafter pledged or assigned to Collateral Agent (for the benefit of the Lenders).

“Collective Bargaining Agreement” shall mean, the agreement set forth on Schedule 1.2 attached hereto and any collective bargaining agreement or union contract with respect to employees and other laborers at the Property that may be entered into after the date hereof by Mortgage Borrower or CPLV Tenant or with respect to which Mortgage Borrower or CPLV Tenant could reasonably be expected to have any liability, as any of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Section 2.8 Taxes or branch profits Section 2.8 Taxes.

“Contractual Obligation” shall mean as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound, or any provision of the foregoing.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise (and Control with respect to a Person (a “Subject Person”) shall not be deemed absent solely because another Person shall have veto rights with respect to major decisions with respect to such Subject Person). “Controlled” and “Controlling” shall have correlative meanings.

“CPC” shall mean Caesars Palace Corporation and subsidiaries (and any successor entities thereto), provided, that for all purposes hereunder, including any financial statements of CPC or calculations or amounts with respect to CPC, such items shall only be with respect to the Property and no other assets of CPC.

“CPLV Existing Intercreditor Agreement” shall have the meaning set forth in the Mortgage Loan Agreement.

“CPLV IP Security Agreement” shall mean that certain CPLV IP Security Agreement, dated as of the date hereof, by CPLV Tenant and IP Owner in favor of Mortgage Borrower, as the same may be amended, restated, replaced or otherwise modified from time to time in accordance with the terms hereof.

“CPLV Intellectual Property” shall have the meaning set forth in Section 8.2(a) hereof.

“CPLV Lease” shall mean that certain Lease (CPLV) dated as of the date hereof, between Mortgage Borrower, as lessor, and CPLV Tenant, as lessee, as the same may be amended, restated, replaced or otherwise modified from time to time in accordance with the terms hereof.

“CPLV Lease Default” shall have the meaning set forth in Section 8.3(a) hereof.

“CPLV Lease Documents” shall mean, collectively, the CPLV Lease, the Management Agreement, CPLV Lease Guaranty, the CPLV Existing Intercreditor Agreement and the Transition Services Agreement.

“CPLV Lease Guaranteed Obligations” shall mean, collectively, all obligations and liabilities of CPLV Tenant guaranteed by CPLV Lease Guarantor as set forth in the CPLV Lease Guaranty.

“CPLV Lease Guarantor” shall mean, as the context may require, (i) CEC, (ii) upon a Transfer in accordance with the terms hereof, Replacement CEC Sponsor or (iii) a Qualified CPLV Replacement Guarantor pursuant to and in compliance with the terms hereof.

“CPLV Lease Guaranty” shall mean that certain Lease Guaranty made by CPLV Lease Guarantor to Mortgage Borrower (as landlord) pursuant to Article XVII of the Management Agreement, as the same may be amended, restated, replaced or otherwise modified from time to time in accordance with the terms hereof.

“CPLV Lease SNDA” shall have the meaning set forth in the Mortgage Loan Agreement.

“CPLV Rent” shall have the meaning set forth in the Mortgage Loan Agreement.

“CPLV Security Documents” shall mean, collectively, (i) that certain Security Agreement (CPLV Lease) by CPLV Tenant in favor of Mortgage Borrower (as landlord), dated as of the date hereof, as the same may be amended, restated, replaced or otherwise modified from time to time in accordance with the terms hereof and (ii) the CPLV IP Security Agreement.

“CPLV Tenant” shall mean, (i) collectively, Desert Palace LLC, a Nevada limited liability company, Caesars Entertainment Operating Company, Inc. (which shall immediately after the closing of the Loan, merge into CEOC) and CEOC or (ii) if the context requires, a replacement tenant that satisfies the requirements as required hereunder that assumes all of the obligations, liabilities and rights of CPLV Tenant under the CPLV Lease and CPLV Lease Documents in connection with a Transfer pursuant to and in accordance with a Transfer under Section 5.2.10(e) or pursuant to Section 8.3 hereof.

“CPLV Tenant EOD” shall have the meaning set forth in Section 8.2(e) hereof.

“CPLV Tenant Lender” shall have the meaning set forth in Section 5.2.10(e) hereof.

“CPLV Tenant Loan” shall have the meaning set forth in Section 5.2.10(e) hereof.

“CPLV Tenant Loan Intercreditor Agreement” shall have the meaning set forth in Section 5.2.10(e) hereof.

“CPLV Tenant Party” shall have the meaning set forth in Section 8.2(e) hereof.

“CPLV Tenant Transferee” shall have the meaning set forth in Section 5.2.10(e) hereof.

“CPLV Tenant Transferee Requirement” shall have the meaning set forth in Section 5.2.10(e) hereof.

“CPLV Trademark License Agreement” shall mean that certain Trademark License Agreement, dated as of the date hereof, by and between Caesars License Company, LLC and Desert Palace LLC, as the same may be amended, restated or otherwise modified from time to time.

“CPLV Trademark Security Agreement” shall mean that certain Trademark Security Agreement, dated as of the date hereof, by and among Caesars License Company, LLC, Desert Palace LLC, Mortgage Borrower and Lender as the same may be amended, restated or otherwise modified from time to time.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement together with all interest accrued and unpaid thereon and all other sums (including the Prepayment Premium) due to Lender in respect of the Loan under this Agreement, the Pledge Agreement or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, the scheduled principal, if any, and interest payments due under this Agreement.

“DSCR Cure Deposit Amount” shall have the meaning set forth in the Mortgage Loan Agreement.

“DSCR Cure Fund” shall have the meaning set forth in the Mortgage Loan Agreement.

“DSCR Trigger Period” shall have the meaning set forth in the Mortgage Loan Agreement.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate or (b) three percent (3%) above the Interest Rate.

“EBITDAR” shall mean, for an applicable period, the net income (loss) attributable to CPC, determined in accordance with GAAP (“Net Income”); provided, however, that without duplication and in each case to the extent included in calculating Net Income: (i) income tax expense shall be excluded; (ii) interest expense shall be excluded; (iii) depreciation and amortization expense shall be excluded; (iv) amortization of intangible assets shall be excluded; (v) write-downs and reserves (net of recoveries) shall be excluded; (vi) reorganization items shall be excluded; (vii) any impairment charges or asset write-offs, non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations, and non-cash charges for deferred tax asset valuation allowances, shall be excluded; (viii) any effect of a change in accounting principles or policies shall be excluded; (ix) any non-cash costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement shall be excluded; (x) any nonrecurring gains or losses or income or expense or charge (less all fees and expenses relating thereto) shall be excluded; and (xi) rent expense shall be excluded; and (xii) the impact of any deferred proceeds resulting from failed sale accounting shall be excluded.

“EEA Financial Institution” shall have the meaning set forth in Section 10.25.

“EEA Member Country” shall have the meaning set forth in Section 10.25.

“EEA Resolution Authority” shall have the meaning set forth in Section 10.25.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity that has a Moody’s rating of at least “Baa2” and which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000.00 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean either (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P and “P-1” by Moody’s in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of Letters of Credit and accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “A+” by S&P and “Aa3” by Moody’s), or (b) Wells Fargo Bank, National Association, provided that the rating by S&P and the other Approved Rating Agencies for the short term unsecured debt obligations or commercial paper and long term unsecured debt obligations of the same does not decrease below the ratings set forth in subclause (a) hereof.

“Embargoed Person” shall mean any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, The USA PATRIOT Act (including the anti-terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder including those related to Specially Designated Nationals and Specially Designated Global Terrorists, with the result that the investment in Borrower, Mortgage Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law.

“Enforcement Action” shall have the meaning set forth in Section 8.3(a) hereof.

“Environmental Indemnity” shall mean that certain Mezzanine A Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Administrative Agent (for the benefit of the Lenders), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Law” means any federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other applicable governmental directives or requirements, as well as common law, relating to protection of human health (as relating to exposure to Hazardous Substances) or the environment, relating to the manufacture, use, storage, handling or Release of Hazardous Substances, relating to liability for or costs of Remediation or prevention of Releases of Hazardous Substances or relating to liability for or costs of actual or threatened danger to human health (as relating to exposure to Hazardous Substances) or the environment. Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local counterparts thereto: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act (as relating to exposure to Hazardous Substances); the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. Environmental Law also includes, but is not limited to, any applicable federal, state and local laws, statutes, ordinances, rules and regulations addressing similar issues, as well as common law: (a) conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of the Property; (b) requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of the Property to any Governmental Authority or other Person, whether or not in connection with transfer of title to or interest in property; (c) imposing conditions or requirements in connection with environmental permits or authorizations; (d) relating to nuisance, trespass or other causes of action related to the presence or Release of Hazardous Substances in, on, under or at the Property; (e) relating to wrongful death or personal injury resulting from any presence of, Release of or exposure to Hazardous Substances; or (f) relating to property or other damage in connection with the presence, Release of or use of Hazardous Substances at the Property.

“Environmental Liens” shall have the meaning set forth in Section 5.1.19 hereof.

“Environmental Report” shall mean that certain Environmental Site Assessment, dated as of February 7/8, 2017, prepared by EHS Support.

“Equipment” shall have the meaning set forth in the Mortgage Loan Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Borrower, Mortgage Borrower or Guarantor, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) the occurrence with respect to a Plan of a reportable event, within the meaning of Section 4043(c) of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the Pension Benefit Guaranty Corporation (or any successor) (“PBGC”); (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of Borrower, Mortgage Borrower, Guarantor or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by Borrower, Mortgage Borrower, Guarantor or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions set forth in Section 430(e) of the Code or Section 303(k)(1)(A) and (B) of ERISA to the creation of a lien upon property or assets or rights to property or assets of Borrower, Mortgage Borrower, Guarantor or any ERISA Affiliate for failure to make a required payment to a Plan are satisfied; (g) the termination of a Plan by the PBGC pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; (h) any failure by any Plan to satisfy the minimum funding standards, within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA, whether or not waived; (i) the determination that any Plan is or is expected to be in “at-risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA, (j) the receipt by Borrower, Mortgage Borrower, Guarantor or any ERISA Affiliate of any notice concerning the imposition of liability with respect to the withdrawal or partial withdrawal from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be “insolvent” (within the meaning of Section 4245 of ERISA), or in “endangered” or “critical status” (within the meaning of Section 432 of the Code or Section 305 of ERISA) or terminated (within the meaning of Section 4041A of ERISA), (k) the existence with respect to any Plan of a non-exempt Prohibited Transaction, (l) the failure by Borrower, Mortgage Borrower, Guarantor or any ERISA Affiliate to pay when due (after expiration of any applicable grace period) any installment payment with respect to withdrawal liability under Section 4201 of ERISA or (m) with respect to any Foreign Plan, (1) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan, (2) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered or (3) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan.

“EU Bail-in Legislation Schedule” shall have the meaning set forth in Section 10.25 hereof.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess Cash Flow” shall have the meaning set forth in the Cash Management Agreement.

“Excess Cash Flow Reserve Fund” shall have the meaning set forth in the Mortgage Loan Agreement.

“Excluded Taxes” means any of the following Section 2.8 Taxes imposed on or with respect to Lender or Administrative Agent or required to be withheld or deducted from a payment to Lender or Administrative Agent, (a) Section 2.8 Taxes imposed on or measured by net income (however denominated), franchise Section 2.8 Taxes, and branch profits Section 2.8 Taxes, in each case, (i) imposed as a result of Lender or Administrative Agent being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Section 2.8 Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of any Lender, U.S. federal withholding Section 2.8 Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.8 amounts with respect to such Section 2.8 Taxes were payable either to such Lender’s assignor or participating Lender immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Section 2.8 Taxes attributable to such Lender’s failure to comply with Section 2.8(e), and (d) any U.S. federal withholding Section 2.8 Taxes imposed under FATCA.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above) or any fiscal or regulatory legislation, rules or practices adopted pursuant to, or in connection with, any intergovernmental agreement, treaty, convention or other understanding among Governmental Authorities entered into in connection with the implementation of the foregoing.

“FF&E” shall have the meaning set forth in the Mortgage Loan Agreement

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Fixtures” shall have the meaning set forth in the Mortgage Loan Agreement.

“Foreign Benefit Arrangement” shall mean any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by the Borrower, Mortgage Borrower or Guarantor.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that is not subject to U.S. law and is maintained or contributed to by the Borrower, Mortgage Borrower or Guarantor.

“Forum Shops Lease” shall mean that certain Second Amended and Restated Ground Lease by and between CPLV Tenant (as successor to Caesars Palace Realty LLC), as landlord, and Forum Shops LLC (as successor to Forum Developers Limited Partnership) (“Forum Shops Lessee”), as tenant, dated as of February 7, 2003, as assigned pursuant to that certain Assignment and Assumption of Leasehold dated November 14, 2003, and amended by that certain First Amendment to Second Amended and Restated Ground Lease dated as of September 8, 2015 and that certain Second Amendment to Second Amended and Restated Ground Lease dated as of April 14, 2016, as assigned pursuant to that certain Lease Assignment and Assumption, dated as of the date hereof, from Caesars Palace Realty LLC to CPLV Tenant, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereunder.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Gaming Authorities” shall mean any of the Nevada Gaming Commission, the Nevada Gaming Control Board, the Clark County Liquor and Gaming Licensing Board, and any other gaming board, commission, or other governmental gaming regulatory body or agency which (a) has, or may at any time after the Closing Date have, jurisdiction over the gaming activities at the Property or any successor to such authority or (b) is, or may at any time after the Closing Date be, responsible for interpreting, administering and enforcing the Gaming Laws.

“Gaming Equipment” shall have the meaning set forth in the Mortgage Loan Agreement.

“Gaming Laws” or “Gaming Regulations” shall mean the provisions of the Nevada Gaming Control Act, as amended from time to time, all regulations of the Nevada Gaming Commission promulgated thereunder, as amended from time to time, the provisions of the Clark County Code applicable to the gaming activities at the Property as amended from time to time, and all other rules, regulations, orders, ordinances, regulations and Legal Requirements of any Gaming Authority applicable to gaming activities at the Property.

“Gaming License” shall mean any license, qualification, franchise, accreditation, approval, registration, permit, finding of suitability or other authorization of a Gaming Authority relating to gaming, the gaming business, the ownership of Gaming Equipment, or the operation of a casino under the Gaming Laws or required by the Gaming Authorities, in each case, which are necessary or appropriate for the ownership and/or operation of the casino gaming operations at the Property, including the lease of the Property to CPLV Tenant for the gaming activities at the Property and the Management Agreement or Replacement Management Agreement, as applicable.

“Gaming License Default” shall have the meaning set forth in Section 8.1(a)(xxiv) hereof.

“Gaming Proceeding Default” shall have the meaning set forth in Section 8.1(a)(xxiv) hereof.

“Government Lists” means (1) any list or annex to Presidential Executive Order 13224 issued on September 24, 2001 (“EO13224”), including any list of Persons who are determined to be subject to the provisions of EO13224 or any other similar prohibitions contained in the rules and regulations of OFAC (as defined below) or in any enabling legislation or other Presidential Executive Orders in respect thereof, (2) the Specially Designated Nationals and Blocked Persons Lists maintained by Office of Foreign Assets Control (“OFAC”), (3) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC, or (4) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other Governmental Authority or pursuant to any Executive Order of the President of the United States of America.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence including, without limitation, all Gaming Authorities having jurisdiction over the Property (and any operations conducted therein), the Collateral, CPLV Tenant, Mortgage Borrower or Borrower.

“Grantor Trust” shall mean a grantor trust as defined in Subpart E, Part I of Subchapter J of the Code, that holds the Debt or a portion thereof.

“Ground Lease” shall mean that certain Second Amended and Restated Operating Lease, dated as of the date hereof between Mortgage Borrower and Ground Lessor, as the same may be amended, restated, replaced or otherwise modified from time to time, in accordance with the terms hereunder.

“Ground Lessor” shall mean Caesars Octavius, LLC, a Delaware limited liability company.

“Ground Rent” shall have the meaning set forth in the Mortgage Loan Agreement.

“Ground Rent Reserve Fund” shall have the meaning set forth in the Mortgage Loan Agreement.

“Guarantor” shall mean VICI Properties L.P., a Delaware limited partnership.

“Guaranty” shall mean that certain Guaranty Agreement (Mezzanine A), dated as of the date hereof, executed and delivered by Guarantor in connection with the Loan to Administrative Agent (for the benefit of the Lenders), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Substances” shall mean any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under applicable Environmental Laws, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables, explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purpose of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws.

“Hotel Components” shall have the meaning set forth in the Mortgage Loan Agreement.

“Improvements” shall have the meaning set forth in the granting clause of the Mortgage.

“Indebtedness” of a Person, at a particular date, shall mean the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt or preferred equity); (b) obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (c) indebtedness of such Person for the deferred purchase price of property or services (including trade obligations); (d) obligations of such Person under letters of credit;

(e) obligations of such Person under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations of such Person to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; (g) obligations of such Person under PACE Loans and (h) obligations of such Person secured by any Liens, whether or not the obligations have been assumed (other than the Permitted Encumbrances).

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Indemnified Parties” shall mean each Lender, Administrative Agent, Collateral Agent, and each of their respective Related Parties as well as the respective successors and assigns of any and all of the foregoing (including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

“Indemnified Taxes” means (a) Section 2.8 Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnifying Person” shall mean each of Borrower and Guarantor.

“Independent Director” shall mean an individual who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors, another nationally-recognized company reasonably approved by Administrative Agent, in each case that is not an Affiliate of Borrower and that provides professional Independent Directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Director and is not, and has never been, and will not while serving as Independent Director be, any of the following:

(a) a member (other than a “special member” or “springing member”), partner, equityholder, manager, director, officer or employee of Borrower or any of its equityholders or Affiliates, including Guarantor (other than serving as an Independent Director of Borrower or an Affiliate of Borrower that does not own a direct or indirect ownership interest in Borrower and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Director is employed by a company that routinely provides professional Independent Directors or managers in the ordinary course of its business);

(b) a creditor, supplier or service provider (including provider of professional services) to Borrower or any of its equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Directors and other corporate services to Borrower or any of its Affiliates in the ordinary course of its business);

(c) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(d) a Person that controls (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (a) by reason of being the Independent Director of a “special purpose entity” affiliated with Borrower that does not own a direct or indirect ownership interest in Borrower shall be qualified to serve as an Independent Director of the Borrower, provided that the fees that such individual earns from serving as an Independent Director of affiliates of Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to those contained in the definition of Special Purpose Entity of this Agreement.

“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated the date hereof delivered by Berger Harris LLP in connection with the Loan.

“Insurance Premiums” shall have the meaning set forth in the Mortgage Loan Agreement.

“Insurance Proceeds” shall have the meaning set forth in the Mortgage Loan Agreement.

“Intellectual Property” shall have the meaning set forth in the Mortgage Loan Agreement.

“Intercreditor Agreement” means any intercreditor agreement among the Mezzanine Lenders, as mezzanine lenders, and Mortgage Lender(s), as mortgage lender(s), and any amendments, modifications, exhibits and agreements related thereto.

“Interest Rate” shall mean a rate of six and three-quarters percent (6.75%) per annum.

“IP Collateral” shall have the meaning set forth in the Mortgage Loan Agreement.

“IP Licenses” shall have the meaning set forth in the Mortgage Loan Agreement.

“IP Owner” shall mean CPLV Tenant, Caesars License Company, LLC or any other Person that owns any Intellectual Property or is a party to any IP License which is used in or held for use in the use, ownership, management, leasing, renovation, financing, development, operation and maintenance of the Property.

“IP Schedule” shall have the meaning provided in Section 4.1.44 hereof.

“IP Security Agreement” shall mean that certain Intellectual Property Security Agreement made by Mortgage Borrower to Mortgage Lender dated the date hereof as the same may be amended, restated, replaced or otherwise modified from time to time.

“IRS” shall mean the United States Internal Revenue Service.

“Lease” shall mean any lease (other than the CPLV Lease and the Ground Lease), sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect), including the Forum Shops Lease, pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property by or on behalf of Mortgage Borrower, CPLV Tenant or the lessee under the Forum Shops Lease and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean, all federal, state, county, municipal and other governmental statutes, laws, rules, policies, guidance, codes, orders, regulations, ordinances, covenants, conditions, restrictions, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto (including, without limitation, all Gaming Licenses and Operating Permits), including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or the Collateral or any part thereof, or (b) in any way limit the use and enjoyment thereof. For the avoidance of doubt, the term “Legal Requirements” shall include, and be deemed to include, all applicable Gaming Laws and Liquor Laws.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns. If the beneficial owner of the Loan for U.S. federal income tax purposes is a REMIC or a Grantor Trust, Lender shall mean the REMIC or Grantor Trust, as applicable.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit reasonably acceptable to Collateral Agent (either an evergreen letter of credit or one which does not expire until at least thirty (30) days after the Maturity Date or such earlier date as is thirty (30) days after such letter of credit is no longer required pursuant to the terms of this Agreement) in favor of Collateral Agent (for the benefit of the Lender) and entitling Collateral Agent to draw thereon based solely on a statement executed by an officer of Collateral Agent stating that it has the right to draw thereon under this Agreement in a location in the United States reasonably acceptable to Collateral Agent, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution, and upon which letter of credit Collateral Agent shall have the right to draw in full: (a) if Collateral Agent has not received at least thirty (30) days prior to the date on which the then outstanding letter of credit is scheduled to expire, a notice from the issuing financial institution that it has renewed the applicable letter of credit; (b) thirty (30) days prior to the date of termination following receipt of notice from the issuing financial institution that the applicable letter of credit will be terminated (unless a replacement Letter of Credit is delivered prior to such date in accordance with the terms hereunder); and (c) thirty (30) days after the Collateral Agent has given notice to Borrower that the financial institution issuing the applicable letter of credit ceases to either be an Eligible Institution or meet the rating requirement set forth above (unless a replacement Letter of Credit is delivered prior to such date in accordance with the terms hereunder). Borrower shall not have or be permitted to have any liability or other obligations under any reimbursement agreement with respect to any Letter of Credit or otherwise in connection with any reimbursement to the Eligible Institution for draws on such Letter of Credit. Any Letters of Credit delivered hereunder shall be treated as a contribution to Borrower accompanied by the execution and delivery of a contribution agreement with the party to such Letter of Credit and a waiver of subrogation in respect of any claims against Borrower.

“Lien” shall mean, any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, assignment, security interest, PACE Loan, or any other encumbrance, charge or transfer of, on or affecting Borrower, Mortgage Borrower, the Collateral (or any portion thereof or any interest therein), the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Liquidation Event” shall have the meaning set forth in Section 2.4.2(a) hereof.

“Liquor Authority” shall mean any Governmental Authority, whether now or hereafter in existence, or any officer or official thereof, but only to the extent that such Governmental Authority, or any officer or official thereof, possesses the authority to regulate the sale, distribution and possession of alcoholic beverages at the Property.

“Liquor Laws” shall mean all applicable federal, state and local statutes, laws, rules and regulations pursuant to which Liquor Authorities possess regulatory, licensing or permit authority over the sale, distribution and possession of alcoholic beverages.

“Loan” shall mean the loan made by the Lenders to Borrower pursuant to this Agreement in the original principal amount of Two Hundred Million Dollars ($200,000,000.00).

“Loan Documents” shall mean, collectively, this Agreement, any Note, the Pledge Agreement, the Environmental Indemnity, the Guaranty, the Cash Management Agreement, and all other agreements, instruments and documents executed and/or delivered by Borrower and/or Guarantor to Administrative Agent or Collateral Agent (for the benefit of any Lender) or to any Lender, in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Lockbox Account” shall have the meaning set forth in Section 2.7.1 hereof.

“Lockbox Agreement” shall mean that certain Clearing Account Agreement, dated as of the date hereof, among Mortgage Borrower, Mortgage Lender, and Lockbox Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to funds deposited in the Lockbox Account.

“Lockbox Bank” shall mean the clearing bank which establishes, maintains and holds the Lockbox Account, which shall be an Eligible Institution.

“Lockout Period” means the period from and including the Closing Date through and including the Payment Date in October 2020.

“Management Agreement” shall mean that certain Management and Lease Support Agreement (CPLV), dated as of the date hereof, entered into by and between Mortgage Borrower, Manager, CPLV Tenant and CPLV Lease Guarantor pursuant to which, among other things, Manager is to provide management and other services with respect to the Property, or, if the context requires, a Replacement Management Agreement with a Qualified Manager entered into in accordance with the terms and provisions of this Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereunder (but for the avoidance of doubt, for purposes hereunder, the Management Agreement shall not include the CPLV Lease Guaranty).

“Manager” shall mean CPLV Manager, LLC, or, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.

“Market Capitalization” means, with respect to any Person, an amount equal to (i) the total number of issued and outstanding shares of equity interests of such Person on the date of determination multiplied by (ii) the arithmetic mean of the closing sale price per share of such equity interests as reported in composite transactions for the principal securities exchange on which such equity interests are traded for the thirty (30) consecutive trading days (excluding any such trading day in which a material suspension or limitation was imposed on trading on such securities exchange) immediately preceding the date of determination. If such equity interests are not so traded, are not so reported or such Person’s Market Capitalization is otherwise not readily observable, such Person’s “Market Capitalization” for purposes of this Agreement shall be its equity value based on a valuation by a valuation firm appointed under the Mortgage Loan Agreement, or, in the event no such valuation firm is appointed, that is acceptable to Borrower, CPLV Tenant and Administrative Agent and that is not an Affiliate of either Borrower or CPLV Tenant.

“Material Adverse Effect” shall mean any event or condition (which, taken together with any other existing events or conditions at such time) that has a material adverse effect on (a) the use or operation of the Property as a hotel and casino, or value of the Property or the CPLV Lease, (b) the capacity of Borrower to own the Collateral, (c) the ability of Borrower to repay the principal and interest of the Loan as it becomes due or to satisfy any of Borrower’s other material obligations under the Loan Documents, (d) the ability of Mortgage Borrower to repay the principal and interest of the Mortgage Loan as it becomes due or to satisfy any of Mortgage Borrower’s other material obligations under the Mortgage Loan Documents, (e) the Guarantor’s ability to perform its obligations under the Guaranty or any Mortgage Loan Document to which it is a party, (f) the enforceability or validity of any Loan Document, the perfection or priority of any Lien created under any Loan Document or the rights, interests and remedies of Administrative Agent, Collateral Agent and/or any Lender under any Loan Document, or (g) the enforceability or validity of any Mortgage Loan Document, the perfection or priority of any Lien created under any Mortgage Loan Document or the rights, interests and remedies of Mortgage Lender under any Mortgage Loan Document.

“Material REOA” shall mean each of (i) that certain Second Amended and Restated Parking Agreement and Grant of Reciprocal Easements and Declaration, dated as of February 7, 2002 and recorded as Document No. 1516 in Book 20031118 in the official records of Clark County, Nevada, as amended by that certain Assignment and Assumption of Second Amended and Restated Parking Agreement and Grant of Reciprocal Easements and Declaration of Covenants, dated as of November 14, 2003, that certain First Amendment to Second Amended and Restated Parking Agreement and Grant of Reciprocal Easements and Declaration of Covenants, dated as of April 29, 2016 and recorded as Instrument No. 20160503-0002965 in the official records of Clark County, Nevada, and that certain Second Amendment to Second Amended and Restated Parking Agreement Grant of Reciprocal Easements and Declaration of Covenants, dated as of the date hereof, and recorded in the official records of Clark County, Nevada on or about the date hereof, (ii) that certain Declaration of Covenants, Restrictions and Easements, dated as of May 20, 2011, and recorded as Instrument No. 201105200002942 in the official records of Clark County, Nevada, as amended by that certain First Amendment to the Declaration of Covenants, Restrictions and Easements, dated as of October 11, 2013 and recorded as Instrument No. 201310110002342 in the official records of Clark County, Nevada, and (iii) any other REOA where the termination, loss or material modification of such REOA could reasonably be expected to result in a Material Adverse Effect.

“Maturity Date” shall mean October 31, 2022, or such other date on which the final payment of principal of the Loan becomes due and payable as herein provided, whether at such stated maturity date, by declaration of acceleration or otherwise, or such other date on which the final payment of principal of the Loan becomes due and payable as herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by this Agreement and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Mezzanine A Mandatory Prepayment Amount” shall have the meaning set forth in Section 2.4.2(a) hereof.

“Mezzanine Administrative Agents” shall mean, collectively, the Administrative Agent, Mezzanine B Administrative Agent and Mezzanine C Administrative Agent, together with their respective successors and assigns.

“Mezzanine B Administrative Agent” means, Wilmington Savings Fund Society, FSB, or any successor thereof in accordance with Section 11.7 of the Mezzanine B Loan Agreement.

“Mezzanine B Borrower” shall mean CPLV Mezz 2 LLC, a Delaware limited liability company, together with its successors and permitted assigns.

“Mezzanine B Collateral Agent” means, Wilmington Savings Fund Society, FSB, or any successor thereof in accordance with Section 11.7 of the Mezzanine B Loan Agreement.

“Mezzanine B Debt Service Payment Amount” shall mean, the “Monthly Debt Service Payment Amount” as such term is defined in the Mezzanine B Loan Agreement.

“Mezzanine B Lender” shall mean the lenders party to the Mezzanine B Loan Agreement from time to time, and their respective successors and assigns

“Mezzanine B Loan” shall mean that certain loan made as of the date hereof by Mezzanine B Lender to Mezzanine B Borrower in the original principal amount of Two Hundred Million Dollars ($200,000,000.00).

“Mezzanine B Loan Agreement” shall mean that certain Mezzanine B Loan Agreement, dated as of the date hereof, among, Mezzanine B Administrative Agent, Mezzanine B Collateral Agent, Mezzanine B Borrower and Mezzanine B Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified, from time to time.

“Mezzanine B Loan Debt” shall mean “Debt” as defined in the Mezzanine B Loan Agreement.

“Mezzanine B Loan Default” shall mean an “Event of Default” under the Mezzanine B Loan that is continuing beyond any applicable standstill period under Section 8.3 of the Mezzanine B Loan Agreement.

“Mezzanine B Loan Documents” shall mean all documents evidencing the Mezzanine B Loan and all documents executed and/or delivered by Mezzanine B Borrower and/or Guarantor to Mezzanine B Administrative Agent, Mezzanine B Collateral Agent and/or Mezzanine B Lender, as applicable, in connection therewith, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine B Mandatory Prepayment Amount” shall mean the “Mezzanine B Mandatory Prepayment Amount” as such term is defined in the Mezzanine B Loan Agreement.

“Mezzanine Borrower” shall mean, collectively, Borrower, Mezzanine B Borrower and Mezzanine C Borrower, together with their respective successors and permitted assigns.

“Mezzanine C Administrative Agent” means, Wilmington Savings Fund Society, FSB, or any successor thereof in accordance with Section 11.7 of the Mezzanine C Loan Agreement.

“Mezzanine C Borrower” shall mean CPLV Mezz 3 LLC, a Delaware limited liability company, together with its successors and permitted assigns.

“Mezzanine C Collateral Agent” means, Wilmington Savings Fund Society, FSB, or any successor thereof in accordance with Section 11.7 of the Mezzanine C Loan Agreement.

“Mezzanine C Debt Service Payment Amount” shall mean, the “Monthly Debt Service Payment Amount” as such term is defined in the Mezzanine C Loan Agreement.

“Mezzanine C Equity Conversion” shall mean the exchange of the Mezzanine C Loan for common stock, par value $0.01 per share, in the REIT in accordance with the terms and provisions of the Mezzanine C Loan Documents.

“Mezzanine C Lender” shall mean the lenders party to the Mezzanine C Loan Agreement from time to time, and their respective successors and assigns.

“Mezzanine C Loan” shall mean that certain loan made as of the date hereof by Mezzanine C Lender to Mezzanine C Borrower in the original principal amount of Two Hundred Fifty Million Dollars ($250,000,000.00).

“Mezzanine C Loan Agreement” shall mean that certain Mezzanine C Loan Agreement, dated as of the date hereof, among, Mezzanine C Administrative Agent, Mezzanine C Collateral Agent, Mezzanine C Borrower and Mezzanine C Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified, from time to time.

“Mezzanine C Loan Debt” shall mean “Debt” as defined in the Mezzanine C Loan Agreement.

“Mezzanine C Loan Default” shall mean an “Event of Default” under the Mezzanine C Loan that is continuing beyond any applicable standstill period under Section 8.3 of the Mezzanine C Loan Agreement.

“Mezzanine C Loan Documents” shall mean all documents evidencing the Mezzanine C Loan and all documents executed and/or delivered by Mezzanine C Borrower and/or Guarantor to Mezzanine C Administrative Agent, Mezzanine C Collateral Agent and/or Mezzanine C Lender in connection therewith, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine C Mandatory Prepayment Amount” shall mean the “Mezzanine C Mandatory Prepayment Amount” as such term is defined in the Mezzanine C Loan Agreement.

“Mezzanine Collateral” shall mean, collectively, the Collateral and the “Collateral” as defined in each of the other Mezzanine Loan Agreements.

“Mezzanine Collateral Agents” shall mean, collectively, the Collateral Agent, Mezzanine B Collateral Agent and Mezzanine C Collateral Agent, together with their respective successors and assigns.

“Mezzanine Debt Service Amount” shall mean, collectively, the Monthly Debt Service Payment Amount, the Mezzanine B Debt Service Payment Amount and the Mezzanine C Debt Service Payment Amount.

“Mezzanine Lenders” shall mean, collectively, the Lenders, Mezzanine B Lender and Mezzanine C Lender, together with their respective successors and assigns.

“Mezzanine Loan Agreements” shall mean, collectively, this Agreement, the Mezzanine B Loan Agreement and the Mezzanine C Loan Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine Loan Default” shall mean either an Event of Default, a Mezzanine B Loan Default and/or a Mezzanine C Loan Default.

“Mezzanine Loan Documents” shall mean, collectively, the Loan Documents, the Mezzanine B Loan Documents and the Mezzanine C Loan Documents, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine Loans” shall mean, collectively, the Loan, the Mezzanine B Loan and the Mezzanine C Loan, to the extent each of the same has not been repaid or satisfied, in full.

“Mezzanine Mandatory Prepayment Amount” shall mean, collectively, the Mezzanine A Mandatory Prepayment Amount, the Mezzanine B Mandatory Prepayment Amount, and the Mezzanine C Mandatory Prepayment Amount.

“Minimum Facilities Threshold” shall mean (i) not less than 2,500 rooms, 100,000 square feet of casino floor containing no less than 1,300 slot machines and 100 gaming tables, (ii) revenue of no less than $75,000,000 per year is derived from high limit VVIP and international gaming customers, (iii) extensive operated food and beverage outlets, and (iv) at least 1 large entertainment venue, provided, that clause (ii) of this definition may be satisfied if the manager has managed a property that satisfies the requirements of such clause (ii) within the immediately preceding two (2) years.

“Monthly Debt Service Payment Amount” shall mean, on each Payment Date, the amount of interest which accrues on the Loan for the immediately preceding Accrual Period.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Morningstar” shall mean Morningstar Credit Ratings, LLC, or any of its successors in interest, assigns, and/or changed entity name or designation resulting from any acquisition by Morningstar, Inc. or other similar entity of Morningstar Credit Ratings, LLC.

“Mortgage” shall have the meaning set forth in the recitals to this Agreement.

“Mortgage Borrower” shall have the meaning set forth in the recitals to this Agreement, together its successors and assigns.

“Mortgage Borrower Company Agreement” shall mean, that certain Second Amended and Restated Limited Liability Company Agreement of Mortgage Borrower, dated as of the date hereof, as the same may be amended, restated, replaced or otherwise modified from time to time in accordance with the terms of this Agreement.

“Mortgage Collateral” shall mean the “Collateral” as defined in the Mortgage Loan Agreement.

“Mortgage Debt Service” shall mean, “Debt Service” as defined in the Mortgage Loan Agreement.

“Mortgage Debt Service Amount” shall mean, “Monthly Debt Service Payment Amount” as defined in the Mortgage Loan Agreement.

“Mortgage Lender” shall have the meaning set forth in the recitals to this Agreement, together with its successors and assigns.

“Mortgage Loan” shall have the meaning set forth in the recitals to this Agreement.

“Mortgage Loan Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Mortgage Loan Debt” shall mean the “Debt”, as defined in the Mortgage Loan Agreement.

“Mortgage Loan Default” shall mean an “Event of Default” under and as defined in the Mortgage Loan Agreement that is continuing beyond any applicable standstill period under Section 8.3 of the Mortgage Loan Agreement.

“Mortgage Loan Documents” shall mean, collectively, the “Loan Documents” as defined in the Mortgage Loan Agreement.

“Mortgage Note” shall have the meaning set forth in the recitals to this Agreement.

“Mortgage Principal” shall mean the “Principal” as defined in the Mortgage Loan Agreement.

“Mortgage Reserve Funds” shall mean the “Reserve Funds” as defined in the Mortgage Loan Agreement.

“Multiemployer Plan” shall mean a multiemployer plan, as defined in Section 3(37) or Section 4001(a)(3) of ERISA, as applicable, in respect of which the Borrower, Mortgage Borrower or Guarantor could have any obligation or liability, contingent or otherwise, including any liability on account of any ERISA Affiliate.

“Multiple Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower, Mortgage Borrower, Guarantor or any ERISA Affiliate and at least one Person other than the Borrower, Guarantor and the ERISA Affiliates, or (b) was so maintained, and in respect of which the Borrower or Guarantor could have liability under Sections 4062-4069 of ERISA in the event such plan has been or were to be terminated including any liability on account of an ERISA Affiliate.

“Net Liquidation Proceeds After Debt Service” shall mean, with respect to any Liquidation Event, all amounts actually paid to or received by or on behalf of Mortgage Borrower or Borrower in connection with such Liquidation Event (and not paid to Mortgage Lender in accordance with the Mortgage Loan Documents), less (a) all reasonable costs incurred by Administrative Agent, Collateral Agent, Lenders and/or Mortgage Lender in connection with the collection, recovery and/or settlement thereof, (b) the costs incurred by Mortgage Borrower in connection with the repair of any unsafe condition and the restoration of all or any portion of the Property made in accordance with the Mortgage Loan Documents, (c) amounts required or permitted to be deducted therefrom and amounts paid to Mortgage Lender pursuant to the Mortgage Loan Documents, (d) in the case of a foreclosure sale, disposition or Transfer of the Property in connection with realization thereon pursuant to the Mortgage Loan Documents following and during the continuance of a Mortgage Loan Default, such reasonable and customary costs and expenses of sale or other disposition (including reasonable attorneys’ fees and brokerage commissions), (e) in the case of a foreclosure sale, such costs and expenses incurred by Mortgage Lender and/or any servicer under the Mortgage Loan Documents as Mortgage Lender shall be entitled to receive reimbursement for under the terms of the Mortgage Loan Documents and (f) in the case of a refinancing of the Mortgage Loan, such costs and expenses (including attorneys’ fees) of such refinancing as shall be reasonably approved by Administrative Agent.

“New Hotel Tower” shall have the meaning set forth in the Mortgage Loan Agreement.

“Note” shall mean, a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit E hereto, evidencing the aggregate Debt of the Borrower to such Lender resulting from such Lender’s Ratable Share of the Loan.

“O&M Program” shall have the meaning set forth in Section 5.1.19 hereof.

“Obligations” shall mean Borrower’s obligation to pay the Debt and perform its obligations under this Agreement and the other Loan Documents.

“OFAC Searches” shall mean searches which confirm that any Person is not listed as a designated Person on any lists maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or is not otherwise the subject of any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. Government or by other applicable sanctions authority.

“Officer’s Certificate” shall mean a certificate delivered to Administrative Agent by Borrower which is signed by an authorized officer of Borrower or the general partner, managing member or sole member of Borrower, as applicable and executed and delivered in their capacity as such authorized officer.

“Operating Permits” shall have the meaning set forth in Section 4.1.41 hereof.

“Other Charges” shall have the meaning set forth in the Mortgage Loan Agreement.

“Other Connection Taxes” means Section 2.8 Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Section 2.8 Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or any Loan Document).

“Other Obligations” shall have the meaning as set forth in the Mortgage.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Section 2.8 Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Section 2.8 Taxes that are Other Connection Taxes imposed with respect to an assignment.

“PACE Loan” shall mean (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against the Property.

“Participant Register” shall have the meaning set forth in Section 9.1.1(f) hereof.

“Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism, (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the USA Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.

“Payment Date” shall mean the tenth (10th) day of each calendar month during the term of the Loan, or if such date is not a Business Day, the immediately preceding Business Day.

“PBGC” shall have the meaning assigned to that term in the definition of ERISA Event.

“Permitted Encumbrances” shall mean, collectively, (a) in the case of the Collateral, (i) the Liens and security interests created by the Loan Documents, and (ii) Liens, if any, for Taxes and Other Charges imposed by any Governmental Authority not yet due or delinquent or that are being contested in good faith and by appropriate proceedings in accordance with this Agreement and the other Loan Documents, and (b) in the case of the Property, (i) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (ii) Liens, if any, for Taxes and Other Charges imposed by any Governmental Authority not yet due or delinquent or that are being contested in good faith and by appropriate proceedings in accordance with this Agreement and the other Loan Documents, (iii) all easements, rights-of-way, restrictions and other similar non-monetary encumbrances recorded against the Property from time to time that do not have a Material Adverse Effect, (iv) the Liens and security interests created by the Mortgage Loan Documents, (v) with respect to CPLV Tenant’s leasehold interest in the Property and its personal property, any liens and security interests created in connection with any financing or loan to CPLV Tenant or its Affiliates in accordance with the terms and conditions of the CPLV Lease and, as applicable, the terms hereunder, (vi) any worker’s, mechanic’s or other similar Liens on the Property that do not have a Material Adverse Effect, provided, that any such Lien is bonded over or insured or discharged within sixty (60) days of their filing or are being contested in accordance with the Loan Documents (or which are being contested by CPLV Tenant in accordance with the CPLV Lease and the CPLV Lease SNDA), (vii) Liens relating to customary purchase money security interests of sellers of goods that satisfy the conditions set forth in the definition of Permitted Indebtedness in the Mortgage Loan Agreement, (viii) Liens securing Permitted Equipment Leases, (ix) Leases with Tenants, without any option to purchase, in effect on the date of this Agreement or otherwise entered into in accordance with this Agreement and (x) such other title and survey exceptions as Administrative Agent has approved or may approve in writing in Administrative Agent’s sole and reasonable discretion, which Permitted Encumbrances in the aggregate do not materially adversely affect the value or use of the Property, the Collateral, Mortgage Borrower’s ability to repay the Mortgage Loan, or Borrower’s ability to repay the Loan.

“Permitted Equipment Leases” shall have the meaning set forth in the Mortgage Loan Agreement.

“Permitted Equipment Transfer” shall have the meaning set forth in the Mortgage Loan Agreement.

“Permitted Indebtedness” shall have the meaning assigned to that term in clause (xxiii) of the definition of “Single Purpose Entity.”

“Permitted Investments” shall have the meaning set forth in the Mortgage Loan Agreement.

“Permitted Transfer” shall mean any of the following: (a) any transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto, (b) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto, (c) Permitted Encumbrances, (d) with respect to Mortgage Borrower, Permitted Indebtedness (as defined in the Mortgage Loan Agreement), (e) any Transfer permitted pursuant to Section 5.2.10(d) hereof without the consent of Administrative Agent, and (f) any Permitted Equipment Transfer.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage.

“Plan” shall mean a Single Employer Plan, a Multiple Employer Plan or a Multiemployer Plan.

“Plan Asset Regulations” shall have the meaning set forth in Section 5.2.9(b)(i) hereof.

“Plan Assets” shall mean “plan assets” as defined in the Plan Asset Regulations.

“Pledge” shall mean a voluntary or involuntary pledge, grant of security interest or collateral assignment of a legal or beneficial interest, whether direct or indirect.

“Policies” shall have the meaning set forth in the Mortgage Loan Agreement.

“Policy” shall have the meaning set forth in the Mortgage Loan Agreement.

“Prepayment Premium” shall mean (a) for any prepayment made during the period from and after the Lockout Period through and including the Payment Date in November 2021 (the “Fourth Anniversary”), an amount equal to four percent (4%) of the outstanding principal balance of the Loan to be prepaid, and (b) for any prepayment made during the period from and after the Fourth Anniversary through the Maturity Date, an amount equal to two percent (2%) of the outstanding principal balance of the Loan to be prepaid.

“Principal” shall mean the Special Purpose Entity that is the general partner of Borrower, if Borrower is a limited partnership, or managing member of Borrower, if Borrower is a limited liability company other than a single-member Delaware limited liability company. For the avoidance of doubt, as of the Closing Date there is no Principal.

“Priority Waterfall Payments” shall have the meaning set forth in the Mortgage Loan Agreement.

“Priority Waterfall Cessation Event” shall mean (a) the occurrence of any Event of Default (other than a CPLV Lease Default) or (b) the expiration of the applicable cure period for any CPLV Lease Default in accordance with Section 8.3.

“Prohibited Transaction” has the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.

“Property” shall mean the parcel of real property, the Improvements thereon and all personal property owned by Mortgage Borrower (or leased pursuant to a Ground Lease) and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clauses of the Mortgage and referred to therein as the “Property”.

“Provided Information” shall mean any and all financial and other information provided to Administrative Agent at any time prepared by, or at the direction of, Mortgage Borrower, Borrower, any other Mezzanine Borrower, or Guarantor with respect to the Collateral, the Property, any other Mortgage Collateral, Mortgage Borrower, Borrower, any other Mezzanine Borrower, Guarantor, CPLV Lease Documents, CPLV Tenant, CPLV Lease Guarantor and/or Manager. For the avoidance of doubt, any information in the environmental reports, appraisals and property conditions reports that were commissioned by Mortgage Lender or any Lender (other than any information in such reports or appraisals that was provided to Mortgage Lender or any Lender by or on behalf of the Borrower) shall not constitute Provided Information.

“Public Vehicle” shall mean a Person (i) whose securities are listed and traded on the New York Stock Exchange or NASDAQ, AMEX, the Frankfurt Stock Exchange, the London Stock Exchange, Euronext or Luxembourg Stock Exchange and shall include a majority owned subsidiary of any such Person or any operating partnership through which such Person conducts all or substantially all of its business or (ii) for whom voting equity securities representing sufficient voting power to elect a majority of such Person’s directors are registered with the Securities and Exchange Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

“Qualified CPLV Replacement Guarantor” means any Person that satisfies the following requirements:

(a) such Person shall Control or be under common Control with the Qualified CPLV Tenant Transferee;

(b) such Person shall be solvent and have a Market Capitalization (exclusive of the Property) in an amount of not less than $4,000,000,000;

(c) such Person (i) in the case of a Person with a Market Capitalization of less than $8,000,000,000, has a Total Leverage Ratio of less than or equal to 6.25:1.00 and a Total Net Leverage Ratio of less than or equal to 5.25:1.00, in each case, immediately before giving effect to the Transfer or (ii) in the case of a Person with a Market Capitalization greater than or equal to $8,000,000,000.00, has a Total Leverage Ratio of less than or equal to 7.25:1.00 and a Total Net Leverage Ratio of less than or equal to 6.25:1.00, in each case, immediately before giving effect to the Transfer; and

(d) such Person and its equity holders shall satisfy and comply with all customary “know your customer” requirements of Administrative Agent and Lenders.

“Qualified CPLV Tenant Transferee” means any Person that satisfies the following requirements:

(a) such transferee:

(1) has, collectively with the Qualified CPLV Replacement Guarantor, a Market Capitalization (exclusive of the Property) in an amount of no less than $4,000,000,000;

(2) has or is Controlled by a Person that has demonstrated expertise in owning or operating real estate or gaming properties; and

(3) (x) shall Control CPLV Tenant and (y) shall Control, be Controlled by or be under common Control with Qualified CPLV Replacement Guarantor;

(b) the transferee and any other Affiliates to the extent required under applicable law are licensed, registered and/or otherwise found suitable by applicable Gaming Authorities and hold all required Gaming Licenses to operate the Property as a casino resort property in accordance with the terms of this Agreement and the Mortgage Loan Agreement;

(c) the transferee has not been the subject of a material governmental or regulatory investigation which resulted in a conviction for criminal activity involving moral turpitude or that has not been found liable pursuant to a non-appealable judgment in a civil proceeding for attempting to hinder, delay or defraud creditors;

(d) the transferee has never been convicted of, or pled guilty or no contest to, a Patriot Act Offense and is not on any Government List;

(e) the transferee has not been the subject of a voluntary or involuntary (to the extent the same has not been discharged) bankruptcy proceeding during the prior five (5) years from such date of determination;

(f) the transferee is not and, is not Controlled by, an Embargoed Person or a person that has been found “unsuitable,” for any reason, by any applicable Gaming Authority; and

(g) the transferee and its equity holders shall satisfy and comply with all customary “know your customer” requirements of Administrative Agent and Lenders.

“Qualified Manager” shall mean either (a) Manager or (b) a Qualified Replacement Manager.

“Qualified Replacement Manager” shall mean either (a) an organization which manages (or is under the Control of or common Control of an Affiliate that manages) a casino resort property (other than the Property) that (i) satisfies the Minimum Facilities Threshold, (ii) has gross revenues of not less than $750,000,000 per year for each of the preceding three (3) years as of the date of determination, and (iii) on the date of determination, is at least of comparable standard of quality as the Property (by way of example only, and without limitation, as of the Closing Date, each of the following casino resort properties satisfies the requirements of clause (iii) of the foregoing sentence: Bellagio, Aria, Venetian (Las Vegas), Palazzo, Wynn (Las Vegas), Encore, City of Dreams (Macau), Galaxy Macau, Sands Cotai, Venetian Macau, MGM Grand Macau, Wynn Macau, and Marina Bay Sands (Singapore)), or (b) any management company set forth on Schedule 1.1 hereof or (c) any other management company approved by Administrative Agent, in its reasonable discretion, provided, in each case, if such Person is an Affiliate of Mortgage Borrower or Borrower, if required by Administrative Agent, Borrower shall have obtained an Additional Insolvency Opinion. At the time of appointment, such organization (1) shall not be subject to any Bankruptcy Action, (2) shall have never been convicted of, or pled guilty or no contest to, a Patriot Act Offense and shall not be listed in any Government List, (3) shall not be, and shall not be Controlled by, an Embargoed Person or a Person that has been found “unsuitable,” for any reason, by any applicable Gaming Authority, (4) shall have not been the subject of a material governmental or regulatory investigation which resulted in a conviction for criminal activity involving moral turpitude, (5) shall have not been found liable pursuant to a non-appealable judgment in a civil proceeding for attempting to hinder, delay or defraud creditors, and (6) shall have all required licenses and approvals required under applicable law, including all Gaming Licenses for itself, its officers, directors and Affiliates required to manage and operate the Property in accordance with the terms hereunder and the Replacement Management Agreement (if any).

“Ratable Share”, “Ratable” or “ratably” shall mean, with respect to any Lender, its share of the Loan based on the proportion of the outstanding principal balance advanced or held by such Lender to the total outstanding principal amount of the Loan. The Ratable Share of each Lender on the date of this Agreement after giving effect to the funding of the Loan on the Closing Date is set forth on Schedule IV attached hereto and made a part hereof.

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch and Morningstar or any other nationally recognized statistical rating agency, which has assigned a rating to the Securities.

“Rating Agency Confirmation” shall have the meaning set forth in the Mortgage Loan Agreement.

“Register” shall have the meaning set forth in Section 9.1.1(e) hereof.

“REIT” shall mean VICI Properties Inc., or any successor thereto by merger or otherwise by operation of law.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Release” of any Hazardous Substance shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping or disposing or other movement of Hazardous Substances into or through the environment.

“Remediation” shall mean any response, remedial, removal, or corrective action with respect to any Hazardous Substance, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance, any actions to prevent, cure or mitigate any Release of any Hazardous Substance, any action to correct any noncompliance with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Substances.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Debt or a portion thereof.

“Rents” shall have the meaning set forth in the Mortgage Loan Agreement.

“REOA” shall have the meaning set forth in the Mortgage Loan Agreement.

“Replacement Cash Management Account” shall have the meaning set forth in Section 2.7.5 hereof.

“Replacement Cash Management Agreement” shall have the meaning set forth in Section 2.7.5 hereof.

“Replacement Management Agreement” shall mean, collectively, (a) a management agreement with a Qualified Manager, which management agreement shall be (i) if Qualified Replacement Manager is an Affiliate of the Qualified CPLV Replacement Guarantor, in substantially the same form and substance as the Management Agreement as of the date hereof or in form and substance reasonably acceptable to Administrative Agent, or (ii) if Qualified Manager is not an Affiliate of the Qualified CPLV Replacement Guarantor, reasonably acceptable to Administrative Agent in form and substance, and (b) a transition services agreement with such Qualified Manager, in form and substance reasonably acceptable to Administrative Agent (or if the Qualified Replacement Manager is an Affiliate of the Qualified Replacement Guarantor, a transition services agreement in substantially the same form and substance as the Transition Services Agreement or otherwise in form and substance reasonably acceptable to Administrative Agent).

“Replacement Reserve Fund” shall have the meaning set forth in the Mortgage Loan Agreement.

“Required Repairs” shall have the meaning set forth in the Mortgage Loan Agreement.

“Reserve Funds” shall mean any escrow fund established by the Loan Documents.

“Restoration” shall mean the repair and restoration of the Property (or the applicable portion thereof, as applicable) after (i) a Casualty to substantially the same condition as existed immediately before such Casualty, and (ii) a Condemnation, as nearly as possible to the condition as the Property existing immediately prior to such Condemnation (subject to Legal Requirements and taking into account the taken portion of the Property), in each case, with such other alterations as are approved by Mortgage Lender (or following the repayment of the Mortgage Loan in full, as may be reasonably approved by Administrative Agent).

“Restricted Party” shall mean collectively, (a) Mortgage Borrower, Mezzanine Borrower, Guarantor, any direct or indirect legal or beneficial owner of Borrower that is a direct or indirect subsidiary of the REIT and (b) any shareholder, partner, member, non-member manager, any direct or indirect legal or beneficial owner of, Mortgage Borrower, Mezzanine Borrower, Guarantor, any Affiliated Manager or any non-member manager but, with respect to clause (b), excluding (x) any shareholder or owner of any direct or indirect legal or beneficial interest in the REIT, (y) any shareholders or owners of stock or equity interests in a Public Vehicle or that are otherwise publicly traded on any nationally or internationally recognized stock exchange or (z) any Public Vehicle.

“S&P” shall mean Standard & Poor’s Ratings Services.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option or other transfer or disposal of a legal or beneficial interest, whether direct or indirect.

“Satisfactory Search Results” shall mean the results of credit history check, litigation, lien, bankruptcy, judgment and other similar searches with respect to the applicable transferee and its applicable Affiliates, in each case, (i) revealing no matters which would have a Material Adverse Effect; and (ii) demonstrating that any transferee is not an Embargoed Person.

“Section 2.8 Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“Single Employer Plan” shall mean a single employer plan, as defined in Section 3(41) or Section 4001(a)(15) of ERISA, as applicable, that (a) is maintained for employees of the Borrower, Mortgage Borrower, Guarantor or any ERISA Affiliate and no Person other than the Borrower, Mortgage Borrower, Guarantor and the ERISA Affiliates, or (b) was so maintained, and in respect of which the Borrower, Mortgage Borrower, the Guarantor or any ERISA Affiliate could have liability under Sections 4062-4069 of ERISA in the event such plan has been or were to be terminated.

“Special Purpose Entity” shall mean a limited partnership or limited liability company that, since the date of its formation and at all times on and after the date thereof, has complied with and shall at all times comply with the following requirements unless it has received either prior consent to do otherwise from Administrative Agent and an Additional Insolvency Opinion, in each case:

(i) is and shall be organized solely for the purpose of (A) in the case of Borrower, acquiring and owning, holding, selling, transferring, exchanging and managing its equity interest in the Mortgage Borrower, entering into and performing its obligations under the Loan Documents with Administrative Agent, Collateral Agent and/or Lenders, refinancing the Collateral in connection with a permitted repayment of the Loan, acting as the sole member of Mortgage Borrower, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing or (B) in the case of a Principal, acting as a general partner of the limited partnership that owns the Collateral or as member of the limited liability company that owns the Collateral and in each case transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(ii) has not engaged and shall not engage in any business unrelated to the activities set forth in clause (i) of this definition;

(iii) has not owned and shall not own any property other than its ownership interest in the Mortgage Borrower;

(iv) does not have and shall not have any assets other than (A) in the case of Borrower, the Collateral or (B) in the case of a Principal, its partnership interest in the limited partnership or the membership interest in the limited liability company that owns the Collateral and personal property necessary or incidental to its ownership of such interests;

(v) has not engaged in, sought, consented to or permitted and shall not engage in, seek, consent to or permit (A) any dissolution, winding up, liquidation, consolidation or merger or (B) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, except as permitted by the Loan Documents;

(vi) shall not cause, consent to or permit any amendment of its limited partnership agreement, articles of organization, certificate of formation, operating agreement or other formation document or organizational document (as applicable) with respect to the matters set forth in this definition;

(vii) if such entity is a limited partnership, has and shall have at least one general partner and has and shall have, as its only general partners, Special Purpose Entities each of which (A) is a corporation or single-member Delaware limited liability company, (B) has two (2) Independent Directors, and (C) holds a direct interest as general partner in the limited partnership of not less than 0.5%;

(viii) reserved;

(ix) if such entity is a limited liability company (other than a limited liability company meeting all of the requirements applicable to a single-member limited liability company set forth in this definition of “Special Purpose Entity”), has and shall have at least one (1) member that is a Special Purpose Entity, that is a single-member limited liability company, that has at least two (2) Independent Directors and that directly owns at least one-half-of-one percent (0.5%) of the equity of the limited liability company;

(x) if such entity is a single-member limited liability company, (A) is and shall be a Delaware limited liability company, (B) has and shall have at least two (2) Independent Directors serving as managers of such company, (C) shall not take any Bankruptcy Action and shall not cause or permit the members or managers of such entity to take any Bankruptcy Action, unless two (2) Independent Directors then serving as managers of the company shall have participated consented in writing to such action, and (D) has and shall have either (1) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and has no obligation to make capital contributions to the company, or (2) two natural persons or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the withdrawal or dissolution of the last remaining member of the company;

(xi) has not and shall not (and, if such entity is (a) a limited liability company, has and shall have a limited liability agreement or an operating agreement, as applicable, or (b) a limited partnership, has a limited partnership agreement, that, in each case, provide that such entity shall not) (1) dissolve, merge, liquidate, consolidate; (2) sell all or substantially all of its assets; (3) amend its organizational documents with respect to the matters set forth in this definition without the consent of Administrative Agent; or (4) without the affirmative vote of two (2) Independent Directors of itself or the consent of a Principal that is a member or general partner in it, take any Bankruptcy Action;

(xii) shall at all times intend to remain solvent and intend to pay its debts and liabilities (including, a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and shall intend to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, that the foregoing shall not require any direct or indirect member, or other interest holder, of such Person to make any capital contribution for such purpose;

(xiii) shall not fail to use commercially reasonable efforts to correct any known misunderstanding regarding the separate identity of such entity and shall not identify itself as a division of any other Person;

(xiv) shall maintain its bank accounts, books of account, books and records separate from those of any other Person and, to the extent that it is required to file tax returns under applicable law, has filed and shall file its own tax returns, except to the extent that it (A) is required by law or does file consolidated tax returns, (B) only files an information return or (C) is treated as a disregarded entity for federal or state tax purposes;

(xv) has maintained and shall maintain its own records, books, resolutions and agreements;

(xvi) has not commingled and shall not commingle its funds or assets with those of any other Person and has not participated and shall not participate in any cash management system with any other Person (other than the cash management system established pursuant to the Loan Documents), provided that funds and assets of Borrower and of its direct or indirect members, partners or other interest-holders may be paid as distributions to their respective equity owners and their respective owners may make capital contributions to Borrower;

(xvii) has held and shall hold its assets in its own name;

(xviii) has conducted and shall conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of itself or of Borrower, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;

(xix) (A) has maintained and shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (B) has shown and shall show, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (C) has not permitted and shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates except as required by GAAP or the Uniform System of Accounts; provided, however, that any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not constitute obligations of the consolidated entity;

(xx) has paid and intends to pay its own liabilities and expenses, including the salaries of its own employees, only out of its own funds and assets, and has maintained and intends to maintain a sufficient number of employees in light of its contemplated business operations(it being acknowledged that Borrower presently has no employees), provided, that the foregoing shall not require any direct or indirect member, or other interest holder of such Person to make any capital contribution for such purpose;

(xxi) has observed and shall observe all partnership, corporate or limited liability company formalities necessary to maintain its separate existence, as applicable;

(xxii) Reserved;

(xxiii) shall have no Indebtedness other than (i) the Loan and (ii) such other liabilities that are permitted pursuant to this Agreement (the items described in clauses (i) and (ii), collectively, “Permitted Indebtedness”);

(xxiv) has not assumed, guaranteed or become obligated and shall not assume or guarantee or become obligated for the debts of any other Person, has not held out and shall not hold out its credit as being available to satisfy the obligations of any other Person or has not pledged and shall not pledge its assets to secure the obligations of any other Person;

(xxv) has not acquired and shall not acquire obligations or securities of its partners, members or shareholders or any other owner or Affiliate;

(xxvi) has allocated and shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, paying for shared office space and for services performed by any employee of an Affiliate;

(xxvii) with respect to Borrower, has maintained and used and shall maintain and use separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(xxviii) reserved;

(xxix) has held itself out and identified itself and shall hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person except for services rendered under a business management services agreement with an Affiliate, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;

(xxx) has maintained and shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxxi) has not made and shall not make loans to any Person and has not held and shall not hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(xxxii) has not identified and shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;

(xxxiii) other than capital contributions and distributions permitted under the terms of its organizational documents, has not entered into or been a party to, and shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable and comparable to those of an arm’s-length transaction with an unrelated third party;

(xxxiv) has not had and shall not have any obligation to, and has not indemnified and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Debt;

(xxxv) reserved;

(xxxvi) has not had and shall not have any of its obligations guaranteed by any Affiliate except as provided by the Loan Documents with respect to the Guaranty and Environmental Indemnity;

(xxxvii) has not formed, acquired or held and shall not form, acquire or hold any subsidiary (other than Mortgage Borrower), except that, if applicable, Principal may acquire and hold its interest in Borrower;

(xxxviii) has complied and shall comply with all of the terms and provisions contained in its organizational documents necessary to maintain its separate existence (provided that Borrower and Principal may be entities disregarded as separate from its respective tax owners under applicable tax law);

(xxxix) has conducted and shall conduct its business so that each of the assumptions made about it and each of the facts stated about it in the Insolvency Opinion, or if applicable, any Additional Insolvency Opinion, are true;

(xl) has not permitted and shall not permit any Affiliate or constituent party independent access to its bank accounts; and

(xli) is, has always been and shall continue to be duly formed, validly existing, and in good standing in the state of its incorporation or formation and in all other jurisdictions where it is qualified to do business.

“State” shall mean, the State or Commonwealth in which the Property or any part thereof is located.

“Syndication” shall have the meaning set forth in Section 9.1 hereof.

“Tax and Insurance Escrow Fund” shall have the meaning set forth in the Mortgage Loan Agreement.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof. In no event shall any PACE Loan be considered Taxes for purposes of this Agreement.

“Tenant” means the lessee of all or a portion of the Property under a Lease.

“Threshold Amount” shall have the meaning set forth in Section 5.1.21 hereof.

“Title Insurance Policy” shall have the meaning set forth in the Mortgage Loan Agreement.

“Total Leverage Ratio” shall mean, with respect to any Person and its subsidiaries on a consolidated basis, on any date, the ratio of (i) the aggregate principal amount of (without duplication) all indebtedness consisting of obligations to pay rent or other amounts under any lease which obligations are classified and accounted for as capital leases on such Person’s balance sheet under GAAP (“Capital Lease Obligations”), indebtedness for borrowed money, unreimbursed obligations in respect of drawn letters of credit (but excluding contingent obligations under outstanding letters of credit) and other purchase money indebtedness and guarantees of the foregoing obligations, of such Person and its subsidiaries determined on a consolidated basis on such date in accordance with GAAP to (ii) EBITDAR.

“Total Net Leverage Ratio” shall mean, with respect to any Person and its subsidiaries on a consolidated basis, on any date, the ratio of (a) (i) the aggregate principal amount of (without duplication) all indebtedness consisting of Capital Lease Obligations or indebtedness for borrowed money, unreimbursed obligations in respect of drawn letters of credit (but excluding contingent obligations under outstanding letters of credit) and other purchase money indebtedness and guarantees of the foregoing obligations, of such Person and its subsidiaries determined on a consolidated basis on such date in accordance with GAAP less (ii) the aggregate amount of all cash or cash equivalents of such Person and its subsidiaries that would not appear as “restricted” on a consolidated balance sheet of such person and its subsidiaries to (b) EBITDAR.

“Trademarks” shall have the meaning set forth in the Mortgage Loan Agreement.

“Transfer” shall have the meaning set forth in Section 5.2.10 hereof.

“Transition Services Agreement” shall mean Transition of Management Services Agreement (CPLV), dated as of the date hereof by and among CPLV Tenant, Manager, Borrower Caesars Enterprise Services, LLC and Caesars License Company, LLC, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, in accordance with the terms hereunder.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State of New York; provided, however, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection or priority of the security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York (“Other UCC State”), “UCC” means the Uniform Commercial Code as in effect in such Other UCC State for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or priority.

“UCC Financing Statements” shall mean the UCC financing statements authorized pursuant to the Pledge Agreement and the other Loan Documents and filed in the applicable filing offices.

“UCC Title Insurance Policy” shall mean, with respect to the Collateral, a UCC title insurance policy in the form acceptable to Administrative Agent issued with respect to the Collateral and insuring the lien of the Pledge Agreement encumbering the Collateral.

“Uncured CPLV Lease Event of Default” shall mean any Tenant Event of Default (as defined in the CPLV Lease) by CPLV Tenant that is continuing beyond any applicable notice and cure periods provided to CPLV Tenant thereunder, if any.

“Uniform System of Accounts” shall mean the most recent edition of the Uniform System of Accounts for Hotels as adopted by the American Hotel and Motel Association.

“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) to the extent acceptable to the Approved Rating Agencies, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.8(e).

“Write-Down and Conversion Powers” shall have the meaning set forth in Section 10.25.

Section 1.2 Principles of Construction. (a) All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

(b) Borrower acknowledges and agrees that, as to any clauses or provisions contained in this Agreement or any of the other Loan Documents to the effect that Borrower shall use commercially reasonable effort to cause Mortgage Borrower to cause CPLV Tenant to act or to refrain from acting in any manner or other phrases of similar effect, such clause or provision, in each case, shall require that Borrower has caused Mortgage Borrower to undertake and exercise in a commercially reasonable manner, its rights under the CPLV Lease to cause CPLV Tenant to so act or to refrain from so acting in such manner.

(c) All references to the Mortgage Loan Agreement, the Mortgage Note or any other Mortgage Loan Document shall mean the Mortgage Loan Agreement, the Mortgage Note or such other Mortgage Loan Document as in effect on the date hereof, as each of the same may hereafter be amended, restated, replaced, supplemented or otherwise modified, but only to the extent that Administrative Agent has consented to the foregoing. With respect to terms defined by cross-reference to the Mortgage Loan Documents, such defined terms shall have the definitions set forth in the Mortgage Loan Documents as of the date hereof, and no modifications to the Mortgage Loan Documents shall have the effect of changing such definitions for the purposes of this Agreement (except with respect to any modifications required to be entered into by Mortgage Borrower under Section 9.1.1 or 9.1.3 of the Mortgage Loan Agreement) unless Administrative Agent expressly consents to such modification in writing that such references or definitions, as appearing, incorporated into or used in this Agreement have been revised.

(d) Notwithstanding anything stated herein to the contrary, any provisions in this Agreement cross-referencing provisions of the Mortgage Loan Documents shall be effective notwithstanding the termination of the Mortgage Loan Documents by payment in full of the Mortgage Loan or otherwise.

(e) To the extent that any terms, provisions or definitions of any Mortgage Loan Documents that are incorporated herein by reference are incorporated into the Mortgage Loan Documents by reference to any document or instrument, such terms, provisions or definitions that are incorporated herein by reference shall at all times be deemed to incorporate each such term, provision and definition of the applicable other document or instrument as the same is set forth in such other document or instrument as of the Closing Date, without regard to any amendments, restatements, replacements, supplements, waivers or other modifications to or of such other document or instrument occurring after the Closing Date, unless Administrative Agent expressly agrees that such term, provision or definition as appearing, incorporated into, or used in this Agreement have been revised.

ARTICLE II – GENERAL TERMS

Section 2.1 Loan Commitment; Disbursement to Borrower.

2.1.1 Agreement to Lend and Borrow.

(a) Subject to and upon the terms and conditions set forth herein, Lenders hereby agree to make and Borrower hereby agrees to accept the Loan on the Closing Date.

(b) Borrower hereby unconditionally promises to pay to the order of the Administrative Agent for the ratable benefit of the Lenders, the Loan, or so much thereof as is advanced pursuant to this Agreement, in lawful money of the United States of America, with interest thereon to be computed from the date of this Agreement at the Interest Rate, and to be paid in accordance with the terms hereof.

(c) No Lender is using Plan Assets to fund the Loan, except under circumstances where a prohibited transaction exemption, granted by the U.S. Department of Labor, applies, all of the conditions of which have been and continue to be satisfied.

2.1.2 Single Disbursement to Borrower. Borrower may request and receive only one (1) borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed. Borrower acknowledges and agrees that the Loan has been fully funded as of the Closing Date.

2.1.3 Pledge Agreement and Loan Documents; Evidence of Indebtedness.

(a) The Loan shall be secured by the Pledge Agreement and the other Loan Documents.

(b) The Loan shall be evidenced by one or more records of account maintained by each Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Loan made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the records maintained by any Lender and the records of the Administrative Agent in respect of such matters, the records of the Administrative Agent shall control in the absence of manifest error. Promptly following the reasonable request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Ratable Share of the Loan in addition to such records.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.1.3(b), and by each Lender in its records pursuant to Section 2.1.3(b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such records, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such records shall not limit or otherwise affect the Obligations of the Borrower under this Agreement and the other Loan Documents.

2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) make an equity contribution to Mortgage Borrower in order to cause Mortgage Borrower to use such amounts for any use permitted pursuant to Section 2.1.4 of the Mortgage Loan Agreement, (b) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Administrative Agent, and (c) distribute the balance, if any, to Borrower.

2.1.5 Ratable Shares/Pro Rata Treatment of Payments. (a) the Loan shall be allocated Ratably among the Lenders according to the amounts of their Ratable Share; (b) each payment or prepayment of principal of the Loan by Borrower (including those made from Net Liquidation Proceeds After Debt Service) shall be made Ratably for the account of the Lenders; (c) each payment of interest on the Loan by Borrower shall be made for the Ratable account of Lenders and (d) all losses, costs and expenses suffered by the Administrative Agent, Collateral Agent and/or the Lenders relating to the Loan, in each case, shall be allocated by Administrative Agent pro rata among the Lenders in accordance with their respective Ratable Shares.

Section 2.2 Interest Rate.

2.2.1 Interest Rate. Interest on the outstanding principal balance of the Loan shall accrue at the Interest Rate or as otherwise set forth in this Agreement from (and including) the Closing Date to but excluding the Maturity Date.

2.2.2 Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the relevant Accrual Period by (b) a daily rate based on the Interest Rate and a three hundred sixty (360) day year by (c) the outstanding principal balance of the Loan.

2.2.3 Intentionally Omitted.

2.2.4 Intentionally Omitted.

2.2.5 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by applicable law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such Event of Default occurred.

2.2.6 Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, then the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal

Rate shall be deemed to have been payments in reduction of principal (without any Prepayment Premium or other prepayment fee or penalty) and not on account of the interest due hereunder. All sums paid or agreed to be paid to Administrative Agent (for the account of the Lenders) for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full (without any Prepayment Premium or other prepayment fee or penalty) so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3 Loan Payment.

2.3.1 Monthly Debt Service Payments. Borrower shall pay to Administrative Agent, for the account of the respective Lenders to which such payment is owed (a) on the Closing Date, an amount equal to interest only on the outstanding principal balance of the Loan for the initial Accrual Period and (b) on November 10, 2017 and on each Payment Date thereafter up to and including the Maturity Date, the Monthly Debt Service Payment Amount, which payments shall be applied to accrued and unpaid interest.

2.3.2 Payments Generally. For purposes of making payments hereunder, but not for purposes of calculating Accrual Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including the day immediately preceding such Maturity Date. All amounts due under this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.3 Payment on Maturity Date. Borrower shall pay to Administrative Agent, for the account of the respective Lenders to which such payment is owed, on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Pledge Agreement and the other Loan Documents.

2.3.4 Late Payment Charge. Subject to Section 2.7.3 hereof, if any principal, interest or any other sums due under the Loan Documents are not paid by Borrower on or prior to the date on which it is due (other than the principal amount due on the Maturity Date), Borrower shall pay to Administrative Agent, for the account of the respective Lenders to which such payment is owed, within five (5) Business Days of written demand an amount equal to the lesser of three percent (3%) of such unpaid sum and the Maximum Legal Rate in order to defray the expense incurred by Administrative Agent handling and processing such delinquent payment and to compensate Lenders for the loss of the use of such delinquent payment. Any such amount shall be secured by the Pledge Agreement and the other Loan Documents to the extent permitted by applicable law.

2.3.5 Method and Place of Payment . Except as otherwise specifically provided herein, all payments and prepayments under this Agreement shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, not later than 11:00 a.m., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Administrative Agent’s office or as otherwise directed by Administrative Agent, and any funds received by Administrative Agent after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

Section 2.4 Prepayments.

2.4.1 Voluntary Prepayments.

(a) Borrower shall be prohibited from prepaying the Loan, in whole or in part, during the Lockout Period except in connection with Section 2.4.2.

(b) After the expiration of the Lockout Period, Borrower may prepay the Debt in full, but not in part (except as otherwise permitted pursuant to Section 2.4.2), provided that: (i) Mortgage Borrower shall prepay the Mortgage Loan in accordance with Section 2.4.1(b) of the Mortgage Loan Agreement, (ii) Mezzanine B Borrower shall make a pro rata prepayment of the Mezzanine B Loan in accordance with Section 2.4.1(b) of the Mezzanine B Loan Agreement, (iii) Mezzanine C Borrower shall make a pro rata prepayment of the Mezzanine C Loan in accordance with Section 2.4.1(b) of the Mezzanine C Loan Agreement and (iv) Borrower pays Administrative Agent, in addition to the outstanding principal amount of the Loan to be prepaid, (A) all interest which would have accrued on the amount of the Loan to be paid through and including the last day of the Accrual Period related to the Payment Date next occurring following the date of such prepayment, or, if such prepayment occurs on a Payment Date, through and including the last day of the Accrual Period related to such Payment Date; (B) all other sums then due and payable under this Agreement and the other Loan Documents, including, but not limited to all of Administrative Agent’s, Collateral Agent’s and Lenders’ costs and expenses (including reasonable attorney’s fees and disbursements) incurred by Administrative Agent, Collateral Agent and Lenders in connection with such prepayment; (C) unless such prepayment in full occurs during the three (3) month period prior to the originally-scheduled Maturity Date, the applicable Prepayment Premium; and (D) Borrower’s submission of a notice to Administrative Agent setting forth the projected date of prepayment, which date shall be no less than ten (10) Business Days from the date of such notice (which notice may be modified or revoked by Borrower upon not less than two (2) Business Days’ prior written notice to Administrative Agent, provided that Borrower shall pay all of Administrative Agent’s, Collateral Agent’s and Lenders’ reasonable, out-of-pocket costs and expenses incurred in connection with such modification or revocation).

(c) Borrower shall have the right to prepay the Debt in full (but not in part) prior to the expiration of the Lockout Period in the event a CPLV Lease Default has occurred and is continuing, so long as Borrower is proceeding to cure (or cause Mortgage Borrower to cure) subject to the terms and within the time periods set forth in Section 8.3 hereof and Borrower otherwise satisfies the conditions set forth in Section 2.4.1(b) above (except that Borrower shall not be restricted from prepaying the Debt in full prior to the expiration of the Lockout Period).

2.4.2 Liquidation Events. (a) In the event of (i) any Casualty to the Property or any material portion thereof, (ii) any Condemnation of the Property or any material portion thereof, (iii) a Transfer of the Property in connection with realization thereon by Mortgage Lender following a Mortgage Loan Default, including without limitation a foreclosure sale, (iv) any refinancing of the Property or the Mortgage Loan, or (v) the receipt by Mortgage Borrower of any excess proceeds realized under its owner’s title insurance policy after application of such proceeds by Mortgage Borrower to cure any title defect (each, a “Liquidation Event”), Borrower shall cause the related Net Liquidation Proceeds After Debt Service to be deposited directly with Administrative Agent to be held for the benefit of the Lenders. Provided an Event of Default shall not be continuing, any Net Liquidation Proceeds After Debt Service so deposited pursuant to this Section 2.4.2, shall be (A) first applied by Administrative Agent to the actual reasonable out of pocket costs of Administrative Agent and Collateral Agent in connection with any prepayment pursuant to this Section 2.4.2 (without duplication of any amounts paid to Administrative Agent in accordance with Article VI hereof), and then (B) applied by Administrative Agent as a prepayment of the outstanding principal balance of the Loan in an amount equal to one hundred percent (100%) of such Net Liquidation Proceeds After Debt Service up to the amount of the Loan and interest that would have accrued on such amount through the end of the Accrual Period in which such monthly Payment Date occurs (such amounts in clauses (A) and (B) together, the “Mezzanine A Mandatory Prepayment Amount”); provided, however, if an Event of Default has occurred and is continuing, Administrative Agent may apply such Net Liquidation Proceeds After Debt Service to the Debt (until paid in full) in any order or priority in its sole discretion. Except during the continuance of an Event of Default, any Net Liquidation Proceeds After Debt Service in excess of the Mezzanine A Mandatory Prepayment Amount shall be applied as follows: (i) first, to the Mezzanine B Lender, in an amount equal to the Mezzanine B Mandatory Prepayment Amount, to be applied in accordance with the Mezzanine B Loan Documents, (ii) second, to Mezzanine C Lender, an amount equal to the Mezzanine C Mandatory Prepayment Amount, to be applicable in accordance with the Mezzanine C Loan Documents, and (iii) third, to Borrower (with such amounts disbursed to Borrower under this clause (iii) for the avoidance of doubt not constituting Net Liquidation Proceeds After Debt Service).    After the occurrence of and during the continuance of an Event of Default, Administrative Agent may apply such Net Liquidation Proceeds After Debt Service to the Debt (until paid in full) in any order or priority in its sole discretion. Other during the continuance of an Event of Default, no Prepayment Premium or other premium shall be due in connection with any prepayment made pursuant to this Section 2.4.2.

(b) Borrower shall promptly notify Administrative Agent of any Liquidation Event following Borrower obtaining knowledge of such event. Borrower shall be deemed to have knowledge of (i) a sale (other than a foreclosure sale) of the Property on the date on which a contract of sale for such sale is entered into by Mortgage Borrower, and a foreclosure sale, on the date notice of such foreclosure sale is received by Borrower or Mortgage Borrower, and (ii) a refinancing of the Property, on the date on which a binding commitment or a term sheet in connection with which a rate lock has been executed for such refinancing has been entered into. The provisions of this Section 2.4.2(b) shall not be construed to contravene in any manner the restrictions and other provisions regarding refinancing of the Mortgage Loan or Transfer of the Property set forth in this Agreement and the other Loan Documents.

2.4.3 Prepayments After Event of Default . If, during the continuance of an Event of Default, payment of all or any part of the principal amount of the Debt is tendered by Borrower or otherwise recovered by Administrative Agent (including, without limitation, through application of any Reserve Funds), such tender or recovery shall (a) include interest at the Default Rate on the outstanding principal amount of the Loan through the last calendar day of the Accrual Period within which such tender or recovery occurs and (b) be deemed a voluntary prepayment by Borrower and shall in all instances include (i) an amount equal to the applicable Prepayment Premium and (ii) all interest which would have accrued on the amount of the Loan to be paid through the end of the related Accrual Period.

2.4.4 Intentionally Omitted.

2.4.5 Intentionally Omitted.

2.4.6 DSCR Trigger Period. Borrower shall cause Mortgage Borrower to comply with all of the terms and conditions set forth in Section 2.4.6 of the Mortgage Loan Agreement. In the event that, prior to the payment and performance in full of all obligations of Borrower under the Loan Documents (i) Mortgage Borrower is required to deliver a Letter of Credit to Mortgage Lender in an amount equal to the DSCR Cure Deposit Amount or maintain the DSCR Cure Fund pursuant to the terms of Section 2.4.6 of the Mortgage Loan Agreement, but Mortgage Lender waives such requirement, or (ii) the Mortgage Loan has been repaid in full, (A) Administrative Agent shall have the right to require Borrower to deliver a Letter of Credit to Collateral Agent in an amount equal to the DSCR Cure Deposit Amount or establish and maintain a reserve account that would operate, without duplication, in the same manner as the DSCR Cure Fund pursuant to Section 2.4.6 of the Mortgage Loan Agreement, and (B) the provisions of Section 2.4.6 of the Mortgage Loan Agreement and all related definitions shall be incorporated herein by reference.

Section 2.5 Intentionally Omitted.

Section 2.6 Release of Collateral. Except as set forth in this Section 2.6, no repayment or prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of the Collateral or the Lien of the Pledge Agreement.

2.6.1 Release of Collateral. (a) Administrative Agent shall, upon the written request and at the sole expense of Borrower, upon payment in full in cash of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of this Agreement and the other Loan Documents, cause Collateral Agent to release the Lien of the Pledge Agreement on the Collateral and return to Borrower all certificates or other documents that constitute or evidence the Collateral.

(b) In connection with the release and reconveyance of the Pledge Agreement, Borrower shall submit to Administrative Agent, not less than ten (10) Business Days prior to the date of the prepayment of the Loan in full, a release of Lien (and related Loan Documents) for the Collateral for execution by Administrative Agent and/or Collateral Agent, as applicable. Such release shall be in a form appropriate in the jurisdiction in which the Collateral is located and shall be reasonably satisfactory to Administrative Agent. In addition, Borrower shall provide all other documentation Administrative Agent reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all applicable Legal Requirements, and (ii) will effect such releases in accordance with the terms of this Agreement. Borrower shall reimburse Administrative Agent, Collateral Agent, and Lenders for any reasonable out-of-pocket costs and expenses Administrative Agent, Collateral Agent, and Lenders incur arising from such release (including reasonable attorneys’ fees and expenses) and Borrower shall pay, in connection with such release, all recording charges, filing fees, taxes or other expenses payable in connection therewith.

Section 2.7 Lockbox Account/Cash Management.

2.7.1 Lockbox Account. (a) During the term of the Loan, Borrower shall cause Mortgage Borrower to establish and maintain an account (the “Lockbox Account”) with Lockbox Bank in trust for the benefit of Mortgage Lender, which Lockbox Account shall be under the sole dominion and control of Mortgage Lender. The Lockbox Account shall be entitled “CPLV Property Owner LLC as Borrower and JPMorgan Chase Bank, National Association, et al., as Lender, pursuant to Loan Agreement dated as of October 6, 2017 – Lockbox Account”. Mortgage Lender and its servicer shall have the sole right to make withdrawals from the Lockbox Account and all costs and expenses for establishing and maintaining the Lockbox Account shall be paid by Mortgage Borrower. All monies now or hereafter deposited into the Lockbox Account shall be deemed additional security for the Debt subject to the prior rights of Mortgage Lender as a secured party and any prohibitions contained in the Mortgage Loan Documents. The Lockbox Agreement and Lockbox Account shall remain in effect so long as the Loan remains outstanding. The Lockbox Account shall at all times be an Eligible Account. The Lockbox Account when established shall be treated as a “deposit account” as such term is defined in Section 9-102(a) of the Uniform Commercial Code, as amended from time to time.

(b) Borrower shall cause Mortgage Borrower to at all times comply with the provisions of Section 2.7.1 of the Mortgage Loan Agreement.

2.7.2 Cash Management Account. (a) During the term of the Loan, so long as the Mortgage Loan remains outstanding, Borrower shall cause Mortgage Borrower to establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by CMA Agent in trust and for the benefit of Mortgage Lender, which Cash Management Account shall be under the sole dominion and control of Mortgage Lender and otherwise established and maintained in accordance with the terms of the Mortgage Loan Agreement. Borrower will not and will not cause or permit Mortgage Borrower in any way to alter or modify the Cash Management Account and will notify Administrative Agent of the account number thereof. Mortgage Lender and its servicer shall have the sole and exclusive right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Mortgage Borrower. Borrower shall direct or cause Mortgage Borrower to direct that all cash distributions from the Cash Management Account to be paid to Administrative Agent for the benefit of Lenders in accordance with the Cash Management Agreement (including the Net Liquidation Proceeds After Debt Service) be deposited with Administrative Agent (for the benefit of Lenders).

(b) Intentionally Omitted.

(c) The insufficiency of funds on deposit in the Cash Management Account and the applicable subaccounts thereof shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(d) Except as otherwise expressly provided in this Agreement or the CPLV Lease SNDA, all funds on deposit in the applicable subaccounts of the Cash Management Account following the occurrence and during the continuance of an Event of Default may be applied by Administrative Agent in such order and priority as Administrative Agent shall determine in its sole and unfettered discretion.

2.7.3 Payments Received under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to this Agreement on the dates each such payment is required, regardless of whether any of such amounts are so applied by Mortgage Lender, CMA Agent or Administrative Agent, provided that if the Event of Default arises solely from a CPLV Lease Default, prior to a Priority Waterfall Cessation Event, Administrative Agent shall apply amounts on deposit in the applicable subaccounts of the Cash Management Account to payment of the Priority Waterfall Payments and any amounts remaining in such subaccounts after payment of the Priority Waterfall Payments shall be deposited in the Excess Cash Flow Reserve.

2.7.4 Distributions to Mezzanine Borrowers. All transfers of funds on deposit in the Cash Management Account to the applicable subaccounts or otherwise to or for the benefit of any Mezzanine Lender, pursuant to this Agreement, the Cash Management Agreement or any of the other Loan Documents, Mortgage Loan Documents, Mezzanine B Loan Documents or Mezzanine C Loan Documents are intended by Borrower, Mortgage Borrower, Mezzanine B Borrower, Mezzanine C Borrower, Mortgage Lender and the Mezzanine Lenders to constitute, and shall constitute, distributions from Mortgage Borrower to Borrower, from Borrower to Mezzanine B Borrower, and from Mezzanine B Borrower to Mezzanine C Borrower, as applicable. No provision of the Loan Documents, Mezzanine B Loan Documents or the Mezzanine C Loan Documents shall create a debtor-creditor relationship between Mortgage Borrower and any Mezzanine Lender.

2.7.5 Replacement Lockbox Agreement and Cash Management Agreement. If Mortgage Borrower is no longer required to maintain the Lockbox Account or the Cash Management Account in accordance with the Mortgage Loan Documents, Borrower shall establish a lockbox account or cash management account (the “Replacement Cash Management Account”) and cash management system (as applicable) with Administrative Agent and Collateral Agent pursuant to a replacement lockbox account agreement or cash management agreement (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Replacement Cash Management Agreement”) (as applicable) in a form reasonably acceptable to Borrower and Administrative Agent, which replacement lockbox account agreement or Replacement Cash Management Agreement shall be substantially the same as the Lockbox Agreement or Cash Management Agreement (as applicable).

Section 2.8 Withholding Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Section 2.8 Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Borrower or the Administrative Agent) requires the deduction or withholding of any Section 2.8 Tax from any such payment by the Borrower or Administrative Agent, then the Borrower and Administrative Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Section 2.8 Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Lender or Administrative Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Borrower. The Borrower shall indemnify Lender and Administrative Agent, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or Administrative Agent or required to be withheld or deducted from a payment to such Lender or Administrative Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Section 2.8 Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.8, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and Administrative Agent, at the time or times reasonably requested by the Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or Administrative Agent as will enable the Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.8(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit A-I to the effect that such

Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(4) to the extent a Foreign Lender is a partnership or is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit A-II or Exhibit A-III, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit A-IV on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Administrative Agent as may be necessary for the Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Section 2.8 Taxes as to which it has been indemnified pursuant to this Section 2.8 (including by the payment of additional amounts pursuant to this Section 2.8), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Section 2.8 Taxes giving rise to such refund), net of all out-of-pocket expenses (including Section 2.8 Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Section 2.8 Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Section 2.8 Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Section 2.8 Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Indemnification by the Lenders. Each Lender shall severally indemnify Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Section 2.8 Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.1.1(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Section 2.8 Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this paragraph (g).

(h) Survival. Each party’s obligations under this Section 2.8 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE III – INTENTIONALLY OMITTED

ARTICLE IV – REPRESENTATIONS AND WARRANTIES

Section 4.1 Borrower Representations. Borrower represents and warrants to Administrative Agent, Collateral Agent and each Lender as of the date hereof that:

4.1.1 Organization. Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own the Collateral and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the Collateral and to transact the businesses in which it is now engaged (except to the extent that the failure to possess such rights, licenses and permits would not reasonably be expected to have a Material Adverse Effect), and the sole business of Borrower is the ownership of the Collateral. The ownership interests in Borrower are as set forth on the organizational chart attached hereto as Schedule III.

4.1.2 Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3 No Conflicts. (a) The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents, including Permitted Encumbrances) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which any of the Collateral or Borrower’s assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

(b) Borrower has obtained all consents and approvals, including all approvals of Governmental Authorities including Gaming Authorities, if required, in connection with the execution, delivery and performance by Borrower of the Loan Documents (including by Mortgage Lender and each Mezzanine Lender, subject to the limitations upon the exercise of its rights and remedies under the Loan Documents pursuant to applicable Gaming Laws) and the ownership of the Collateral, and in each case, its performance of its obligations thereunder, and shall promptly execute any and all such instruments and documents, deliver any certificates and do all such other acts or things required by the Gaming Authorities to maintain or keep current such approvals.

4.1.4 Litigation. Other than as set forth on Schedule 4.1.4 attached hereto, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s Knowledge, threatened against or affecting Borrower, Mortgage Borrower, Guarantor, the Collateral or the Property, which actions, suits or proceedings, if determined against Borrower, Mortgage Borrower, Guarantor, the Collateral or the Property, would reasonably be expected to have a Material Adverse Effect. Other than as set forth on Schedule 4.1.4, to Borrower’s Knowledge, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or threatened against CPLV Tenant or CPLV Lease Guarantor, which actions, suits or proceedings, if determined against CPLV Tenant or CPLV Lease Guarantor, would reasonably be expected to have a Material Adverse Effect.

4.1.5 Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which would reasonably be expected to have a Material Adverse Effect. Neither Borrower nor Mortgage Borrower is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower, Mortgage Borrower, the Collateral or the Property is bound, except to the extent such default would not reasonably be expected to have a Material Adverse Effect. Neither Borrower nor Mortgage Borrower has any material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower, Mortgage Borrower, the Collateral or the Property is otherwise bound, other than (a) Permitted Indebtedness, (b) obligations under the Loan Documents and (c) obligations under the Mortgage Loan Documents.

4.1.6 Title. The pledgor under the Pledge Agreement is the record and beneficial owner of, and has good title to, the Collateral pledged thereunder, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Permitted Encumbrances in the aggregate do not have a Material Adverse Effect. The Pledge Agreement, together with the UCC Financing Statements relating to the Collateral when properly filed in the appropriate records and Borrower’s delivery of the certificates as set forth in Section 2(b) of the Pledge Agreement to Collateral Agent, will create a valid, perfected first priority security interest in and to the Collateral, all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. No creditor of Borrower other than Collateral Agent (on behalf of the Lenders) has in its possession any certificates or other documents that constitute or evidence the Collateral or the possession of which would be required to perfect a security interest in the Collateral.

4.1.7 Solvency. Borrower has (a) not entered into this transaction or executed this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. After giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower, Mortgage Borrower or any member of Borrower or Mortgage Borrower in the last seven (7) years, and none of Borrower, Mortgage Borrower nor any member of Borrower or Mortgage Borrower in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. None of Borrower, Mortgage Borrower nor any of their respective members are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s or Mortgage Borrower’s respective assets or property, and Borrower has no Knowledge of any Person contemplating the filing of any such petition against it, Mortgage Borrower or such members.

4.1.8 Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading in any material respect. There is no material fact presently known to Borrower which has not been disclosed to Administrative Agent which adversely affects, nor as far as Borrower can foresee, might reasonably be expected to result in a Material Adverse Effect.

4.1.9 ERISA.

(a) Generally. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each of the Borrower, Guarantor and their ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable law relating to any Plans and the regulations and published interpretations thereunder, (ii) no ERISA Event has occurred or is reasonably expected to occur (iii) neither Borrower, Guarantor nor any ERISA Affiliate is or was a party to any Multiemployer Plan and (iv) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by Borrower, Guarantor or any ERISA Affiliate or to which Borrower, Guarantor or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with Statement of Financial Accounting Standards No. 106.

(b) Plan Assets; Prohibited Transactions. Neither the Borrower nor the Guarantor is, and neither shall become an entity deemed to hold Plan Assets. Neither the Borrower nor the Guarantor is a “governmental plan” within the meaning of Section 3(32) of ERISA and transactions by or with Borrower or Guarantor are not subject to any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to Section 406 of ERISA or Section 4975 of the Code (“Similar Law”).

4.1.10 Compliance. Except as disclosed in the zoning report delivered to Administrative Agent prior to the closing, Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, all Gaming Laws building and zoning ordinances and codes, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. Borrower is not in default or violation in any material respect of (i) any order, writ, injunction, decree or demand of any Gaming Authority or (ii) any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower, Mortgage Borrower or to the best of Borrower’s Knowledge, any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. On the Closing Date, the Improvements at the Property were in material compliance with applicable law, except where such non-compliance would not have a Material Adverse Effect. To Borrower’s Knowledge, Borrower, Mortgage Borrower, Guarantor and CPLV Tenant has complied with all federal, state and local laws concerning workers’ compensation, social security, unemployment insurance, worker eligibility, hours of labor, wages, working conditions, harassment, employment discrimination, collective bargaining agreements (including the Collective Bargaining Agreements), employee benefits, hiring, layoff recall and discharge and all other employer/employee and independent contractor related subjects except where failure to comply would not reasonably be expected to have a Material Adverse Effect.

4.1.11 Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Administrative Agent in connection with the Loan (a) to Borrower’s Knowledge, are true, complete and correct in all material respects, (b) to Borrower’s Knowledge, accurately represent in all material respects the financial condition of Borrower, Mortgage Borrower, CPLV Tenant, the Collateral and the Property, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP or the Uniform System of Accounts throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect on the Collateral or the Property or the current operation thereof as a hotel and casino, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower or Mortgage Borrower, or to Borrower’s Knowledge, CPLV Tenant, or the Property from that set forth in said financial statements.

4.1.12 Condemnation.

No Condemnation or other similar proceeding has been commenced or, to the best of Borrower’s Knowledge, is threatened or contemplated in writing with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

4.1.13 Federal Reserve Regulations.

No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14 Intentionally Omitted.

4.1.15 Not a Foreign Person. Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.16 Intentionally Omitted.

4.1.17 Intentionally Omitted.

4.1.18 Enforceability. The Loan Documents are enforceable by Administrative Agent and/or Collateral Agent (or any subsequent holder thereof) in accordance with their respective terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and neither Borrower nor Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.19 No Prior Assignment. There are no prior assignments by Mortgage Borrower of the CPLV Leases or any portion of the CPLV Rents due and payable or to become due and payable which are presently outstanding, except in accordance with the Mortgage Loan Documents. There are no prior assignments of the Collateral which are presently outstanding except in accordance with the Loan Documents.

4.1.20 Insurance. Borrower has obtained or has caused Mortgage Borrower to cause CPLV Tenant to obtain and Borrower has delivered to Administrative Agent certified copies of the Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made or are currently pending, outstanding or otherwise remain unsatisfied under any such Policy that would reasonably be expected to have a Material Adverse Effect, and neither Borrower nor Mortgage Borrower, nor, to Borrower’s Knowledge, any other Person, has done, by act or omission, anything which would impair the coverage of any such Policy.

4.1.21 Intentionally Omitted.

4.1.22 Certificate of Occupancy; Licenses. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits, hospitality licenses, liquor licenses and Gaming Licenses required for the legal use, occupancy and operation of the Property have been obtained and, to Borrower’s Knowledge, are in full force and effect (except for where the failure to obtain such licenses or for such licenses to not be in full force and effect would not reasonably be expected to have a Material Adverse Effect). The use being made of the Property is in conformity in all material respects with the certificate of occupancy and, to Borrower’s Knowledge, Gaming Licenses issued for the Property.

4.1.23 Intentionally Omitted.

4.1.24 Intentionally Omitted.

4.1.25 Intentionally Omitted.

4.1.26 Leases. The Property is not subject to any Leases other than the CPLV Lease, the Ground Leases, the Forum Shops Lease, the Leases entered into by Forum Shops Lessee, as landlord and the Leases described in the rent roll attached hereto as Schedule I and made a part hereof, which rent roll is true, complete and accurate in all material respects with respect to Leases as of the Closing Date. Mortgage Borrower is the owner and lessor of landlord’s interest in the CPLV Lease. As of the Closing Date, CPLV Tenant or the lessee under the Forum Shops Lease is the owner of the landlord’s interest in the Leases. No Person has any possessory interest in the Property or right to occupy the same (other than any short term occupancy by hotel guests) except under and pursuant to the provisions of the CPLV Lease, the Ground Lease and the Leases (including permitted subleases thereof). There has been no prior sale, transfer or assignment, hypothecation or pledge by Mortgage Borrower of the CPLV Lease or the CPLV Rent received therein which is outstanding. No Tenant under any Lease has a right or option pursuant to such Lease to purchase all or any part of the leased premises or the building of which the leased premises are a part.

4.1.27 Intentionally Omitted.

4.1.28 Inventory. Mortgage Borrower or CPLV Tenant is the owner of, or leases all of the Equipment, Fixtures and Personal Property (as such terms are defined in the Mortgage) (other than an immaterial portion of such items) located on or at the Property (except for any Equipment, Fixtures and Personal Property owned by any Tenant), and Borrower shall not (and shall not permit Mortgage Borrower to) lease any Equipment, Fixtures or Personal Property other than as permitted hereunder or under the Mortgage Loan Documents. All of the Equipment, Fixtures and Personal Property (including any Personal Property owned by CPLV Tenant that is subject to the CPLV Security Documents) are sufficient to operate the Property in the manner required hereunder and in the manner in which it is currently operated, except to the extent the same would not reasonably be expected to have a Material Adverse Effect. Mortgage Borrower has not entered into any purchase money indebtedness with respect to any Equipment, Fixtures and Personal Property. To Borrower’s Knowledge, the aggregate amount of all Equipment, Fixtures and Personal Property at the Property subject to any purchase money indebtedness or participation agreement does not and shall not exceed at any time, an amount equal to two and one-half percent (2.5%) of the consolidated total assets of CPLV Tenant that are related to the Property or CPLV Tenant’s operation thereon from time to time.

4.1.29 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid in connection with the Loan and the Loan Documents by any Person under applicable Legal Requirements have been paid. All stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Pledge Agreement, have been paid or will be paid concurrently with the closing of the Loan (and sufficient funds have been escrowed with the title company for such payment).

4.1.30 Special Purpose Entity/Separateness. (a) Until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that (i) each of Borrower and Principal is, shall be and shall continue to be a Special Purpose Entity and (ii) each of Mortgage Borrower and Mortgage Principal is, shall be and shall continue to be a Special Purpose Entity (as defined in the Mortgage Loan Agreement). Notwithstanding anything to the contrary contained herein, it is understood and agreed that in no event shall any direct or indirect member, partner or other interest-holder in (x) Borrower or Principal be required to make any additional capital contributions or loans or otherwise provide funds to Borrower or Principal for any reason, including in order for it to be a “Special Purpose Entity” hereunder or (y) Mortgage Borrower or Mortgage Principal be required to make any additional capital contributions or loans or otherwise provide funds to Mortgage Borrower or Mortgage Principal for any reason, including in order for it to be a “Special Purpose Entity” hereunder.

(b) The representations, warranties and covenants set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable to Administrative Agent, Collateral Agent or the Lenders under this Agreement or any other Loan Document.

(c) Any and all of the stated facts and assumptions made in any Insolvency Opinion, including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects, and Borrower will have complied and will comply with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion. Each Affiliate of Borrower with respect to which an assumption is made or a fact stated in any Insolvency Opinion will have complied and will comply with all such assumptions and facts in each case with respect to it in any such Insolvency Opinion. Borrower covenants that in connection with any Additional Insolvency Opinion delivered in connection with this Agreement it shall provide an updated certification regarding compliance with the facts and assumptions made therein.

(d) Borrower covenants and agrees that (i) Borrower shall provide Administrative Agent with five (5) days’ prior written notice prior to the removal of an Independent Director of any of Borrower and (ii) no Independent Director shall be removed other than for Cause.

(e) The Organizational Documents for each Borrower and Principal that is a Delaware limited liability company shall provide that except for duties to Borrower as set forth in the Organizational Documents (including duties to the member and Borrower’s creditors solely to the extent of their respective economic interests in Borrower, but excluding (i) all other interests of the member, (ii) the interests of other Affiliates of Borrower, and (iii) the interests of any group of Affiliates of which Borrower is a part), the Independent Directors shall not have any fiduciary duties to the member, any officer or any other Person bound by the applicable Borrower’s or Principal’s Organizational Documents; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. The Organizational Documents for each Borrower and Principal that is a Delaware limited liability company shall provide that to the fullest extent permitted by law, including Section 18-1101(e) of the Delaware limited liability company Act, an Independent Director shall not be liable to Borrower, the member or any other Person bound by the applicable Borrower’s or Principal’s Organizational Documents for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct. The Organizational Documents for each Borrower and Principal that is a Delaware limited liability company shall provide that all right, power and authority of the Independent Directors shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in the applicable Borrower’s or Principal’s Organizational Documents. The Organizational Documents for each Borrower and Principal that is a Delaware limited liability company shall provide that notwithstanding any other provision of the applicable Borrower’s or Principal’s Organizational Documents to the contrary, each Independent Director, in its capacity as an Independent Director, may only act, vote or otherwise participate in those matters referred to in Section 9(d)(iii) of the applicable Borrower’s or Principal’s Organizational Documents or as otherwise specifically required by the applicable Organizational Documents, and such Independent Director’s act, vote or other participation shall not be required for the validity of any action taken by the board of directors of such Borrower or Principal unless, pursuant to the provisions of Section 9(d)(iii) of the applicable Borrower’s or Principal’s Organizational Documents or as otherwise specifically provided in the applicable Organizational Documents, such action would be invalid in the absence of the affirmative vote or consent of such Independent Director.

4.1.31 Management Agreement and CPLV Lease Guaranty. Each of the Management Agreement and the CPLV Lease Guaranty is in full force and effect and there is no default thereunder by Mortgage Borrower or to Borrower’s Knowledge, any other party thereto and to Borrower’s Knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.

4.1.32 Illegal Activity. No portion of the Property or the Collateral has been or will be purchased by Mortgage Borrower or Borrower, as applicable, with proceeds of any illegal activity.

4.1.33 No Change in Facts or Circumstances; Disclosure. All information submitted by and on behalf of Borrower to Administrative Agent and in all financial statements, rent rolls (including the rent roll attached hereto as Schedule I), reports, certificates and other documents submitted by or on behalf of Borrower to Administrative Agent in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are, in each case, to Borrower’s knowledge, true, complete and correct in all material respects. To Borrower’s Knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or would be reasonably expected to result in a Material Adverse Effect. To Borrower’s Knowledge, Borrower has disclosed to Administrative Agent all material facts known to Borrower and has not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading.

4.1.34 Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35 Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Mortgage Borrower, Borrower or Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Mortgage Borrower, Borrower or Guarantor, as applicable, with the result that the investment in Mortgage Borrower, Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Mortgage Borrower, Borrower or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Mortgage Borrower, Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.1.36 Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Borrower is organized under the laws of the State of Delaware and its organizational identification number is 6492863.

4.1.37 Environmental Representations and Warranties. Except as otherwise disclosed by the Environmental Report, to Borrower’s Knowledge, (a) there are no Hazardous Substances or underground storage tanks in, on, or under the Property, except those that are (i) in compliance with Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required under Environmental Law) in all material respects, and (ii) in amounts not in excess of that necessary to operate the Property for the purposes set forth in the Loan Agreement which will not result in an environmental condition in, on or under the Property; (b) there are no past, present or threatened Releases of Hazardous Substances in, on, under or from the Property which have not been fully remediated in accordance with Environmental Law; (c) there in not, and Borrower has no Knowledge of and has not received any written notice or other communication relating to any existing threat of any Release of Hazardous Substances migrating onto the Property; (d) there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Property which has not been remediated in all material respects in accordance with Environmental Law; (e) there are not, and Borrower has not received, any written notice or other written communication from any Person (including but not limited to a Governmental Authority) relating to any of the following: (i) any Release or threatened Release of Hazardous Substances at, on or from the Property or the Remediation thereof, (ii) of possible liability of Borrower or any Person pursuant to any Environmental Law arising out of or in connection with the Property, (iii) other environmental conditions in connection with the Property that could reasonably be expected to result in the Borrower incurring material liability under Environmental Law, or (iv) any actual or potential administrative or judicial proceedings in connection with any of the foregoing; and (f) Borrower has truthfully and fully disclosed to Administrative Agent, in writing, any and all material information in Borrower’s or Mortgage Borrower’s possession or otherwise known or available to Borrower relating to any material environmental conditions in, on, under or from the Properties or any Releases or threatened Releases of Hazardous Substances.

4.1.38 Lockbox Agreement; Cash Management Account.

(a) Other than in connection with the Mortgage Loan Documents and except for Permitted Encumbrances, Mortgage Borrower has not sold, pledged, transferred or otherwise conveyed the Lockbox Account or the Cash Management Account; and

(b) Any amounts or revenues from the Property which are the property of or payable to Mortgage Borrower, are not subject to any cash management system (other than pursuant to the Mortgage Loan Documents), and any and all existing tenant instruction letters issued in connection with any previous financing have been duly terminated prior to the date hereof.

4.1.39 Taxes. Borrower is not subject to U.S. federal income tax on a net income basis. Borrower has timely filed or caused to be filed all U.S. federal and other material tax returns and reports required to have been filed by it and has timely paid or caused to be paid all U.S. federal and other material Section 2.8 Taxes required to have been paid by it, except for (a) any such Section 2.8 Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves in accordance with GAAP, and (b) Taxes and Other Charges, the payment of which shall be governed by Section 5.1.2 and Section 7.2 hereof.

4.1.40 Ground Lease.

(a) The Ground Lease or a memorandum of the Ground Lease has been duly recorded. The Ground Lease permits the interest of Borrower in Mortgage Borrower to be encumbered by the Pledge Agreement. There have not been amendments or modifications to the terms of the Ground Lease since recordation of the Ground Lease (or a memorandum thereof), with the exception of written instruments which have been recorded or as disclosed to Administrative Agent in this Agreement.

(b) The Ground Lease may not be terminated, surrendered or amended without the prior written consent of Administrative Agent; provided that the Ground Lessor shall not be prevented from exercising its remedies in accordance with the Ground Lease if the obligations of Mortgage Borrower under the Ground Lease are not performed as provided in the Ground Lease.

(c) Except for the Permitted Encumbrances and other encumbrances of record, Borrower’s indirect interest in the Ground Lease is not subject to any Liens or encumbrances superior to, or of equal priority with, the applicable Mortgage other than the Ground Lessor’s related fee interest.

(d) Borrower’s indirect interest in the Ground Lease is assignable without the consent of the Ground Lessor to Administrative Agent, Collateral Agent, the purchaser at any foreclosure sale or the transferee under an assignment in lieu of foreclosure in connection with the foreclosure of the Lien of the Pledge Agreement or transfer of Borrower’s ownership interest of Mortgage Borrower by assignment in lieu of foreclosure. Thereafter, such indirect interest in the Ground Lease is further assignable by such transferee and its successors and assigns without the consent of the Ground Lessor.

(e) As of the date hereof, the Ground Lease is in full force and effect and no default has occurred on the part of the Mortgage Borrower under the Ground Lease, nor to Borrower’s knowledge has any default occurred by the Ground Lessor under such Ground Lease (except in each case, any such default that has been previously cured). There is no existing condition which, but for the passage of time or the giving of notice, could result in a default by the Mortgage Borrower or Ground Lessor under the terms of such Ground Lease.

(f) Under the terms of the Ground Lease, the Mortgage Loan Documents and the Loan Documents, taken together, any related insurance and condemnation proceeds that are paid or awarded to Mortgage Borrower with respect to the leasehold interest will be applied either to the repair or restoration of all or part of the Property, with Mortgage Lender having the right subject to the terms of the Mortgage Loan Documents to hold and disburse the proceeds as the repair or restoration progresses, or to the payment of the outstanding principal balance of the Loan or Mortgage Loan together with any accrued interest thereon.

(g) The Ground Lease requires the Ground Lessor to give notice of any default by Mortgage Borrower to Mortgage Lender and Administrative Agent prior to exercising its remedies thereunder.

(h) Mortgage Lender is permitted the opportunity to cure any default under the Ground Lease, which is curable after the receipt of notice of the default before the Ground Lessor thereunder may terminate the Ground Lease.

(i) The Ground Lease has a term which extends not less than thirty (30) years beyond the Maturity Date (including any unexercised option periods and automatic renewal periods).

(j) The Ground Lease requires the Ground Lessor to enter into a new lease upon termination (prior to expiration of the term thereof) of the Ground Lease for any reason, including rejection or disaffirmation of the Ground Lease in a bankruptcy proceeding.

4.1.41 Gaming Licenses and Operating Permits. (a) Schedule 4.1.41 contains a correct and complete list of all Gaming Licenses for the Property and the holder thereof.

(b) Mortgage Borrower or, to Borrower’s Knowledge, CPLV Tenant possesses all applicable licenses, permits, franchises, authorizations, certificates, approvals and consents with respect to the Property, including, without limitation, all certificates of occupancy, except to the extent the failure to possess such licenses, permits, franchises, authorizations, certificates, approvals and consents would not reasonably be expected to have a Material Adverse Effect. To Borrower’s Knowledge, CPLV Tenant or its subsidiaries possesses all applicable licenses, permits, franchises, authorizations, certificates, approvals and consents, including, without limitation, all environmental, liquor, gaming, health and safety licenses of all Governmental Authorities which are material to the conduct of their business and the use, occupation and operation of the Property, including all Gaming Licenses (collectively, “Operating Permits”) and each such Operating Permit is in full force and effect (unless, in the case of any Operating Permit, such Operating Permit is no longer necessary or advisable for the conduct of CPLV Tenant’s business in accordance with the terms of the CPLV Lease and hereunder). Each of Mortgage Borrower and its Affiliates, and to Borrower’s Knowledge, CPLV Tenant and its Affiliates are in compliance with all such Operating Permits and no event (including, without limitation, any material violation of any law, rule or regulation) has occurred which would be reasonably likely to lead to the revocation, limitation, conditioning or termination of any such Operating Permit or the imposition of any material restriction thereon.

(c) Mortgage Borrower and any other Affiliate of Mortgage Borrower and to Borrower’s Knowledge, CPLV Tenant and any other Affiliate of CPLV Tenant which is required to possess a Gaming License under Gaming Regulations, possesses all Gaming Licenses which are material to the conduct of their business and the ownership, use, occupation and operation of the Property or any portion thereof. Further, Borrower hereby represents and warrants as follows:

(i) Each Gaming License held by Mortgage Borrower or its Affiliates and to the Knowledge of Borrower, held by CPLV Tenant or its Affiliates, is in full force and effect and has not been amended or otherwise modified, rescinded, revoked or assigned;

(ii) Mortgage Borrower and to Borrower’s Knowledge, CPLV Tenant and each of Mortgage Borrower’s and CPLV Tenant’s respective Affiliates, directors, members, managers, officers, key personnel and Persons holding an equity or economic interest directly or indirectly in Mortgage Borrower, or CPLV Tenant is in compliance in all material respects with all such Gaming Licenses (to the extent required by Legal Requirements), and no event (including, without limitation, any material violation of any Legal Requirements) has occurred which would be reasonably likely to lead to the revocation, limitation, conditioning or termination of any such Gaming Licenses or the imposition of any restriction thereon;

(iii) Borrower has no reason to believe that CPLV Tenant will not be able to maintain in effect all Gaming Licenses necessary for the lawful conduct of their business or operations wherever now conducted and as planned to be conducted, including the ownership and operation of the Casino Components, pursuant to all applicable Legal Requirements;

(iv) Neither Mortgage Borrower nor to Borrower’s Knowledge, CPLV Tenant is in default in any material respect under, or in violation in any material respect of, any Gaming License (and no event has occurred, and no condition exists, which, with the giving of notice or passage of time or both, would constitute a default thereunder or violation thereof that has caused or would reasonably be expected to cause the loss of any Gaming License) (unless, in the case of any Gaming License, such Gaming License is no longer necessary or advisable for the conduct of Mortgage Borrower’s or CPLV Tenant’s, as applicable, business);

(v) Neither Mortgage Borrower nor to Borrower’s Knowledge, CPLV Tenant has received any notice of any violation of Legal Requirements which has caused or would reasonably be expected to cause any Gaming License to be suspended, forfeited, modified in any manner, conditioned, limited, not renewed, rescinded or revoked (unless, in the case of any Gaming License, such Gaming License is no longer necessary or advisable for the conduct of Mortgage Borrower’s or CPLV Tenant’s, as applicable, business);

(vi) No condition exists or event has occurred which would reasonably be expected to result in the suspension, revocation, impairment, limitation, conditioning, forfeiture, rescission or non-renewal of any Gaming License held by Mortgage Borrower or its Affiliates or to the Borrower’s Knowledge, held by CPLV Tenant or its Affiliates (unless, in the case of any Gaming License, such Gaming License is no longer necessary or advisable for the conduct of Mortgage Borrower’s or CPLV Tenant’s, as applicable, business); and

(vii) The continuation, validity and effectiveness of all Gaming Licenses will not be adversely affected by the transactions contemplated by this Agreement.

(d) There is no proceeding, investigation or disciplinary action by or before any Governmental Authority, any Gaming Authority, under any Gaming Law or other Legal Requirement or otherwise with respect to any Gaming License or other Operating Permit (other than any administrative proceedings or investigations in the ordinary course which are customarily performed by the Gaming Authorities on all Persons with Gaming Licenses that does not seek to refrain, enjoin, prevent or impair the operations of the Casino Component in the manner required hereunder or under the Mortgage Loan Agreement) pending against Mortgage Borrower or its Affiliates or to the Borrower’s Knowledge against CPLV Tenant or its Affiliates with respect to the Property or, to Borrower’s Knowledge, threatened against Mortgage Borrower or CPLV Tenant or, to Borrower’s Knowledge, any of their respective directors, members, managers, officers, key personnel or Persons holding a direct or indirect equity or economic interest in Mortgage Borrower or CPLV Tenant.

(e) There is no proceeding before any Gaming Authority or any other Governmental Authority, under any Gaming Law, Legal Requirements or otherwise with respect to any Gaming License or other Operating Permit or before any other Governmental Authority pending against

Borrower or its Affiliates or, to Borrower’s knowledge, against CPLV Tenant or its Affiliates or, to Borrower’s Knowledge, threatened in writing, in each case, either (a) in connection with, or that seeks to restrain, enjoin, prevent the consummation of or otherwise challenge, any of the Loan Documents or any of the transactions contemplated therein, or (b) that could reasonably be expected to have a Material Adverse Effect.

(f) Neither the execution, delivery or performance of any of the Mortgage Loan Documents or any of the Loan Documents (nor the Securitization (as defined in the Mortgage Loan Agreement) of the Mortgage Loan or any participations in the Loan or Mortgage Loan, or the creation or sale of any of the Mezzanine Loans) will (i) require the consent of any Gaming Authority not heretofore obtained or (ii) allow or result in the imposition of any material penalty under, or the revocation or termination of, any Gaming License or any material impairment of the rights of the holder of any Gaming License.

(g) Mortgage Borrower has obtained all Operating Permits from Gaming Authorities that are required in order to permit the closing of the Mortgage Loan, the Loan and the other Mezzanine Loans (if required), or in connection with the CPLV Lease and the other CPLV Lease Documents, or to permit the conveyances of the Property to Mortgage Borrower (effected immediately prior hereto) and the operation of the Property as currently conducted.

4.1.42 Labor. No work stoppage, labor strike, slowdown or lockout is pending or, to Borrower’s knowledge, threatened by employees and other laborers at the Property. Except as would not otherwise be reasonably expected to have a Material Adverse Effect, (i) there are no pending or, to the Borrower’s Knowledge, threatened material labor disputes, material grievances or litigations relating to labor matters involving any employees at the Property, including, without limitation, claims alleging violation of any federal, state or local labor, wage and hour, safety or employment laws (domestic or foreign) and/or charges of unfair labor practices or discrimination complaints, (ii) Mortgage Borrower is not and to the Borrower’s Knowledge, CPLV Tenant is not engaged with respect to the Property, in any material unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act, (iii) as of the Closing Date, Mortgage Borrower is not a party to, or bound by, any existing collective bargaining agreement or union contract with respect to employees and other laborers at the Property, (iv) except for those certain Collective Bargaining Agreement set forth on Schedule 1.2 attached hereto, as of the Closing Date, to Borrower’s Knowledge, CPLV Tenant is not a party to, or bound by, any existing collective bargaining agreement or union contract with respect to employees and other laborers at the Property. As of the Closing Date, there are no material amounts payable by Mortgage Borrower or to Borrower’s Knowledge, CPLV Tenant to any employees or former employees under any exit award agreements and retention award agreements.

4.1.43 CPLV Lease. Mortgage Borrower is the owner and lessor of landlord’s interest in the CPLV Lease. CPLV Tenant is the tenant under the CPLV Lease. The current CPLV Lease is in full force and effect and there are no material defaults thereunder by Mortgage Borrower or to Borrower’s Knowledge, any other party thereto and to Borrower’s Knowledge, there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. The CPLV Lease does not constitute a financing or convey any interest in the Property other than the leasehold interest (or sub-leasehold interest, as applicable) to CPLV

Tenant therein demised thereby. No CPLV Rent has been paid more than one (1) month in advance of its due date. To Borrower’s Knowledge, all security deposits (if any) are held by CPLV Tenant in accordance with applicable law. All work (if any) to be performed by Mortgage Borrower under the CPLV Lease as of the date hereof has been performed as required and has been accepted by CPLV Tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Mortgage Borrower to CPLV Tenant has already been received by CPLV Tenant. There has been no prior sale, transfer or assignment, hypothecation or pledge of Mortgage Borrower’s interest in the CPLV Lease or of the CPLV Rents received therein which is outstanding other than pursuant to the Mortgage Loan Documents. To Borrower’s Knowledge, CPLV Tenant has not assigned the CPLV Lease (other than to secure the CPLV Tenant Loan) or sublet all or any portion of the premises demised thereby other than pursuant to a Lease. CPLV Tenant has no right or option pursuant to the CPLV Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. All of the representations and warranties of Mortgage Borrower set forth in Article VIII and Article XXXIX of the CPLV Lease are true, complete in all material respects as of the date hereof.

4.1.44 Intellectual Property. To Borrower’s Knowledge, IP Owner either owns or has valid enforceable right to use all Intellectual Property, including all Intellectual Property set forth on the IP Schedule, necessary for the current conduct of CPLV Tenant’s business and the operation of the Property (collectively, the “CPLV Intellectual Property”). To Borrower’s Knowledge, IP Owner is duly qualified under applicable law in each jurisdiction in which it is required to be qualified pursuant to applicable Legal Requirements in order to act as a licensor or licensee of the aforementioned CPLV Intellectual Property and sublicensor under the applicable IP Licenses. Attached hereto as Schedule 4.1.44 hereof is a complete and accurate list of the material registrations and pending applications for CPLV Intellectual Property owned by CPLV Tenant, anywhere in the world, and all material IP Licenses necessary for the current conduct of CPLV Tenant’s business and the operation of the Property, including exclusive IP Licenses to which CPLV Tenant is an exclusive licensee (the “IP Schedule”). There are no actions or proceedings pending against Mortgage Borrower, or to Borrower’s Knowledge, pending against IP Owner or threatened by or against Mortgage Borrower or IP Owner: (x) alleging the infringement, dilution, misappropriation, or other violation of any CPLV Intellectual Property or (y) seeking to limit, cancel, or question the validity or enforceability of any IP Collateral (including, without limitation, the right to proceeds therefrom and the right to bring an action at law or in equity for any infringement, dilution, or violation of such CPLV Intellectual Property and to collect all damages, settlements, and proceeds relating to such CPLV Intellectual Property), or IP Owner’s rights or interests therein, or use thereof. To Borrower’s Knowledge, no Person has interfered with, infringed upon, diluted, misappropriated, or otherwise come into conflict with any CPLV Intellectual Property of IP Owner other than to the extent the same would not reasonably be expected to have a Material Adverse Effect. To Borrower’s Knowledge, neither the CPLV Intellectual Property owned by IP Owner nor IP Owner’s use of any CPLV Intellectual Property is subject to any outstanding injunction, judgment, order, decree, ruling, or charge. To Borrower’s Knowledge, IP Owner has made all filings and recordations necessary to adequately effect, reflect, and protect IP Owner’s ownership in, right to use, or its license of CPLV Intellectual Property used or held for the use, ownership, management, leasing, renovation, financing, development, operation and maintenance of the Property by CPLV Tenant. To Borrower’s Knowledge, (x) all Intellectual Property set forth on the IP Schedule is subsisting, unexpired, has not been abandoned in any applicable jurisdiction, (y) is valid and enforceable and (z) the use of the IP Collateral in the manner in which it is currently used or intended to be used does not infringe, dilute, misappropriate, or otherwise violate the rights of any Person in any material respect, other than, in each case of (x) through (z), to the extent the same would not reasonably be expected to have a Material Adverse Effect.

4.1.45 Operation of the Property. The licenses, permits, and regulatory agreements, approvals and registrations relating to the Property, including the Gaming Licenses, may not be, and have not been, transferred by Borrower, Mortgage Borrower or to Borrower’s Knowledge, by CPLV Tenant, to any location other than the Property; have not been pledged as collateral security for any other loan or indebtedness that is outstanding as of the Closing Date other than the Mortgage Loan; and are held by Mortgage Borrower or to Borrower’s Knowledge, by CPLV Tenant, free from restrictions or known conflicts that would materially impair the use or operation of the Property as intended, are in full force and effect and in good standing and are not provisional, conditional or probationary in any manner (except in each case, to the extent that the failure to be in full force and effect or good standing would not reasonably be expected to have a Material Adverse Effect).

4.1.46 Intellectual Property Title and Lien.

(a) To Borrower’s Knowledge, the IP Owners own and have good and marketable title to the CPLV Intellectual Property listed as owned by IP Owner on the IP Schedule and its rights under the IP Licenses, free and clear of all Liens whatsoever except the Permitted Encumbrances and the CPLV Trademark Security Agreement.

(b) The CPLV IP Security Agreement, when properly recorded in the appropriate offices and/or with the applicable Governmental Authority when required by law, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create a valid, perfected first priority lien in favor of Mortgage Borrower on the applicable CPLV Intellectual Property and CPLV Tenant’s rights in, to and under the IP Collateral, subject only to Permitted Encumbrances.

(c) The IP Security Agreement, when properly recorded in the appropriate offices and/or with the applicable Governmental Authority when required by law, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create a valid, perfected first priority lien in favor of Mortgage Lender on the applicable Intellectual Property and Mortgage Borrower’s rights in, to and under the IP Collateral, subject only to Permitted Encumbrances.

(d) To Borrower’s Knowledge, CPLV Tenant has all requisite consents and approvals required by the terms of the IP Licenses or as a matter of law to pledge the IP Collateral to Mortgage Borrower under the CPLV IP Security Agreement and the CPLV Trademark Security Agreement, and for Mortgage Borrower to pledge to Mortgage Lender under the IP Security Agreement. To Borrower’s Knowledge, other than the security interest granted to Mortgage Borrower under the CPLV IP Security Agreement, the CPLV Trademark Security Agreement and to Mortgage Lender under the Mortgage Loan Agreement and under the IP Security Agreement and Permitted Encumbrances, IP Owner has not pledged, assigned, sold, or granted a security interest in CPLV Intellectual Property or IP Licenses to any party. No effective security agreement, financing statement, equivalent security, or lien instrument or continuation statement authorized by Mortgage Borrower or to Borrower’s Knowledge, any IP Owner and listing Mortgage Borrower or such IP Owner as debtor covering all or any part of the IP Collateral has been filed with any Governmental Authority, or is of record in any jurisdiction in the United States or in any foreign jurisdiction, except as may have been filed, recorded, or made by an IP Owner in favor of the Mortgage Borrower in connection with the CPLV IP Security Agreement, and Mortgage Borrower and, to Borrower’s Knowledge, IP Owner have not authorized any such filing.

4.1.47 REOA.

(a) Mortgage Borrower is a party (either directly or as a successor-in-interest) to the REOA and has not been amended or modified and Mortgage Borrower’s interest therein has not been assigned pursuant to any assignment which survives the Closing Date except the assignment to Mortgage Lender pursuant to the Mortgage Loan Documents (provided that Mortgage Borrower has granted CPLV Tenant certain rights and obligations, but not a security interest, under the REOAs as set forth in the CPLV Lease);

(b) to Borrower’s Knowledge, the REOA is in full force and effect and the REOA is in full compliance with all applicable local, state and federal laws, rules and regulations, except where the failure to be in full force and effect or in compliance with applicable local, state and federal laws, rules and regulations would not reasonably be expected to result in a Material Adverse Effect;

(c) Mortgage Borrower has not received any notice of default with respect to the REOA, and to Borrower’s Knowledge, Mortgage Borrower is not in default under the REOA;

(d) Borrower has no Knowledge of any current or outstanding notices of termination or default given with respect to the REOA;

(e) except as disclosed in writing to Administrative Agent, neither Mortgage Borrower nor, to Borrower’s Knowledge, any other party to the REOA has performed any work pursuant to the REOA, the cost of which Mortgage Borrower or to Borrower’s Knowledge such other party is or will be entitled to charge in whole or in part to Mortgage Borrower under the provisions of the REOA except in the ordinary course of operation in accordance with the REOA;

(f) Mortgage Borrower has not received notice of any settlements, claims, counterclaims or defenses and, to Borrower’s Knowledge, there are no set-offs, claims, counterclaims or defenses being asserted in writing, if any, required under the REOA or otherwise known by Borrower for the enforcement of the obligations under the REOA;

(g) Mortgage Borrower has not requested that a matter be submitted to arbitration under the REOA; and

(h) all common charges and other sums due from Mortgage Borrower under the REOA have been paid to the extent they are payable to the date hereof.

4.1.48 Mortgage Loan Representations. (a) All of the representations and warranties contained in the Mortgage Loan Documents are hereby incorporated into this Agreement and deemed made hereunder as and when made thereunder.

4.1.49 No Contractual Obligations. (a) Other than the Loan Documents, the Borrower Operating Agreement and Mortgage Borrower Company Agreement, as of the date of this Agreement, Borrower is not subject to any Contractual Obligations and has not entered into any agreement, instrument or undertaking by which it or its assets are bound (other than certain service agreements entered into by Borrower and its Independent Directors prior to the Closing Date and renewals or replacements thereof and such other agreements, instruments or undertakings that are not material in the aggregate and are immaterial to its activities as a general partner or member of Mortgage Borrower), or has incurred any Indebtedness, and prior to the date of this Agreement Borrower has not entered into any Contractual Obligation, or any agreement, instrument or undertaking by which it or its assets are now bound or now subject to any Indebtedness, other than Permitted Indebtedness.

Section 4.2 Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Administrative Agent, Collateral Agent or any Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Administrative Agent, Collateral Agent and Lenders notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE V – BORROWER COVENANTS

Section 5.1 Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Pledge Agreement encumbering the Collateral (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Administrative Agent, Collateral Agent and each Lender that:

5.1.1 Existence; Compliance with Legal Requirements. Borrower shall, and shall cause Mortgage Borrower to do and to use commercially reasonable efforts to cause CPLV Tenant to do or cause to be done all things necessary to preserve, renew and keep in full force and effect in all material respects its existence, rights, licenses, permits and franchises and comply in all material respects with all Legal Requirements applicable to it, the Collateral and the Property, including, without limitation, building and zoning codes and certificates of occupancy and the procurement of all necessary and required hospitality, liquor, gaming or innkeeper’s licenses. There shall never be committed by Borrower, Borrower shall never permit Mortgage Borrower to, and Borrower shall cause Mortgage Borrower to use commercially reasonable efforts to never permit any other Person, including CPLV Tenant, in occupancy of or involved with the operation or use of the Property, to commit any act or omission affording the federal government or any state or local government the right of forfeiture against the Property, the Collateral or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to permit or cause Mortgage Borrower to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall, shall cause Mortgage Borrower to, and shall cause Mortgage Borrower to use commercially reasonable efforts to cause CPLV Tenant to at all times maintain, preserve and protect all franchises and trade names and preserve in all material respects all the remainder of its property used or useful in the conduct of its business and shall keep the Property in good working order and repair (normal wear and tear and casualty excepted), and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Loan Documents. Borrower shall and shall cause Mortgage Borrower, or shall cause Mortgage Borrower to cause CPLV Tenant to, keep the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in the Mortgage Loan Agreement. After prior written notice to Administrative Agent (except no notice shall be required in the event the amounts subject to contest at any time shall not exceed $1,000,000, individually or in the aggregate), Borrower, at Borrower’s own expense, may contest or cause Mortgage Borrower (at Mortgage Borrower’s own expense) (or Mortgage Borrower may permit CPLV Tenant to, at CPLV Tenant’s own expense) to contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower, Mortgage Borrower, CPLV Tenant, the Collateral or the Property or any alleged violation of any Legal Requirement, provided that any contest by CPLV Tenant shall be conducted in accordance with the CPLV Lease and the CPLV Lease SNDA, provided, further, that, with respect to any contest by Borrower or Mortgage Borrower, (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower or Mortgage Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor the Collateral nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall, and shall cause Mortgage Borrower to, promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower, Mortgage Borrower, CPLV Tenant, the Collateral or the Property, as applicable; and (vi) Borrower shall furnish or cause Mortgage Borrower to furnish such security as may be required in the proceeding, or in the event the amount reasonably determined to be necessary to cause compliance with such Legal Requirement exceeds $1,000,000, as may be reasonably requested by Administrative Agent, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith; provided, no such security shall be required to the extent Mortgage Borrower is required to and does provide such security for the same to Mortgage Lender in accordance with the Mortgage Loan Documents. Administrative Agent may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Administrative Agent, the validity, applicability or violation of such Legal Requirement is finally established or the Collateral (or any part thereof or interest therein) or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2 Taxes and Other Charges. Borrower shall cause Mortgage Borrower to, or shall cause Mortgage Borrower to cause CPLV Tenant to, pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof prior to the date the same shall become delinquent; provided, however, Borrower’s obligation to cause Mortgage Borrower to directly pay Taxes shall be suspended for so long as Mortgage Borrower complies with the terms and provisions of Section 7.2 of the Mortgage Loan Agreement. Either Borrower shall, shall cause Mortgage Borrower to, or shall cause Mortgage Borrower to cause CPLV Tenant to, deliver to Administrative Agent receipts for payment or other evidence satisfactory to Administrative Agent that the Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid. Borrower shall furnish to Administrative Agent receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, Borrower is not required to furnish (or caused to be furnished) such receipts for payment of Taxes in the event that such Taxes have been paid by Mortgage Lender pursuant to Section 7.2 of the Mortgage Loan Agreement). Borrower shall not, and shall not permit Mortgage Borrower to or cause CPLV Tenant to, suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property or the Collateral other than Permitted Encumbrances, and shall cause Mortgage Borrower to promptly pay for all utility services provided to the Property, subject to the right to contest as set forth in this Section 5.1.2. After prior written notice to Administrative Agent (except no notice shall be required in the event the amounts subject to contest at any time shall not exceed $1,000,000, individually or in the aggregate), Borrower may cause Mortgage Borrower, at Borrower’s or Mortgage Borrower’s own expense, (or may cause Mortgage Borrower to permit CPLV Tenant, at CPLV Tenant’s cost and expense), to contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that any contest by CPLV Tenant shall be conducted in accordance with the CPLV Lease and the CPLV Lease SNDA; provided, further, that, with respect to any contest by Mortgage Borrower: (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Mortgage Borrower or Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property, the Collateral nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall or shall cause Mortgage Borrower to promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (vi) Borrower shall or shall cause Mortgage Borrower to furnish such security as may be required in the proceeding, or in the event the amount of such Taxes or Other Charges shall reasonably be expected to exceed $1,000,000, as may be reasonably requested by Administrative Agent, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon; provided, no such security shall be required to the extent Mortgage Borrower is required to and does provide such security for the same to Mortgage Lender in accordance with the Mortgage Loan Documents. Administrative Agent may pay over any such cash deposit or part thereof held by Administrative Agent to the claimant entitled thereto at any time when, in the judgment of

Administrative Agent, the entitlement of such claimant is established or the Property or the Collateral (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage or the Pledge Agreement being primed by any related Lien.

5.1.3 Litigation. Borrower shall give prompt written notice to Administrative Agent of any litigation or governmental proceedings pending or threatened against Borrower, Mortgage Borrower or Guarantor, or upon Borrower obtaining Knowledge or receipt of notice thereof against CPLV Tenant and/or CPLV Lease Guarantor, which would reasonably be expected to have a Material Adverse Effect.

5.1.4 Access to Property. Borrower shall cause Mortgage Borrower to, and shall cause Mortgage Borrower to use commercially reasonable efforts to cause CPLV Tenant to, permit agents, representatives and employees of Administrative Agent to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice, subject to applicable Gaming Laws, the rights of Tenants under Leases and the rights of any other third party occupants.

5.1.5 Notice of Material Adverse Change. Borrower shall promptly advise Administrative Agent of any material adverse change in Borrower’s, Mortgage Borrower’s, Mezzanine B Borrower’s, Mezzanine C Borrower’s, Guarantor’s, CPLV Tenant’s or CPLV Lease Guarantor’s condition, financial or otherwise, of which Borrower has Knowledge.

5.1.6 Cooperate in Legal Proceedings. Borrower shall, and shall cause Mortgage Borrower to, cooperate in all reasonable respects fully with Administrative Agent with respect to any proceedings before any Governmental Authority which may in any way adversely affect the rights of Administrative Agent, Collateral Agent and/or any Lender hereunder or any rights obtained by Administrative Agent, Collateral Agent and/or any Lender under any of the other Loan Documents and, in connection therewith, permit Administrative Agent, at its election, to participate in any such proceedings.

5.1.7 Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower.

5.1.8 Award and Insurance Benefits. Subject to the terms of the Mortgage Loan Agreement, Borrower shall, shall cause Mortgage Borrower to and shall cause Mortgage Borrower to cause CPLV Tenant to, cooperate with Administrative Agent in obtaining for Administrative Agent the benefits of any Awards, Insurance Proceeds or Net Liquidation Proceeds After Debt Service lawfully or equitably payable in connection with the Property (other than (x) any portion of any Award or Insurance Proceeds belong to CPLV Tenant under Section 14.1 and 15.2 of the CPLV Lease (excluding, however, any such Award or Insurance Proceeds in respect of Tenant Material Capital Improvements (as defined in the CPLV Lease)), except to the extent Mortgage Borrower is not required to restore the New Hotel Tower in accordance with Section 6.4(g) of the Mortgage Loan Agreement and (y) any portion of any Award or Insurance Proceeds required to be paid to Mortgage Lender under the Mortgage Loan Agreement), and

Administrative Agent shall be reimbursed for any reasonable out-of-pocket expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Administrative Agent in case of Casualty or Condemnation in excess of $50,000,000.00 affecting the Property or any part thereof if an appraisal is not required under the Mortgage Loan Agreement) out of such Insurance Proceeds.

5.1.9 Further Assurances. Borrower shall, shall cause Mortgage Borrower to, and shall cause Mortgage Borrower to use commercially reasonable efforts to cause CPLV Tenant to, at Borrower’s sole cost and expense:

(a) furnish to Administrative Agent all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Administrative Agent in connection therewith;

(b) execute and deliver to Administrative Agent and/or Collateral Agent such documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Administrative Agent and/or Collateral Agent may reasonably require; and

(c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Administrative Agent and/or Collateral Agent shall reasonably require from time.

5.1.10 Principal Place of Business, State of Organization. Borrower will not cause or permit any change to be made in its or Mortgage Borrower’s name, identity (including its trade name or names), place of organization or formation (as set forth in Section 4.1.36 hereof) or Borrower’s or Mortgage Borrower’s limited liability company or partnership or other structure (except as permitted pursuant to Section 5.2.10 hereof); provided, that with respect to a change of name only, Borrower shall be permitted to make such change (or permit Mortgage Borrower to make such change) if Borrower shall have first notified Administrative Agent in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Administrative Agent for the purpose of perfecting or protecting the lien and security interests of Collateral Agent pursuant to this Agreement, and the other Loan Documents. Borrower shall not (and shall not permit Mortgage Borrower to) change its organizational structure (except as expressly permitted pursuant to and in accordance with Section 5.2.10(d) hereof) or place of organization or formation without first obtaining the prior written consent of Administrative Agent, which consent may be given or denied in Administrative Agent’s sole discretion. Upon Administrative Agent’s request, Borrower shall, at Borrower’s sole cost and expense, execute and deliver additional security agreements and other instruments which may be necessary to effectively evidence or perfect Collateral Agent’s security interest in the Collateral as a result of such change of principal place of business or place of organization approved in accordance with the foregoing sentence. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth at the introductory paragraph of this Agreement. Borrower shall not change its organizational identification number.

5.1.11 Financial Reporting. (a) Borrower will keep and maintain or will cause Mortgage Borrower to keep and maintained on a Fiscal Year basis, in accordance with the requirements for a Special Purpose Entity set forth herein in accordance with GAAP, proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense with respect to the Collateral and in connection with the Mortgage Borrower’s ownership of the Property. Administrative Agent shall have the right from time to time at all times during normal business hours upon reasonable notice (and, in any event, not more than two (2) times in any calendar year unless an Event of Default or Material Adverse Effect is continuing, in which case no such restriction shall apply) to examine such books, records and accounts at the office of Borrower, Mortgage Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Administrative Agent shall desire. After the occurrence and during the continuance of an Event of Default, Borrower shall pay any reasonable and actual costs and expenses incurred by Administrative Agent to examine Borrower’s or Mortgage Borrower’s accounting records, as Administrative Agent shall determine to be necessary or appropriate in the protection of Administrative Agent’s or any Lender’s interest.

(b) Borrower will furnish, and will cause Mortgage Borrower to furnish to Administrative Agent annually, (i) within one hundred twenty (120) days following the end of such Fiscal Year of Borrower and Mortgage Borrower, a complete copy of Borrower’s and Mortgage Borrower’s annual financial statements audited by a “Big 4” accounting firm or other independent certified public accountant reasonably acceptable to Administrative Agent in accordance with GAAP for each Fiscal Year and containing statements of profit and loss for Borrower and Mortgage Borrower and a balance sheet for Borrower and Mortgage Borrower (provided, that the requirement under this clause (i) may be satisfied by the delivery to Administrative Agent of the financial statements of the REIT audited by a “Big 4” accounting firm or other independent certified public accountant reasonably acceptable to Administrative Agent, in the form delivered to Administrative Agent prior to the closing or such other form reasonably acceptable to Administrative Agent, so long as the REIT is a Public Vehicle and such financial statements include a supplemental schedule or note to the financial statements presenting an income statement and balance sheet for such Fiscal Year for the Borrower and Mortgage Borrower and shall indicate that each of Borrower and Mortgage Borrower is a separate legal entity from its parents and Affiliates and indicate that neither the assets and liabilities of Borrower or Mortgage Borrower are available to satisfy the debts and other obligations of such Affiliates or any other Person) and (ii) within one hundred twenty (120) days following the end of each Fiscal Year of CEOC and CPC, a complete copy of CEOC and CPC’s annual financial statements audited by a “Big 4” accounting firm or other independent certified public accountant selected by CEOC and/or CPC and reasonably acceptable to Administrative Agent in accordance with GAAP covering the Property and Collateral for such Fiscal Year and containing statements of profit and loss for CEOC and CPC and a balance sheet for CEOC and

CPC, in each case, in the form attached hereto as Exhibit B-1 or such other form reasonably acceptable to Administrative Agent. Such statements shall set forth the financial condition and the results of operations for the Property for such Fiscal Year, and shall include, but not be limited to, amounts representing annual net operating income, net cash flow, gross income, and operating expenses (provided, that the requirement under this clause (ii) may be satisfied by the delivery to Administrative Agent of the financial statements of CEC audited by a “Big 4” accounting firm or other independent certified public accountant reasonably acceptable to Administrative Agent, in the form delivered to Administrative Agent prior to the closing or such other form reasonably acceptable to Administrative Agent, so long as the CEC is a Public Vehicle and such financial statements include a supplemental schedule or note to the financial statements presenting an income statement and balance sheet for such Fiscal Year for CEOC and CPC).

(c) Borrower will, and will cause Mortgage Borrower to furnish, or cause to be furnished, to Administrative Agent on or before sixty-five (65) days after the end of the first three calendar quarters of each fiscal year the following items: (i) quarterly unaudited financial statements, prepared in accordance with GAAP, for CPC, consisting of an income statement and a balance sheet for such calendar quarter, (ii) a calculation of EBITDAR, (iii) a rent roll for the subject months in such quarter; (iv) an occupancy report for the subject months in such quarter setting forth the average daily rate and revenue per available room, and (v) PACE reports, accompanied by an Officer’s Certificate from Borrower stating that such items are the true and complete copies of the financial statements and documents delivered by CPLV Tenant to Mortgage Borrower under the CPLV Lease. In addition, such certificate shall also be accompanied by (x) an Officer’s Certificate stating that the representations and warranties of Borrower set forth in Section 4.1.30 with respect to subsection (xxiii) of the definition of “Special Purpose Entity” are true and correct as of the date of such certificate and (y) a calculation reflecting the annual DSCR for the immediately preceding one (1), two (2) and four (4) quarter periods as of the last day of such calendar quarter.

(d) Prior to a Securitization, Borrower will, and will cause Mortgage Borrower to furnish, or cause to be furnished, to Administrative Agent on or before thirty-five (35) days after the end of each calendar month the following items: (i) monthly and year-to-date operating statements prepared for each calendar month, noting gross revenue, net revenue, operating expenses and operating income (not including any contributions to the Replacement Reserve Fund), and other information reasonably necessary and sufficient to fairly represent the results of operation of operation of CPC during such calendar month and containing a comparison of budgeted income and expenses and the actual income and expenses, in the form attached hereto as Exhibit B-3 or such other form reasonably acceptable to Administrative Agent, (ii) a rent roll for the subject month; (iii) an occupancy report for the subject month setting forth the average daily rate and revenue per available room, and (iv) PACE reports, accompanied by an Officer’s Certificate from Borrower stating that such items are true and complete copies of the financial information delivered by CPLV Tenant to Mortgage Borrower under the CPLV Lease.

(e) For each Fiscal Year beginning January 1, 2018 or thereafter, Borrower shall or shall cause Mortgage Borrower to cause CPLV Tenant or Manager to, submit to Administrative Agent the Annual Budget submitted to Mortgage Lender under the Mortgage Loan Agreement. To the extent that Mortgage Borrower shall have any consent or approval right under the CPLV

Lease of the Annual Budget or any line items thereunder, Borrower shall not permit Mortgage Borrower to grant any such consent during the continuance of an Event of Default without the prior approval of Administrative Agent. Borrower shall, or shall cause Mortgage Borrower to, deliver to Administrative Agent, copies of any other operating and/or capital budgets prepared with respect to the Property by Manager or CPLV Tenant which are delivered or required to be delivered to Borrower or Mortgage Borrower promptly upon Borrower’s receipt.

(f) Borrower shall and shall cause Mortgage Borrower to use commercially reasonable efforts to cause CPLV Tenant to, furnish to Administrative Agent, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property, the Collateral and the financial affairs of CPC, Mortgage Borrower or Borrower as may be reasonably requested by Administrative Agent.

(g) Borrower shall, or shall cause Mortgage Borrower to, furnish to Administrative Agent, within ten (10) Business Days after Administrative Agent’s request (or as soon thereafter as may be reasonably possible), financial and sales information from CPLV Tenant or any Tenant designated by Administrative Agent (to the extent such financial and sales information is required to be provided under the CPLV Lease or the applicable Lease and same is received by Borrower or Mortgage Borrower after request therefor).

(h) Borrower will and will cause Mortgage Borrower to cause (i) Guarantor to furnish to Administrative Agent annually, within one hundred twenty (120) days following the end of each Fiscal Year of Guarantor, financial statements in accordance with GAAP audited by a “Big 4” accounting firm or other independent certified public accountant reasonably acceptable to Administrative Agent, which shall include an annual balance sheet and profit and loss statement of Guarantor, in the form reasonably acceptable to Administrative Agent (provided, that the requirement under this clause (i) may be satisfied by the delivery to Administrative Agent of the financial statements of the REIT audited by a “Big 4” accounting firm or other independent certified public accountant reasonably acceptable to Administrative Agent, in the form reasonably required by Administrative Agent, so long as the REIT is a Public Vehicle and such financial statements include a supplemental schedule or note to the financial statements presenting an income statement and balance sheet for such Fiscal Year for the Guarantor) and (ii) CPLV Tenant to cause CPLV Lease Guarantor to furnish to Administrative Agent annually, within one hundred twenty (120) days following the end of each Fiscal Year of CPLV Lease Guarantor, financial statements audited by a “Big 4” accounting firm or other independent certified public accountant, which shall include an annual balance sheet and profit and loss statement of CPLV Lease Guarantor, in each case, in the form attached hereto as Exhibit B-2 or such other form reasonably acceptable to Administrative Agent.

(i) Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette, and (iii) if requested by Administrative Agent and within the capabilities of Borrower’s or Mortgage Borrower’s data systems without change or modification thereto, in electronic form and prepared using Microsoft Word for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files).    With respect to any information that is non-public and for which Administrative Agent has been informed of the confidential nature thereof by Borrower,

Administrative Agent, Collateral Agent and each Lender shall use commercially reasonable efforts to inform any recipient of such confidential information that it should keep such confidential information confidential; provided that neither Administrative Agent, Collateral Agent nor any Lender shall provide copies of or disclose any entertainment contracts with respect to the Property, the partnership reports or the list of the top accounts at the Property) to any third-party.

(j) Borrower shall provide to Administrative Agent written notice of any material Intellectual Property acquired by Mortgage Borrower (or following receipt of notice of any acquisition of CPLV Intellectual Property by an IP Owner) that is necessary for the use, ownership, management, leasing, renovation, financing, development, operation and maintenance of the Property after the date hereof, in each case which is the subject of a registration or application (including IP Collateral which was theretofore unregistered and becomes the subject of a registration or application) or any exclusive IP Licenses under which Mortgage Borrower (or, following receipt of notice of any license of CPLV Intellectual Property to CPLV Tenant or an IP Owner) is an exclusive licensee. Borrower shall provide such notice with respect to such Intellectual Property to Administrative Agent within thirty-five (35) days after the end of each calendar year in which the acquisition of such Intellectual Property occurred. Further, Borrower authorizes Administrative Agent to modify this Agreement by amending the IP Schedule to include any applications or registrations constituting IP Collateral.

5.1.12 Business and Operations. Borrower shall, shall cause Mortgage Borrower to and shall cause Mortgage Borrower to use commercially reasonable efforts to cause CPLV Tenant to continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property and the Collateral. Borrower shall, shall cause Mortgage Borrower to and shall cause Mortgage Borrower to use commercially reasonable efforts to cause CPLV Tenant to qualify to do business and will remain in good standing under the laws of the jurisdiction of its formation as and to the extent the same are required for the ownership, maintenance, management and operation of the Property and the Collateral. Borrower shall cause Mortgage Borrower to or shall cause Mortgage Borrower to cause CPLV Tenant to at all times during the term of the Loan, continue to own or lease all of Equipment, Fixtures and Personal Property which are necessary to operate the Property in all material respects in the manner required hereunder and in the manner in which it is currently operated.

5.1.13 Title to the Collateral and the Property. Borrower will, and shall cause Mortgage Borrower to, warrant and defend (a) the title to the Property and the Collateral and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and the Mortgage Loan Agreement, (b) the validity and priority of the Lien of the Mortgage on the Property, subject only to Liens permitted hereunder (including Permitted Encumbrances) and under the Mortgage Loan Agreement, and (c) the validity and priority of the Lien of the Pledge Agreement on the Collateral, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse any Lender, Administrative Agent and/or Collateral Agent for any losses, costs, damages or expenses (including reasonable attorneys’ fees and expenses) actually incurred by any Lender, Administrative Agent and/or Collateral Agent if an interest in the Property and/or the Collateral, other than as permitted hereunder, is claimed by another Person.

5.1.14 Costs of Enforcement. In the event (a) Collateral Agent exercises any of all of its rights or remedies under the Pledge Agreement or any other Loan Document as and when permitted thereby or (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower, Mortgage Borrower or any of their respective constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all out-of-pocket costs of collection and defense, including reasonable thirty-party attorneys’ fees and expenses, incurred by any Lender, Administrative Agent and/or Collateral Agent or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.15 Estoppel Statement.

(a) After request by Administrative Agent, Borrower shall within ten (10) days furnish Administrative Agent with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the unpaid principal amount of the Loan, (iii) the Interest Rate of the Loan, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, claimed by Borrower, and (vi) that this Agreement, the Pledge Agreement and the other Loan Documents are valid, legal and binding obligations (subject to bankruptcy, insolvency or other similar laws and general principles of equity) and have not been modified or if modified, giving particulars of such modification; provided, however, that so long as no Event of Default has occurred and is continuing, Borrower shall not be required to provide such statement more than two (2) times in any calendar year.

(b) Borrower shall cause Mortgage Borrower to request and use commercially reasonable efforts to deliver to Administrative Agent any estoppel certificates requested by Mortgage Lender pursuant to Section 5.1.15(b) of the Mortgage Loan Agreement (with Administrative Agent included as a reliance party therein) or, if no such estoppel certificates have been requested by Mortgage Lender pursuant to the Mortgage Loan Agreement in any calendar year, (i) deliver to Administrative Agent upon request estoppel certificates from CPLV Tenant, (ii) deliver to Administrative Agent upon request estoppel certificates from Manager and (iii) cause CPLV Tenant to deliver estoppel certificates from each commercial Tenant leasing space at the Property in form and substance reasonably satisfactory to Administrative Agent, provided that in no event shall Borrower be required to cause the delivery of such estoppel certificates to Administrative Agent and/or Mortgage Lender more frequently than two (2) times in any calendar year.

(c) After request by Administrative Agent, Borrower shall cause Mortgage Borrower to within ten (10) days furnish Administrative Agent with a statement, duly acknowledged and certified with respect to the Mortgage Loan, setting forth (i) the original principal amount of the Mortgage Note, (ii) the unpaid principal amount of the Mortgage Note, (iii) the interest rate of the Mortgage Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Mortgage Loan debt, if any, claimed by Mortgage Borrower, and (vi) that the Mortgage Loan Agreement, the Mortgage and the other Mortgage Loan Documents are valid, legal and binding obligations (subject to bankruptcy, insolvency or other similar laws and general principles of equity) and have not been modified or if modified, giving particulars of such modification; provided, however, that so long as no Event of Default has occurred and is continuing, Borrower shall not be required to seek such statement more than one (1) time in any calendar year.

5.1.16 Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.

5.1.17 Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill in all material respects, each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Administrative Agent.

5.1.18 Intentionally Omitted.

5.1.19 Environmental Covenants. (a) Borrower covenants and agrees that: (i) all uses and operations on or of the Property, by Borrower, Mortgage Borrower or any of its Affiliates shall be, and Borrower shall cause Mortgage Borrower to use commercially reasonable efforts to cause all uses and operations of the Property by CPLV Tenant and any other Person to be, in compliance, in all material respects, with all Environmental Laws and permits issued pursuant thereto; (ii) there shall be no Releases of Hazardous Substances in, on, under or from the Property except for such Releases that are both (x) in compliance, in all material respects, with all Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required by Environmental Law) and (y) either (A) in amounts not in excess of that necessary to operate the Property for the purposes set forth in this Agreement which would not reasonably be expected to result in an environmental condition in, on or under the Property or (B) fully disclosed to Administrative Agent in writing or in the Environmental Report; (iii) Borrower shall not permit Mortgage Borrower to store, and shall cause Mortgage Borrower to take commercially reasonable measures to ensure that all other Persons, including CPLV Tenant, occupying or operating the Property shall not store, any Hazardous Substances in, on, or under the Property, except those that are both (x) in compliance in all material respects with all Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required by Environmental Law and (y) either (A) in amounts not in excess of that necessary to operate the Property for the purposes set forth in this Agreement which would not reasonably be expected to result in an environmental condition in, on or under the Property or (B) fully disclosed to Administrative Agent in writing or in the Environmental Report; (iv) Borrower shall, and shall cause Mortgage Borrower to, keep, or shall cause to be kept, the Property free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower, Mortgage Borrower or any other Person (the “Environmental Liens”); (v) Borrower shall, and shall cause Mortgage Borrower to, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to subsection (b) below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews; (vi) Borrower shall, or shall cause Mortgage Borrower to cause CPLV Tenant to, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Property (including but not limited to sampling, testing and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas), pursuant to any reasonable written request of Administrative Agent made in the event that Administrative Agent has a reasonable good-faith basis to believe that an environmental hazard exists on the Property that would reasonably be expected to (i) endanger, in any material respect, CPLV Tenant, any Tenants or other occupants of the Property or their guests or the general public or (ii) have a Material Adverse Effect (including but not limited to sampling, testing and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas), and share with Administrative Agent the reports and other results thereof, and Administrative Agent and other Indemnified Parties shall be entitled to rely on such reports and other results thereof; (vii) Borrower shall, and shall cause Mortgage Borrower to, at its sole cost and expense, comply with all reasonable written requests of Administrative Agent made in the event that Administrative Agent has a good faith reason to believe that an environmental hazard exists on the Property (including but not limited to a Release of a Hazardous Substance) to (A) reasonably effectuate Remediation of any such environmental hazard as required pursuant to Environmental Law; (B) comply with applicable Environmental Law related thereto; (C) comply with any applicable directive from any Governmental Authority related thereto; and (D) take any other reasonable action necessary or appropriate for protection of human health or the environment with regard to such environmental hazard; (viii) Borrower shall not do, and shall cause Mortgage Borrower not to do, and shall cause Mortgage Borrower to use commercially reasonable efforts to cause CPLV Tenant or other user of the Property to not commit any act relating to the manufacture, use, storage, handling, Release or Remediation of Hazardous Substances that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any Person (whether on or off the Property), impairs or may impair in any material respect the value of the Property, is contrary to any requirement of any insurer, constitutes a public or private nuisance, constitutes waste, or violates any covenant, condition, agreement or easement applicable to the Property in any material respect; and (ix) Borrower shall notify Administrative Agent in writing, promptly upon obtaining actual knowledge of (A) any presence or Releases or threatened Releases of Hazardous Substances in, on, under, from or migrating towards the Property (other than any Hazardous Substances which satisfy the conditions set forth in Section 5.1.19(a)(ii)(x) and (y); (B) any non-compliance with any Environmental Laws related in any way to the Property; (C) any actual or potential Environmental Lien; (D) any required or proposed Remediation of environmental conditions relating to the Property; and (E) any written notice or other written communication of which Borrower becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to either (x) the matters referred to in items (A) through (D) or (y) any other environmental conditions with respect to the Property that are likely to result in liability of Mortgage Borrower, Borrower or any Person holding an interest in the Property pursuant to any Environmental Law, including any actual or potential administrative or judicial proceedings in connection with the matters referred to in this Section 5.1.19.

(b) In the event that Administrative Agent has a reasonable good-faith basis to believe that an environmental hazard exists on the Property that would reasonably be expected to (i) endanger, in any material respect, CPLV Tenant, any Tenants or other occupants of the Property or their guests or the general public or (ii) have a Material Adverse Effect, upon reasonable notice from Administrative Agent, Borrower shall or shall cause Mortgage Borrower to, at Borrower’s expense, promptly cause a qualified engineer or consultant reasonably satisfactory to Administrative Agent to conduct an environmental assessment or audit with respect to such environmental hazard (the scope of which shall be reasonably satisfactory to

Administrative Agent) which may include taking any samples of soil, groundwater or other water, air, or building materials or any other invasive testing reasonably requested by Administrative Agent and promptly deliver the results of any such assessment, audit, sampling or other testing to Administrative Agent ; provided, however, if such results are not delivered to Administrative Agent within a reasonable period or if Administrative Agent has a good faith reason to believe that an environmental hazard exists on the Property that, in Administrative Agent’s reasonable judgment, poses an imminent danger, in any material respect, to any Tenant or other occupant of the Property or their guests or the general public or may materially and adversely affect the value of the Property, upon reasonable advance notice to Borrower (subject to the rights of CPLV Tenant, Tenants and any other third-party occupants of the Property and compliance with any applicable Gaming Laws), Administrative Agent and any other Person designated by Administrative Agent, including but not limited to any receiver, any representative of a governmental entity with relevant jurisdiction, and any environmental consultant, shall have the right, but not the obligation, to enter upon the Property at all reasonable times to assess any and all aspects of the environmental condition of the Property related to the environmental hazard, including but not limited to conducting any environmental assessment or audit with respect to such environmental hazard (the scope of which shall be determined in Administrative Agent’s reasonable discretion) which may include taking samples of soil, groundwater or other water, air, or building materials, and reasonably conducting other invasive testing. Borrower shall reasonably cooperate with and provide Administrative Agent and any such Person designated by Administrative Agent with access to the Property and Borrower shall be permitted to accompany and observe (but not otherwise disrupt or restrict) Administrative Agent or any other Person designated by Administrative Agent during such assessment, audit, sampling or testing.

(c) Intentionally Omitted.

(d) Borrower hereby represents and warrants that attached hereto as Exhibit C is a true and complete copy of the Asbestos Operations & Maintenance Plan, dated as of September 19, 2017, prepared by EMG (“O&M Program”), and (b) Borrower has as of the date hereof complied, and has caused Mortgage Borrower to comply, in all material respects with the O&M Program. Borrower hereby covenants and agrees that, during the term of the Loan, including any extension or renewal thereof, Borrower shall, and shall cause Mortgage Borrower to, comply in all material respects with the terms and conditions of the O&M Program.

(e) Borrower hereby covenants to cause Mortgage Borrower to perform, or cause to be performed, the Focused Indoor Air Quality Assessment at Caesars Palace, Las Vegas, Nevada, as described in the September 6, 2017 proposal from EHS Support (“IAQ Assessment”). Borrower covenants to provide the results of the IAQ Assessment to Administrative Agent within three (3) Business Days of Borrower’s receipt of the results. To the extent one of more of the sampling results from the IAQ Assessment exceed the applicable vapor intrusion screening levels as recommended by the US EPA OSWER Technical Guide for Assessing and Mitigating the Vapor Intrusion Pathway from Subsurface Vapor Sources to Indoor Air (US EPA 2015), Borrower covenants to cause Mortgage Borrower to perform any recommended or appropriate human health evaluations and/or vapor mitigation.

5.1.20 Leasing Matters. (a) Borrower shall not permit Mortgage Borrower to enter into any Leases other than the CPLV Lease and Borrower shall cause Mortgage Borrower to enforce its rights in a commercially reasonable manner, the provisions of the CPLV Lease with respect to any leases or subleases at the Property. Borrower shall not permit Mortgage Borrower to and shall cause Mortgage Borrower to use commercially reasonable efforts to not permit CPLV Tenant to enter into any Leases with respect to the Property, other than as set forth in this Section 5.1.20.

(b) Borrower shall not permit Mortgage Borrower to permit CPLV Tenant to assign or otherwise transfer the CPLV Lease or any interest therein, except in accordance with Section 5.2.10(e) hereof. CPLV Tenant shall be permitted to sublease a portion of the Property pursuant to Leases; provided that (i) each Lease entered into by CPLV Tenant shall be entered into in accordance with the terms of the CPLV Lease, and (ii) subject to Section 5.1.20(c) of the Mortgage Loan Agreement, all Leases executed by Borrower after the date hereof shall provide that they are subordinate to the Mortgage and that the Tenant agrees to attorn to Mortgage Lender or any purchaser at a sale by foreclosure or power of sale. Notwithstanding anything to the contrary herein, Borrower shall not permit Mortgage Borrower to permit CPLV Tenant to enter into any Lease for all or substantially all of the Property without the prior written consent of Administrative Agent.

5.1.21 Alterations. (a) Borrower shall cause Mortgage Borrower to obtain Mortgage Lender’s prior written consent to any alterations to any Improvements (each, an “Alteration” and collectively, “Alterations”) as and when required pursuant to Section 5.1.21 of the Mortgage Loan Agreement. Following the repayment of the Mortgage Loan in full, Borrower shall obtain the Administrative Agent’s prior written consent to any Alterations, which consent shall not be unreasonably withheld or delayed except with respect to Alterations that would reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, Administrative Agent’s consent shall not be required in connection with any Alterations that (i) will not have a Material Adverse Effect and the cost of any individual Alteration project does not exceed $75,000,000 (the “Threshold Amount”), (ii) any Alterations set forth on Schedule 5.1.21 hereto (the “Pre-Approved Alterations”), (iii) Replacements if there are sufficient reserves on deposit in the Replacement Reserve Fund to pay for such obligations, (iv) that are Required Repairs, (v) to address any life safety issues to avoid imminent danger to the health or safety of Persons at the Property or the Property, (vi) are required to comply with Legal Requirements which will not have a Material Adverse Effect and are not subject to contracts with an aggregate remaining cost in excess of the Threshold Amount, or (vii) Alterations performed in connection with the Restoration of the Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of the Mortgage Loan Agreement. Administrative Agent shall grant or deny any consent required under this Section 5.1.21 within ten (10) Business Days after the receipt of the applicable request and all documents reasonably necessary in connection therewith. In the event that Administrative Agent fails to respond within such ten (10) Business Day period and such request was marked in bold lettering with the following language: “ADMINISTRATIVE AGENT’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT AMONG THE UNDERSIGNED, ADMINISTRATIVE AGENT, COLLATERAL AGENT AND LENDERS PARTY THERETO” and the envelope containing the such notice shall have been marked

“PRIORITY-DEEMED APPROVAL MAY APPLY”, and Borrower has submitted a second request for consent after such ten (10) Business Day period accompanied by all documents reasonably necessary in connection therewith, which such second notice shall have been marked in bold lettering with the following language: “ADMINISTRATIVE AGENT’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT AMONG THE UNDERSIGNED, ADMINISTRATIVE AGENT, COLLATERAL AGENT AND LENDERS PARTY THERETO” and the envelope containing the Second Notice shall have been marked “PRIORITY-DEEMED APPROVAL MAY APPLY”, then in the event that Administrative Agent shall fail to respond to such second notice within the ten (10) Business Day period, such failure to respond shall be deemed to be the consent and approval of Administrative Agent to the requested item, provided, that Administrative Agent requesting additional and/or clarified information, in addition to approving or denying any request (in whole or in part), shall be deemed a response by Administrative Agent for purposes of the foregoing. If the total unpaid amounts due and payable with respect to any alterations to the Improvements at the Property, in the aggregate, shall at any time exceed the Threshold Amount (excluding (1) such amounts to be paid or reimbursed by Tenants under the Leases, (2) such amounts for Replacements which are reserved and are permitted to be paid or reimbursed from the Replacement Reserve Fund in accordance with the terms of the Mortgage Loan Agreement, (3) any amounts for the construction of the New Hotel Tower pursuant to and in accordance with Section 5.1.21(c) hereof and (4) costs incurred in connection with a Restoration of the Property in accordance with the terms hereunder), Borrower shall promptly deliver to Administrative Agent (or cause Mortgage Borrower to cause CPLV Tenant to deliver) such excess amount as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following (each, an “Alteration Deposit”): (A) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Administrative Agent or (D) a Letter of Credit, provided that any such Alteration Deposit made by CPLV Tenant in cash shall be made into (i) an account of Mortgage Lender or (ii) if the funds are being deposited by CPLV Tenant in an account in the name of CPLV Tenant held by an Eligible Institution subject to a security interest in favor of Mortgage Borrower and assigned to Mortgage Lender and subject to the control of Mortgage Lender pursuant to a deposit or securities account control agreement in form and substance reasonably satisfactory to Mortgage Lender, and such security shall be subject to the terms and conditions of the CPLV Lease SNDA. Subject to Section 5.1.21(b) below and the CPLV Lease SNDA, during the continuance of an Event of Default (other than a CPLV Lease Default so long as Borrower is proceeding to cure (or cause to be cured) subject to the terms and within the time periods set forth in Section 8.3 hereof), unless the amounts are being contested by CPLV Tenant pursuant to contest in good faith and in CPLV Tenant’s prudent business judgment, if amounts are not otherwise paid by CPLV Tenant, Mortgage Borrower or Borrower prior to delinquency, upon two (2) Business Days prior notice to CPLV Tenant, Mortgage Borrower or Borrower, Administrative Agent may apply such security from time to time at the option of Administrative Agent to pay for such Alterations. Notwithstanding any of the foregoing to the contrary, no such security and/or Alterations Deposit shall be required to the extent Mortgage Borrower is required to and does provide such security and/or Alterations Deposit (as defined in the Mortgage Loan Agreement) for the same to Mortgage Lender in accordance with the Mortgage Loan Documents. In the event any Alteration constitutes Material Capital Improvements (as defined in the CPLV Lease) and no consultant or engineer shall have been engaged by the Mortgage Lender pursuant to Section 5.1.21(a) of the Mortgage Loan Agreement, Administrative Agent shall have the right, at Borrower’s, Mortgage Borrower’s or CPLV Tenant’s cost and expense, to engage an engineer or other construction consultant to conduct inspections during the construction of any such Material Capital Improvements.

(b) Each such Alterations Deposit provided to Administrative Agent shall be disbursed from time to time by Administrative Agent to Borrower or if directed by Borrower, to CPLV Tenant for completion of the Alterations at the Property upon the satisfaction of the following conditions: (i) Borrower shall (or shall cause Mortgage Borrower to cause CPLV Tenant to) submit a request for payment to Administrative Agent at least 10 days prior to the date on which Borrower requests that such payment be made, which request for payment shall specify the Alterations for which payment is requested, (ii) on the date such request is received by Administrative Agent and on the date such payment is to be made, no Event of Default shall be continuing, and (iii) such request shall be accompanied by (x) an Officer’s Certificate (or a certification from CPLV Tenant) stating that the applicable portion of the Alterations to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance in all material respects with all applicable Legal Requirements, (y)(A) if requested by Administrative Agent, copies of paid invoices or copies of invoices to be paid, as applicable, for each contractor that supplied materials or labor in connection with the applicable portion of the Alterations to be funded by the requested disbursement if such disbursement to the applicable contractor is in excess of $250,000 and (B) if requested by Administrative Agent, proofs of payment for each contractor that supplied materials or labor in connection with the applicable portion of the Alterations to be funded by the requested disbursement if such disbursement to the applicable contractor is in excess of $25,000 and (z) copies of any licenses, permits or other approvals by any Governmental Authority required in connection with the applicable portion of the Alterations, and (iv) lien waivers (which may be conditioned up receipt of payment) from any contractors, subcontractors, materialmen, mechanics or other parties providing labor or materials under contracts or work orders in excess of $250,000. Each Alterations Deposit (to the extent required to be delivered to Administrative Agent hereunder) shall be held by Administrative Agent in an account and, until disbursed in accordance with the provisions of this Section 5.1.21, shall constitute additional security for the Debt and other obligations under the Loan Documents. Upon completion of the Alterations in accordance with the terms hereunder and payment of all costs and expenses in connection therewith for which such Alterations Deposit was made, any remaining portion of the Alterations Deposit shall be returned to Borrower or CPLV Tenant, as applicable.

(c) The Borrower shall have the right to permit Mortgage Borrower to permit CPLV Tenant to construct the New Hotel Tower, subject to the satisfaction of the conditions set forth in Section 5.1.21(c) of the Mortgage Loan Agreement.

5.1.22 Operation of Property. (a) Borrower shall, shall cause Mortgage Borrower to and shall cause Mortgage Borrower to use commercially reasonable efforts to cause CPLV Tenant to, cause the Property to be operated, in all material respects, in accordance with the CPLV Lease, the Management Agreement and all other CPLV Lease Documents and in accordance with all applicable Legal Requirements, including Gaming Laws, and all Gaming Licenses and other Operating Permits and in a manner and standard consistent in all material respects with their respective use as of the Closing Date. Borrower shall, shall cause Mortgage

Borrower to and shall cause Mortgage Borrower to use commercially reasonable efforts to cause CPLV Tenant to maintain, in all material respects, all Operating Permits in full force and effect (unless, in the case of any Operating Permit, such Operating Permit is no longer necessary or advisable for the conduct of CPLV Tenant’s business in accordance with the terms of the CPLV Lease and hereunder). In the event that the Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Administrative Agent’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall cause Mortgage Borrower to promptly enter into a Replacement Management Agreement with Manager or another Qualified Replacement Manager, as applicable, or upon the prior written consent of Administrative Agent, not to be unreasonably withheld, conditioned or delayed, enter into a Replacement Structure.

(b) Borrower shall, and shall cause Mortgage Borrower to, at all times cause the Property to be licensed, operated and branded by Manager as a “Caesars Palace” property pursuant to the Management Agreement. Without the prior written consent of Administrative Agent in its sole discretion, Borrower shall not, shall not permit Mortgage Borrower to and shall not permit Mortgage Borrower to permit CPLV Tenant to, (i) rebrand the Property or operate the Property under another flag or brand or as an unbranded property, or (ii) operate the Property under any name other than “Caesars Palace Las Vegas”.

(c) Borrower shall, shall cause Mortgage Borrower to and shall cause Mortgage Borrower to use commercially reasonable efforts to cause CPLV Tenant to, post all required bonds, if any, with any Gaming Authority as and in the amounts required under all applicable Legal Requirements (and shall, if Administrative Agent makes a request therefor, promptly provide Administrative Agent with copies of all such bonds).

(d) Borrower shall, shall cause Mortgage Borrower to and shall cause Mortgage Borrower to use commercially reasonable efforts to cause CPLV Tenant to make all filings required under the Gaming Laws, or in connection with any Gaming Licenses or Operating Permits, including in connection with the origination of the Loan, the Mortgage Loan and the other Mezzanine Loans, and shall deliver copies of such filings as Administrative Agent shall reasonably request to Administrative Agent, promptly upon request. Borrower shall, shall cause Mortgage Borrower to and shall cause Mortgage Borrower to use commercially reasonable efforts to cause CPLV Tenant to, timely pay all fees, investigative fees and costs required by the Gaming Authorities with respect to any such approvals and licenses with respect to the Property or the operations thereof. Borrower shall, shall cause Mortgage Borrower to and shall cause Mortgage Borrower to use commercially reasonable efforts to cause CPLV Tenant to, diligently and comprehensively respond to any inquiries and requests from the Gaming Authorities and promptly file or cause to be filed any additional information required in connection with any required filings as soon as practicable after receipt of requests therefor.

(e) Upon the written request of Administrative Agent, Borrower shall (i) deliver to Administrative Agent such evidence of compliance (by Mortgage Borrower, Borrower and the Collateral) with all Legal Requirements, including Gaming Laws as shall be reasonably requested by Administrative Agent and (ii) cause Mortgage Borrower to use commercially reasonable efforts to cause CPLV Tenant to deliver to Administrative Agent such evidence of compliance (by CPLV Tenant and the Property) with all Legal Requirements, including Gaming

Laws as shall be reasonably requested by Administrative Agent. Borrower shall promptly deliver to Administrative Agent any notice of material non-compliance or material violation of any Legal Requirement, or of any material inquiry or investigation commenced by the Gaming Authorities in connection with the Property, in each case received by Mortgage Borrower or its Affiliates, and shall cause Mortgage Borrower to use commercially reasonable efforts to cause CPLV Tenant to deliver such notices to Lender in accordance with the terms of the CPLV Lease. Borrower shall promptly notify Administrative Agent if it believes has knowledge of, or has received notice, that any material license, including any Gaming License, is being or could be revoked or suspended, or that any action is pending, being considered or being, or could be, taken to revoke or suspend any of Borrower’s, Mortgage Borrower’s or CPLV Tenant’s material licenses, including the Gaming Licenses, or to fine, penalize or impose remedies upon Borrower, Mortgage Borrower or CPLV Tenant, or that any action is pending, being considered, or being, or could be, taken to discontinue, suspend, deny, decrease or recoup any payments due, made or coming due to Borrower, Mortgage Borrower or CPLV Tenant.

(f) Borrower shall cause Mortgage Borrower, or shall cause Mortgage Borrower to cause CPLV Tenant to, cause the Hotel Components to be at all times open for business as a hotel and the Casino Components to be open for business as a casino, except to the extent necessary to undertake any Alterations or repairs (subject to the provisions of this Agreement with respect to the performance of any such Alterations or repairs) or any Permitted Operation Interruption (as defined in the CPLV Lease). Borrower shall cause Mortgage Borrower to, or shall cause Mortgage Borrower to use commercially reasonable efforts to cause CPLV Tenant to, cause the Property to be at all times operated, managed and maintained, at all times and in the manner and accordance with the standards required pursuant to the CPLV Lease and all applicable Legal Requirements, including Gaming Laws in all material respects.

(g) In the event that Mortgage Borrower shall enter into a Replacement Management Agreement with respect to the Property in accordance with the terms hereunder, such Management Agreement shall (i) be with a Qualified Manager, and (ii) be entered into on an arms’ length basis and on commercially reasonable and market terms and in form and substance reasonably acceptable to Administrative Agent.

(h) Borrower shall cause Mortgage Borrower to, and shall cause Mortgage Borrower to use commercially reasonable efforts to cause CPLV Tenant to, (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Administrative Agent of any material default under the Management Agreement of which it is aware; (iii) promptly deliver to Administrative Agent a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Management Agreement; and (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement in a commercially reasonable manner.

5.1.23 Embargoed Person. Borrower has performed and shall perform reasonable due diligence to insure that at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Mortgage Borrower or Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, Mortgage Borrower or Guarantor, as applicable, with the result that the investment in Borrower, Mortgage Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, Mortgage Borrower or Guarantor, as applicable, have been derived from, or are the proceeds of, any unlawful activity, including money laundering, terrorism or terrorism activities, with the result that the investment in Borrower, Mortgage Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, or may cause the Property to be subject to forfeiture or seizure.

5.1.24 Ground Leases.

(a) Borrower shall cause Mortgage Borrower to, or shall cause Mortgage Borrower to cause CPLV Tenant to, at its sole cost and expense, promptly and timely perform and observe all the material terms, covenants and conditions required to be performed and observed by Mortgage Borrower as lessee under the Ground Lease (including, but not limited to, subject to Section 7.4 below, the payment of all rent, additional rent, percentage rent and other charges required to be paid under each Ground Lease).

(b) If Mortgage Borrower or Administrative Agent receives from Ground Lessor a notice of default under the Ground Lease, then, subject to the terms of the Ground Lease and the Mortgage Loan Documents, Borrower shall cause Mortgage Borrower to grant Administrative Agent the right (but not the obligation), to cause the default or defaults under the Ground Lease to be remedied and otherwise exercise any and all rights of Mortgage Borrower under the Ground Lease, as may be necessary to prevent or cure any default, and Administrative Agent shall have the right to enter all or any portion of the Property that is subject to the Ground Lease at such reasonable times and in such manner as Administrative Agent deems necessary (subject to the terms of the Ground Lease and the rights of the CPLV Tenant under the CPLV Lease and Tenants Leases and any third-party occupants), to prevent or to cure any such default.

(c) The actions or payments of Administrative Agent to cure any default by Mortgage Borrower under the Ground Lease shall not remove or waive, as between Borrower and Administrative Agent, the default that occurred under this Agreement by virtue of the default by Mortgage Borrower under the Ground Lease. All sums expended by Administrative Agent to cure any such default shall be paid by Borrower to Administrative Agent, within five (5) Business Days of demand, with interest on such sum at the rate set forth in this Agreement from the date of such demand to and including the date the reimbursement payment is made to Administrative Agent. All such indebtedness shall be deemed to be secured by the Pledge Agreement.

(d) Borrower shall notify Administrative Agent promptly in writing of it becoming aware of the occurrence of any default by Ground Lessor under the Ground Lease (beyond all applicable notice and cure periods thereunder) or following the receipt by Borrower or Mortgage Borrower of any written notice from Ground Lessor under the Ground Lease noting or claiming the occurrence of any default by Mortgage Borrower under the Ground Lease or the occurrence of any event that, with the passage of time or service of notice, or both, would constitute a default by Mortgage Borrower under the Ground Lease. Borrower shall promptly deliver to Administrative Agent a copy of any such written notice of default.

(e) Within ten (10) days after receipt of written demand by Administrative Agent, Borrower shall cause Mortgage Borrower to use commercially reasonable efforts to obtain from Ground Lessor under the Ground Lease and furnish to Administrative Agent the estoppel certificate of Ground Lessor stating the date through which rent has been paid and whether or not there are any defaults thereunder and specifying the nature of such claimed defaults, if any; provided that Administrative Agent shall not make such demand more than once in any twelve (12) month period unless an Event of Default is continuing.

(f) Borrower shall, or shall cause Mortgage Borrower to, promptly execute, acknowledge and deliver to Administrative Agent such instruments as may be reasonably required to permit Administrative Agent to cure any default under the Ground Lease in accordance with the terms of this Agreement or permit Administrative Agent to take such other action required to enable Administrative Agent to cure or remedy the matter in default and preserve the security interest of Collateral Agent under the Loan Documents with respect to the Property. Borrower irrevocably appoints Lender as its true and lawful attorney-in-fact to do, in its name or otherwise, during the continuance of an Event of Default, any and all acts and to execute any and all documents that are necessary to preserve any rights of Mortgage Borrower under or with respect to the Ground Lease, including, without limitation, the right to effectuate any extension or renewal of the Ground Lease, or to preserve any rights of Mortgage Borrower whatsoever in respect of any part of the Ground Lease (and the above powers granted to Administrative Agent are coupled with an interest and shall be irrevocable), provided, except in the event of imminent damage to the Property or imminent danger of the termination or loss of the Ground Lease, Administrative Agent shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power.

(g) Notwithstanding anything to the contrary contained in this Agreement with respect to the Ground Lease:

(i) [Reserved].

(ii) Borrower shall not permit Mortgage Borrower to, without Administrative Agent’s written consent, elect to treat the Ground Lease as terminated under Subsection 365(h)(l) of the Bankruptcy Code. Any such election made without Administrative Agent’s prior written consent shall be void.

(iii) As security for the Debt, Borrower unconditionally assigns, transfers and sets over to Lender all of Borrower’s claims and rights, if any (which, for the avoidance of doubt, are separate and distinct from Mortgage Borrower’s claims and rights, which claims and rights of Mortgage Borrower are assigned, transferred, and set over to Mortgage Lender pursuant to the terms of the Mortgage Loan Agreement), to the payment of damages arising from any rejection of the Ground Lease by the lessor under the Bankruptcy Code. Administrative Agent and Borrower shall proceed jointly or in the name of Borrower in respect of any claim, suit, action or proceeding relating to the rejection of the Ground Lease, including, without limitation, the right to file and prosecute any proofs of claim, complaints, motions, applications, notices and other documents in any case in respect of lessor under the Bankruptcy Code. This assignment constitutes a present, irrevocable and unconditional assignment of the foregoing claims, rights and remedies, and shall continue in effect until all of the Debt shall have been satisfied and discharged in full. Any amounts received by Administrative Agent or Borrower as damages arising out of the rejection of the Ground Lease as aforesaid shall be applied to all out-of-pocket costs and expenses of Administrative Agent (including, without limitation, reasonable attorney’s fees and costs) incurred in connection with the exercise of any of its rights or remedies in accordance with the applicable provisions of this Agreement.

(iv) If, pursuant to Subsection 365(h) of the Bankruptcy Code, Mortgage Borrower seeks to offset, against the rent reserved in the Ground Lease, the amount of any damages caused by the nonperformance by the lessor of any of its obligations thereunder after the rejection by lessor of the Ground Lease under the Bankruptcy Code, then Mortgage Borrower shall not effectuate any offset of the amounts so objected to by Administrative Agent. If Administrative Agent has failed to object as aforesaid within ten (10) days after notice from Mortgage Borrower in accordance with the first sentence of this subsection, Borrower may proceed to offset the amounts set forth in Mortgage Borrower’s notice.

(v) If any action, proceeding, motion or notice shall be commenced or filed in respect of any lessor of all or any part of the Property in connection with any case under the Bankruptcy Code, to the extent involving Borrower, as opposed to Mortgage Borrower, Administrative Agent and Borrower shall cooperatively conduct and control any such litigation with counsel agreed upon between Borrower and Administrative Agent in connection with such litigation. Borrower shall, within five (5) Business Days of written demand, pay to Administrative Agent all costs and expenses (including attorneys’ fees and costs) incurred in connection with the cooperative prosecution or conduct of any such proceedings. All such costs and expenses shall be secured by the Lien of the Pledge Agreement.

(vi) Borrower shall or shall cause Mortgage Borrower to, upon obtaining notice or knowledge, notify Administrative Agent of any filing by or against the lessor under the Ground Lease of a petition under the Bankruptcy Code, setting forth any information available to Borrower as to the date of such filing, the court in which such petition was filed, and the relief sought in such filing. Borrower shall deliver to Administrative Agent any and all notices, summonses, pleadings, applications and other documents received by Borrower or Mortgage Borrower in connection with any such petition and any proceedings relating to such petition.

(h) If Administrative Agent, its nominee, designee, successor, or assignee acquires title and/or rights of Borrower’s indirect interest in the Ground Lease by reason of foreclosure of the Lien of the Pledge Agreement, assignment in lieu of foreclosure or otherwise, such party shall (x) succeed to all of the rights of and benefits accruing to Borrower under the Ground Lease, and (y) be entitled to exercise all of the rights and benefits accruing to Borrower under the

Ground Lease. At such time as Administrative Agent shall request, Borrower agrees to execute and deliver and use commercially reasonable efforts to cause any third party to execute and deliver to Administrative Agent such documents as Administrative Agent and its counsel may require in order to insure that the provisions of this Section will be validly and legally enforceable and effective against Borrower and all parties claiming by, through, under or against Borrower.

5.1.25 CPLV Lease, CPLV Lease Documents and CPLV Security Documents.

(a) Borrower shall cause Mortgage Borrower to: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the CPLV Lease and the other CPLV Lease Documents and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly after they become aware, notify Administrative Agent of any material default under the CPLV Lease and the other CPLV Lease Documents; (iii) promptly deliver to Administrative Agent a copy of each financial statement, business plan, capital expenditures plan, material written notice, written report and written estimate received by it under the CPLV Lease and the other CPLV Lease Documents; (iv) promptly deliver to Administrative Agent a copy of any proposed amendment or modification to the CPLV Lease and the other CPLV Lease Documents; and (v) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by CPLV Tenant under the CPLV Lease and the other CPLV Lease Document in a commercially reasonable manner.

(b) Borrower represents, covenants and warrants that it is the express intent of Mortgage Borrower and CPLV Tenant that (i) the CPLV Lease constitute a “true lease” for all purposes of the Bankruptcy Code (including Section 365(d) and 502(b)(6) thereof) and applicable Legal Requirements (and knows of no reason why the CPLV Lease would not be such a “true lease”), (ii) the CPLV Lease does not constitute a financing or convey any interest in any Property other than the leasehold interest therein leased thereby and the security interest in favor of Mortgage Borrower, as landlord in the Tenant’s Pledged Property (as defined in the CPLV Lease), and (iii) the sole interest of CPLV Tenant in the Property is that of tenant under the CPLV Lease. In the event that it shall be determined that the CPLV Lease is not a lease under applicable real property laws or under laws governing bankruptcy, insolvency and creditors’ rights generally, and that the interest of CPLV Tenant in the Property is other than that of tenant under the CPLV Lease, Borrower hereby covenants and agrees that it shall cause Mortgage Borrower to cause CPLV Tenant’s interest in the Property, however characterized, to continue to be subject and subordinate to the lien of the Mortgage, or Mortgage Borrower’s fee interest in the Property, on all the same terms and conditions as contained in the CPLV Lease and the Mortgage.

(c) Borrower shall cause Mortgage Borrower to: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the CPLV Security Documents and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly after they become aware, notify Administrative Agent of any material default under the CPLV Security Documents; (iii) promptly deliver to Administrative Agent a copy of any written notice received by it under the CPLV Security Documents; and (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by CPLV Tenant under the CPLV Security Documents in a commercially reasonable manner.

5.1.26 Transition Period. Borrower shall not, without Administrative Agent’s prior written consent, permit Mortgage Borrower to: (i) surrender, terminate, cancel, amend or modify the Transition Services Agreement; (ii) sell, assign or transfer the Transition Services Agreement; (iii) reduce or consent to the reduction of any of the liabilities or obligations of CPLV Tenant or Manager under the Transition Services Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Transition Services Agreement.

5.1.27 IP Collateral. (a) Borrower agrees that it will not and shall not permit Mortgage Borrower to, and shall cause Mortgage Borrower to use commercially reasonable efforts to cause CPLV Tenant to not, do any act, or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act), whereby any material IP Collateral would be reasonably likely to become invalidated, abandoned or dedicated to the public.

(b) Borrower (either through itself or its licensees or sublicensees) shall, and shall cause Mortgage Borrower to and shall cause Mortgage Borrower to use commercially reasonable efforts to cause CPLV Tenant to, as to each material Trademark included in the IP Collateral, reasonably maintain the quality of the products and services offered under such Trademark. Borrower shall cause Mortgage Borrower to, and shall cause Mortgage Borrower to use commercially reasonable efforts to cause CPLV Tenant to, not amend, modify or terminate the CPLV Trademark License Agreement or the CPLV Trademark Security Agreement without the prior written consent of Administrative Agent.

(c) If Borrower or Mortgage Borrower shall, at any time after the date hereof, obtain any additional rights under CPLV Intellectual Property or IP Licenses (including any security interests therein), then the provisions of this Agreement and the Mortgage Loan Agreement shall automatically apply (to the extent permitted under the terms of any such IP License) thereto to the extent of Mortgage Borrower’s interest therein and any such Intellectual Property and/or IP Licenses shall automatically constitute IP Collateral and Collateral and shall be subject to the lien and security interest created by the IP Security Agreement, and any other Mortgage Loan Document without further action by any party.

(d) Borrower shall promptly notify Administrative Agent if Borrower knows or has reason to know that any IP Collateral that is material to the use, ownership, management, leasing, renovation, financing, development, operation and maintenance of the Property is reasonably likely to become inadvertently abandoned or dedicated to the public, or of any final adverse determination or development (including the institution of, or any such final materially adverse determination or development in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office, or any court or similar office of any other country, but excluding any determinations of Intellectual Property Offices issued in the ordinary course of prosecuting an Intellectual Property application) regarding Mortgage Borrower’s ownership of such IP Collateral or, its right to register or maintain the same.

(e) If Borrower knows that any IP Collateral has been or is being misappropriated, diluted, infringed, or otherwise violated by a third party in such a manner that would reasonably be expected to have a Material Adverse Effect on the IP Collateral or Mortgage Borrower’s interest therein or the condition (financial or otherwise) or business of Borrower, Mortgage Borrower or the condition or ownership of the IP Collateral, then Borrower shall promptly notify Administrative Agent and shall cause Mortgage Borrower to take reasonable and appropriate actions to protect Mortgage Borrower’s rights in such IP Collateral, such actions to be determined in Borrower’s reasonable business judgment.

(f) Reserved.

(g) There shall be no Liens with respect to, or upon, or no restrictions on the transferability of the IP Collateral, other than the Permitted Encumbrances and as set forth in the IP Licenses.

5.1.28 Payment of Obligations. Borrower will pay its obligations, including tax liabilities and any obligations under any employment, incentive, retention, exit or similar agreement, that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect, and provided that the foregoing shall not require any partners, members, shareholders or other owners of Borrower to make additional capital contributions to Borrower.

5.1.29 No Joint Assessment. Borrower shall not and shall not permit Mortgage Borrower to suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.

5.1.30 REOA. Borrower shall cause Mortgage Borrower to comply with Section 5.1.30 of the Mortgage Loan Agreement.

5.1.31 ERISA. As soon as practicable, and in any event within ten (10) days after Borrower has knowledge of the occurrence thereof, (i) Borrower shall provide Administrative Agent with notice of the occurrence of any ERISA Event (or, to Borrower’s Knowledge, the occurrence with respect to an unaffiliated third-party property manager engaged by Borrower of an event that would constitute an ERISA Event if it occurred to a Plan, provided that Borrower has an obligation to indemnify such manager in respect of such event) that would reasonably be expected to have a Material Adverse Effect and (ii) if the employees at the Property are employed by a manager other than the Borrower or an ERISA Affiliate, Borrower shall provide Administrative Agent with notice of any ERISA Event, relating to any Multiemployer Plan or plan subject to Title IV of ERISA, of which it knows or should have known, which could reasonably be expected to result in a Material Adverse Effect including by reason of indemnification or other contractual agreement with such manager. Borrower shall not (i) permit any ERISA Event to occur and (ii) if the employees at the Property are employed by a manager other than the Borrower or an ERISA Affiliate, incur any liability or obligation with respect to withdrawal or partial withdrawal from a Multiemployer Plan or termination of a plan subject to Title IV of ERISA, whether by reason of indemnification or other contractual agreement with such manager, if in the case of (i) and (ii) above such event could reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on the Borrower, the Property or the ability to repay the Debt.

5.1.32 Multiemployer Plan Statements. (a) With respect to each Multiemployer Plan, for which Borrower, Mortgage Borrower or Guarantor has an obligation to make contributions, within the meaning of Section 101(l) of ERISA (a “Contributing Employer”), within 30 days following the applicable Multiemployer Plan’s year end, if Administrative Agent so requests Borrower to do so, Borrower shall request, or cause to be requested, in accordance with Section 101(1)(1) of ERISA, that the plan sponsor or administrator of the applicable Multiemployer Plan provide: (i) an estimate of the amount of the Contributing Employer’s withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA if the Contributing Employer were to have completely withdrawn from the applicable Multiemployer Plan on the last day of the plan year preceding the date of the request; and (ii) an explanation of how such estimated withdrawal liability amount was determined, including the actuarial assumptions and methods used to determine the value of the Multiemployer Plan’s liabilities and assets, the data regarding employer contributions, unfunded vested benefits, annual changes in the Multiemployer Plan’s unfunded vested benefits and the application of any relevant limitations on the estimated withdrawal liability amount. As soon as available, and in any event within 10 days after the receipt from the plan sponsor or administrator of the applicable Multiemployer Plan, Borrower shall provide Administrative Agent with the information received from the Multiemployer Plan pursuant to the estimated withdrawal liability request described in the preceding sentence.

(b) As reasonably requested by Administrative Agent, Borrower shall promptly provide Administrative Agent with a copy of the most recent plan funding notice (if any) issued to each Contributing Employer pursuant to Section 101(f) of ERISA by a plan sponsor or administrator of a Multiemployer Plan.

(c) To the extent that a member of Borrower holds an equity interest in Borrower with Plan Assets, Borrower will use commercially reasonable efforts to do, or cause to be done, all things reasonably necessary to ensure that it will not be deemed to hold Plan Assets at any time; provided, that if on any date Borrower determines that it is deemed to hold Plan Assets, as promptly as practicable following the event but no later than five (5) Business Days after the date of such event, Borrower shall notify Administrative Agent in writing of such event.

5.1.33 Taxes. Borrower will be treated as a partnership or a disregarded entity for U.S. federal income tax purposes. Borrower will timely file or cause to be filed for itself all federal income and other material tax returns and reports required to be filed by it and will pay or cause to be paid all federal income and other material taxes and related liabilities required to be paid by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Borrower sets aside on its books adequate reserves in accordance with GAAP. Borrower will not permit any Liens for Section 2.8 Taxes to be imposed on or with respect to any of its income or assets, other than Liens for Section 2.8 Taxes not yet due and payable and for which Borrower sets aside on its books adequate reserves in accordance with GAAP.

5.1.34 Required Repairs. Borrower shall cause Mortgage Borrower to, or shall cause Mortgage Borrower to cause CPLV Tenant to, perform the repairs at the Property, as more particularly set forth on Schedule II hereto (such repairs hereinafter referred to as “Required Repairs”). Borrower shall cause Mortgage Borrower to, or shall cause Mortgage Borrower to use commercially reasonable efforts to cause CPLV Tenant to complete the Required Repairs on or before the required deadline for each repair as set forth on Schedule II.

5.1.35 Notices. Borrower shall give notice, or cause notice to be given to Administrative Agent, promptly upon the occurrence of:

(a) any Event of Default or Mortgage Loan Default, in each case, of which it has Knowledge; and

(b) any event of default under any Contractual Obligation of Borrower, or, to the Knowledge of Borrower, Mortgage Borrower or Guarantor that would reasonably be expected to have a Material Adverse Effect.

5.1.36 Special Distributions. On each date on which amounts are required to be paid to Administrative Agent under any of the Loan Documents, Borrower shall exercise its rights under the Mortgage Borrower Company Agreement to cause Mortgage Borrower to make to Borrower a distribution in an aggregate amount such that Administrative Agent shall receive the amount required to be paid to Administrative Agent on such date.

5.1.37 Curing. From and after a Mortgage Loan Default, after three (3) Business Days’ notice to Borrower (except in an emergency when no notice shall be required) Administrative Agent shall have the right, but shall not have the obligation, to exercise Borrower’s rights under the Mortgage Borrower Company Agreement (a) to cure a monetary Mortgage Loan Default and (b) to satisfy any Liens, claims or judgments against the Property (except for Liens permitted by the Mortgage Loan Documents), in the case of either (a) or (b), unless Borrower or Mortgage Borrower shall be diligently pursuing remedies to cure to Administrative Agent’s sole satisfaction. Borrower shall reimburse Administrative Agent on demand for any and all costs incurred by Administrative Agent in connection with curing any such Mortgage Loan Default or satisfying any Liens, claims or judgments against the Property.

5.1.38 Mortgage Borrower Covenants. Borrower shall cause Mortgage Borrower to comply with all obligations with which Mortgage Borrower has covenanted to comply under the Mortgage Loan Agreement and all other Mortgage Loan Documents (including, without limitation, those certain affirmative and negative covenants set forth in Article V of the Mortgage Loan Agreement) whether the Mortgage Loan has been repaid or the related Mortgage Loan Document has been otherwise terminated, unless otherwise consented to in writing by Administrative Agent.

5.1.39 Mortgage Reserve Funds. Borrower shall cause Mortgage Borrower to cause CPLV Tenant to deposit and maintain each of the Mortgage Reserve Funds as more particularly set forth in Article VII of the Mortgage Loan Agreement and to perform and comply with all the terms and provisions relating thereto.

Section 5.2 Negative Covenants. From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Collateral in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Administrative Agent, Collateral Agent and each Lender that it will not do, directly or indirectly, any of the following:

5.2.1 Operation of Property. (a) Borrower shall not cause or permit Mortgage Borrower to, without Mortgage Lender’s prior written consent: (i) surrender, terminate or cancel, or permit CPLV Tenant to surrender, terminate or cancel the Management Agreement except that the CPLV Tenant Lender shall have the right to replace the Manager in accordance with a Transfer under Section 5.2.10(e) below, so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement entered into in accordance with the terms hereunder and provided, further, that any Qualified Manager shall have all the appropriate hospitality, liquor and gaming licenses and be in compliance with all applicable Legal Requirements (including without limitation, Gaming Laws) at or prior to the time such Replacement Management Agreement is entered into and CPLV Tenant Lender shall take any other actions required to ensure continuous operation of the Property as a hotel and casino; (ii) assign or transfer the Management Agreement or any of its rights thereunder; (iii) reduce or consent to the reduction of the term of the Management Agreement; (iv) increase or consent to the increase of the amount of any charges under the Management Agreement; or (v) amend or modify the Management Agreement or otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement; provided, that without Mortgage Lender’s consent, (x) so long as no Event of Default is continuing and no Uncured CPLV Lease Event of Default is continuing, Mortgage Borrower shall have the right to and may permit CPLV Tenant to enter into modifications of the Management Agreement, which shall not (1) increase, in any material respect, Mortgage Borrower’s or CPLV Tenant’s obligations or liabilities thereunder, (2) decrease any of Mortgage Borrower’s or CPLV Tenant’s rights, in any material respect, thereunder, (3) decrease any of Mortgage Lender’s rights thereunder (other than to a de minimis extent), (4) decrease, in any material respect, any of Property Manager or any of its Affiliates responsibilities, liabilities or obligations thereunder and (5) otherwise adversely affect Mortgage Lender in any material respect or otherwise result in a Material Adverse Effect. Borrower shall promptly deliver to Administrative Agent, any modification to the Management Agreement entered into in accordance with this Section 5.2.1 and all reasonable documented out-of-pocket costs and expenses incurred by Administrative Agent with respect to such modification, including, but not limited to, its reasonable documented attorneys’ fees shall be paid by Borrower.

(b) Following the occurrence and during the continuance of an Event of Default (other than a CPLV Lease Default so long as Borrower is proceeding to cure (or causing to be cured) subject to the terms and within the time periods set forth in Section 8.3 hereof), Borrower shall not permit Mortgage Borrower to exercise any rights, make any decisions, grant any approvals or otherwise take any action under or with respect to the Management Agreement without the prior written consent of Administrative Agent, which consent may be granted, conditioned or withheld in Administrative Agent’s sole discretion.

5.2.2 Liens.

(a) Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Collateral or permit any such action to be taken, except for Permitted Encumbrances. Borrower shall not, and shall not permit Mortgage Borrower or CPLV Tenant to, enter into any PACE Loan without the prior written consent of Administrative Agent.

(b) Borrower shall obtain Administrative Agent’s consent for any Lien for which Mortgage Borrower is required to obtain Mortgage Lender’s consent under any Mortgage Loan Document. Borrower shall not permit or cause Mortgage Borrower to create, incur, assume or suffer to exist any Lien on any portion of the Property or the Collateral or permit any such action to be taken, except for Permitted Encumbrances. After prior written notice to Administrative Agent (except no notice shall be required in the event the amounts subject to contest at any time shall not exceed $1,000,000, individually or in the aggregate), Borrower, at Borrower’s own expense, may cause Mortgage Borrower to (or may cause Mortgage Borrower to permit CPLV Tenant, at CPLV Tenant’s cost and expense), contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Lien, provided that any contest by CPLV Tenant shall be conducted in accordance with the CPLV Lease; provided, further, that, with respect to any contest by Borrower or Mortgage Borrower: (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower or Mortgage Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall cause Mortgage Borrower to promptly upon final determination thereof pay the amount of any such Lien, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Lien from the Property; and (vi) Borrower or Mortgage Borrower shall furnish such security as may be required in the proceeding, or in the event the amount of such Lien shall reasonably be expected to exceed $1,000,000, as may be reasonably requested by Administrative Agent, to insure the payment of any such Lien, together with all interest and penalties thereon; provided, no such security shall be required to the extent Mortgage Borrower is required to and does provide such security for the same to Mortgage Lender in accordance with the Mortgage Loan Documents. Administrative Agent may pay over any such cash deposit or part thereof held by Administrative Agent to the claimant entitled thereto at any time when, in the judgment of Administrative Agent, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.

5.2.3 Dissolution. Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership of the Collateral, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, (d) modify, amend, in any material respect, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction, or (e) cause or permit Mortgage Borrower to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which Mortgage Borrower would be dissolved, wound up or liquidated in whole or in part, or (ii) modify, amend, in any material respect, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction.

5.2.4 Change In Business. Borrower shall not enter into any line of business other than the ownership of the Collateral, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business. Borrower shall not permit Mortgage Borrower to enter into any line of business other than the ownership and leasing of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

5.2.5 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business. Borrower shall not permit or cause Mortgage Borrower to cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Mortgage Borrower by any Person, except for adequate consideration and in the ordinary course of Mortgage Borrower’s business.

5.2.6 Zoning. Borrower shall not permit Mortgage Borrower to, and shall not permit Mortgage Borrower to permit CPLV Tenant to, initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property, in each case, in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Administrative Agent, not to be unreasonably withheld, conditioned or delayed; provided, however, upon prior written notice to Administrative Agent, provided, subject to the CPLV Lease SNDA, no Event of Default (other than a CPLV Lease Default so long as Borrower is proceeding to cure (or causing to be cured) subject to the terms and within the time periods set forth in Section 8.3 hereof) is continuing, Borrower may permit Mortgage Borrower to (and Mortgage Borrower may permit CPLV Tenant to) seek a conditional use permit or similar permit to permit additional uses so long as such action does not change the current zoning of the Property or the conformance status of the Property under zoning regulations and such use does not adversely affect the current use or value of the Property.

5.2.7 No Joint Assessment. Borrower shall not permit Mortgage Borrower to, and shall not permit Mortgage Borrower to permit CPLV to, suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.

5.2.8 Intentionally Omitted.

5.2.9 ERISA. (a) None of Mortgage Borrower, Borrower nor Guarantor shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (including but not limited to the exercise by Administrative Agent or Collateral Agent of any of its respective rights under this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A)—(D) of the Code or Similar Law.

(b) Borrower further covenants and agrees to deliver to Administrative Agent such certifications or other evidence from time to time throughout the term of the Loan, as requested by Administrative Agent in its sole discretion, that (A) none of Mortgage Borrower, Borrower nor Guarantor is subject to any state statute regulating investment of, or fiduciary obligations with respect to governmental plans which is a Similar Law and (B) one or more of the following circumstances is true:

(i) Equity interests in each of Mortgage Borrower, Borrower and Guarantor are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101 as modified by Section 3 (42) of ERISA (the “Plan Asset Regulations”);

(ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in each of Mortgage Borrower, Borrower and Guarantor are held by “benefit plan investors” within the meaning of the Plan Asset Regulations; or

(iii) Each of Mortgage Borrower, Borrower and Guarantor qualifies as an “operating company” or a “real estate operating company” within the meaning of the Plan Asset Regulations or another exception to ERISA applies such that each of Mortgage Borrower’s, Borrower’s and Guarantor’s assets should not constitute Plan Assets; or

Mortgage Borrower, Borrower and the Guarantor will fund or cause to be funded each Plan established or maintained by Mortgage Borrower, Borrower, the Guarantor, or any ERISA Affiliate, as the case may be, so that there is never a failure to satisfy the minimum funding standards, within the meaning of Sections 412 or 430 of the Internal Revenue Code or Section 302 of ERISA (whether or not such standards are waived). As soon as possible and in any event within ten (10) days after the Borrower knows that any ERISA Event has occurred with respect to any Plan, Administrative Agent will be provided with a statement, signed by an Authorized Representative of Mortgage Borrower, Borrower, and/or Guarantor, describing said ERISA Event and the action which Mortgage Borrower, Borrower and/or Guarantor proposes to take with respect thereto.

5.2.10 Transfers. (a) Borrower acknowledges that each Lender has examined and relied on the experience of Borrower and its stockholders, general partners, members, principals and (if Borrower is a trust) beneficial owners in owning collateral such as the Collateral in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Collateral as a means of maintaining the value of the Collateral as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that each Lender has a valid interest in maintaining the value of the Collateral so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, each Lender can recover the Debt by a sale of the Property.

(b) Without the prior written consent of Administrative Agent, and except to the extent otherwise set forth in this Section 5.2.10, Borrower shall not, and shall not permit any Restricted Party to do any of the following (collectively, a “Transfer”): (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property, the Collateral or any part thereof or any legal or beneficial interest therein, (ii) enter into any PACE Loan, (iii) permit a Sale or Pledge of an interest in any Restricted Party, (iv) permit a Sale or Pledge of the CPLV Lease or any interest therein or (v) permit a Sale or Pledge of any interest in CPLV Tenant or CPLV Tenant’s leasehold interest in the Property other than (A) pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 5.1.20, (B) Permitted Transfers (including Permitted Encumbrances), (C) pursuant to customary short-term occupancy agreements with the CPLV Tenant or short-term hotel guests, or (D) a Transfer of a portion of the Property to a Governmental Authority in connection with a Condemnation of such portion of the Property in accordance with Section 6.3 hereof.

(c) A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Collateral or any part thereof or Mortgage Borrower agrees to sell the Property or any part thereof, in each case, for a price to be paid in installments; (ii) an agreement by Mortgage Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Mortgage Borrower’s right, title and interest in and to the CPLV Lease or any CPLV Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the Manager other than in accordance with Section 5.1.22 hereof.

(d) Notwithstanding the provisions of this Section 5.2.10(a), Administrative Agent’s consent shall not be required in connection with (i) one or a series of Transfers (except for a Pledge) of (x) not more than forty-nine percent (49%) of the stock, the limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party or (y) the indirect equity interests in Mezzanine C Borrower by any Person that owns less than forty-nine percent (49%) of the economic and legal beneficial interests in, and does not Control, any of Mortgage Borrower, Mortgage Principal, Principal, any Mezzanine Borrower or Guarantor,

(ii) any transfer of any direct or indirect legal or beneficial interests in the REIT, so long as it is a Public Vehicle, (iii) the cancellation, surrender, disposition, issuance, sale, grant, or Transfer of the operating partnership units of Guarantor, so long as the REIT continues to Control Guarantor and own directly or indirectly not less than 51% of the legal and beneficial interest in Guarantor, (iv) the pledge of or grant of a security interest in the direct or indirect equity interests in Mortgage Borrower as security for the Loan or the other Mezzanine Loans, (v) the exercise by any Mezzanine Collateral Agent (on behalf of the applicable Mezzanine Lender) of any rights or remedies such Mezzanine Collateral Agent may have under the applicable Mezzanine Loan Documents with respect to the pledge and/or security interest referred to in the foregoing clause (iv), and (vi) the Mezzanine C Equity Conversion; provided, however, that with respect to each such Transfer (other than under clause (v) or clause (vi) above), (A) after giving effect to such Transfer, (x) REIT shall continue to Control Mortgage Borrower, Borrower and Guarantor, (y) REIT shall continue to own, directly or indirectly, at least fifty-one percent (51%) in the aggregate of the legal and beneficial interest in Mortgage Borrower and Borrower and (z) Guarantor shall continue to own, directly or indirectly, at least fifty-one percent (51%) in the aggregate of the legal and beneficial interest in Mortgage Borrower and Borrower; (B) as a condition to each such Transfer, Administrative Agent shall receive not less than thirty (30) days prior written notice of such proposed Transfer (except with respect to any Transfer pursuant to clause (i) or clause (iii) to the extent that any such Transfer will not result in the transferee (either itself or collectively with its Affiliates) after giving effect to such Transfer owning a 10% or greater equity interest (directly or indirectly) in Borrower (that did not own a 10% or greater interest therein as of the Closing Date), clause (ii) if the REIT is a Public Vehicle, clause (iv) or clause (v) above); (C) the representations set forth in Section 4.1.9 hereof shall continue to be true and correct after giving effect to any such Transfer and except with respect to any Transfer of a direct or indirect interest in a Public Vehicle or pursuant to clause (v), transferee and its principals are not an Embargoed Person and the representations set forth in Section 4.1.35 hereof shall continue to be true and correct after giving effect to any such Transfer; (D) such Transfer shall be at Borrower’s sole cost and expense; (E) if after giving effect to any such Transfer, more than forty-nine percent (49%) in the aggregate of direct interests in Borrower is owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct interest in Borrower as of the Closing Date, Borrower shall, no less than ten (10) days prior to the effective date of any such Transfer, deliver to Administrative Agent an Additional Insolvency Opinion reasonably acceptable to Administrative Agent; (F) to the extent that any Transfer (other than any Transfer of shares in a Restricted Party that is a Public Vehicle and except with respect to any Transfer pursuant to clauses (iv) or (v)) will result in the transferee (either itself or collectively with its Affiliates) after giving effect to such Transfer owning a 10% or greater equity interest (directly or indirectly) in Borrower (that did not own a 10% or greater interest therein as of the Closing Date), Administrative Agent shall (x) have the right to perform any searches and/or reasonably request other diligence from Borrower to permit Administrative Agent and each Lender to comply with its then current “know your customer” requirements, including, but not limited to Patriot Act and OFAC searches and (y) receive Satisfactory Search Results, at Borrower’s cost and expense, as a condition precedent to such Transfer; (G) for so long as the Loan shall remain outstanding, no such Transfer or encumbrance of any direct interests in Mortgage Borrower shall be permitted (other than the pledges and security interests securing the Loan and any Transfer pursuant to clause (v)); (H) for so long as the Mezzanine B Loan shall remain outstanding, no such Transfer or encumbrance of any direct interests in

Borrower shall be permitted (other than the pledges and security interests securing the Mezzanine B Loan and any Transfer pursuant to clause (v)); (I) for so long as the Mezzanine C Loan shall remain outstanding, no such Transfer or encumbrance of any direct interests in Mezzanine B Borrower shall be permitted (other than the pledges and security interests securing the Mezzanine C Loan and any Transfer pursuant to clause (v)); (J) for so long as the Loan, the Mortgage Loan or any other Mezzanine Loan shall remain outstanding, neither Mortgage Borrower nor Mezzanine Borrower shall issue preferred equity interests (except as otherwise permitted pursuant to the Mortgage Loan Documents, Loan Documents, Mezzanine B Loan Documents, or Mezzanine C Loan Documents, as applicable); (K) all Transfers must be made in accordance with all Gaming Regulations, including receipt of any required Gaming Licenses; and (L) in no event may Borrower effect a Transfer, or permit or suffer any Transfer, that would result in a Gaming License Default.

(e) Without the prior written consent of Administrative Agent, Borrower shall not and shall not cause or permit Mortgage Borrower to permit any Transfer (including any Sale or Pledge) of any interest in CPLV Tenant or any interest of CPLV Tenant in the CPLV Lease, except that Administrative Agent’s consent shall not be required, in connection with:

(i) one or a series of Transfers of the direct or indirect legal or beneficial interests in CEC, including any acquisition, merger, amalgamation or consolidation of CEC, shall be permitted, so long as (1) either (x) CEC, an entity that acquires a controlling interest in CEC or, in the case of a merger, consolidation or amalgamation of CEC where CEC is not the surviving entity, the surviving entity (the entity that acquires a controlling interest in CEC or that survives a merger, amalgamation or consolidation with CEC (if CEC is not the survivor), a “Replacement CEC Sponsor”) remains a Public Vehicle or (y) immediately after giving effect to such Transfer, CEC or the Replacement CEC Sponsor satisfies the requirements of a Qualified CPLV Replacement Guarantor and (2) in the case where after such Transfer, CEC is not a Public Vehicle, the surviving Public Vehicle or entity that qualifies as a Qualified CPLV Replacement Guarantor pursuant to clause (1)(x) or (1)(y) above, as applicable, delivers a reaffirmation of the CPLV Lease Guaranty, in form and substance reasonably acceptable to Administrative Agent contemporaneous with such Transfer or, if requested by Administrative Agent, a replacement guaranty substantially similar to the CPLV Lease Guaranty or in such other form and substance as reasonably acceptable to Administrative Agent;

(ii) one or more encumbrances of CPLV Tenant’s leasehold interest in the Property pursuant to one or more mortgages and/or pledges of the direct or indirect equity interests in CPLV Tenant, to secure indebtedness of CPLV Tenant and/or its direct or indirect parent entities or Affiliates (each, a “CPLV Tenant Loan”), so long as (x) each such mortgage or pledge agreement shall provide that any security interest granted under such mortgage or pledge agreement with respect to Tenant’s Pledged Property (as defined in the CPLV Lease) shall be subordinate to the lien granted in favor of Mortgage Borrower and otherwise be in accordance with the terms and conditions hereunder and the CPLV Lease SNDA and the CPLV Tenant Loan Intercreditor Agreement and (y) the lender of any CPLV Tenant Loan that encumbers Tenant’s Pledged Property (a “CPLV Tenant Lender”) shall enter into an intercreditor agreement with Mortgage Lender (or join an existing intercreditor agreement with Mortgage Lender), in form and substance reasonably acceptable to Mortgage Lender (a “CPLV Tenant Loan Intercreditor Agreement”) as a condition precedent to such CPLV Tenant Loan;

(iii) one or a series of Transfers (except for a Pledge), of not more than forty-nine percent (49%) of the direct or indirect stock, partnership interests or membership interests (as the case may be) in CPLV Tenant;

(iv) a Transfer of 100% of the direct or indirect legal and beneficial interests in CPLV Tenant and/or the leasehold interest of CPLV Tenant in the Property (subject to exclusion with respect to items that are not capable of being mortgaged and that, in the aggregate, are de minimis) pursuant to or at any time after a foreclosure (or conveyance in lieu thereof or pursuant to any other exercise of remedies) of the CPLV Tenant Loan by CPLV Tenant Lender, subject to satisfaction of the following conditions:

(A) either of the following conditions shall be satisfied (the “CPLV Tenant Transferee Requirement”):

(1) (x) the proposed transferee that assumes all of the obligations, liabilities and rights of CPLV Tenant under the CPLV Lease and CPLV Lease Documents (the “CPLV Tenant Transferee”) shall be a Qualified CPLV Tenant Transferee or a Qualified CPLV Tenant Transferee shall Control and own not less than 51% of the economic and beneficial interests in CPLV Tenant or such CPLV Tenant Transferee after such Transfer, (y) a replacement lease guarantor that is a Qualified CPLV Replacement Guarantor shall execute a replacement guaranty substantially similar to the CPLV Lease Guaranty or in such other form and substance as acceptable to Administrative Agent and (z) the Property is managed by a Qualified Replacement Manager; or

(2) (x) a transferee that satisfies the requirements in (b) through (g) in the definition of “Qualified CPLV Tenant Transferee” shall be, or Control and own not less than 51% of the economic and beneficial interests in CPLV Tenant or CPLV Tenant Transferee after such Transfer, (y) the CPLV Lease is guaranteed by CEC (or following any Transfer under Section 5.2.10(e)(i) above, the Replacement CEC Sponsor) and (z) the Property is managed by the Manager under the Management Agreement (or a Qualified Replacement Manager under a Replacement Management Agreement in the event Mortgage Borrower terminated Manager in accordance with Section 16.5 of the Management Agreement and the terms hereunder (unless Administrative Agent has consented in its sole and absolute discretion to the permanent termination of the Management Agreement)); and

(B) such Transfer shall not diminish any of the rights of Mortgage Borrower or Mortgage Lender under, or other result in any change to the transition services for the benefit of Mortgage Borrower and Mortgage Lender, set forth in the Transition Services Agreement or under the Mortgage Loan Documents;

(v) prior to any Transfer pursuant to clause (iv) above, a Transfer of all right, title and interest of CPLV Tenant in the CPLV Lease to an Affiliate of CPLV Tenant that is owned and Controlled by CEC (the “Affiliate Tenant Transferee”), so long as a condition precedent to such Transfer, (A) there is no Uncured CPLV Lease Event of Default, (B) Affiliate Tenant Transferee shall assume all of the obligations of CPLV Tenant under the CPLV Lease SNDA, the CPLV Security Documents and all other Mortgage Loan Documents and/or Loan Documents to which CPLV Tenant is a party, in a manner reasonably satisfactory to Mortgage Lender and/or Administrative Agent, as applicable, in all material respects, including, without limitation, by entering into an assumption agreement in form and substance satisfactory to Mortgage Lender and Administrative Agent and Affiliate Tenant Transferee shall execute and deliver to Mortgage Lender and/or Administrative Agent, as applicable, any modifications or amendments to such Mortgage Loan Documents and/or Loan Documents reasonably required by Mortgage Lender and/or Administrative Agent, as applicable, in connection with such Transfer and shall take all such actions to continue the perfected security interest granted to Mortgage Borrower or Mortgage Lender under the CPLV Security Documents, (C) Affiliate Tenant Transferee must be able to satisfy all of the representations, warranties and covenants set forth in the CPLV Lease SNDA, (D) CPLV Lease Guarantor shall deliver a reaffirmation of the CPLV Lease Guaranty, in form and substance reasonably acceptable to Administrative Agent, (E) CPLV Tenant, Affiliate Tenant Transferee and any applicable CPLV Tenant Party shall execute and deliver an assignment and assumption agreement in form and substance reasonably acceptable to Administrative Agent pursuant to which, (x) all rights, title and interest of CPLV Tenant and in the CPLV Lease, the Management Agreement and the other CPLV Lease Documents, including all obligations and liabilities thereunder, shall be assigned to and assumed by the Affiliate Tenant Transferee and (y) all rights, title and interest of CPLV Tenant in its Personal Property and all other assets or property of CPLV Tenant, including by not limited to, all rights and interests to any CPLV Intellectual Property, and all of Tenant’s Property and Tenant’s Pledged Property (as each such term is defined in the CPLV Lease) shall be assigned to Affiliate Tenant Transferee, (F) Borrower or CPLV Tenant shall deliver to Lender evidence that all necessary consents, approvals and licenses required to be obtained from the Gaming Authorities in connection with such Transfer and Affiliate Tenant Transferee and necessary to continue the operation of the hotel and casino at the Property have been obtained, (G) Affiliate Tenant Transferee must not have been the subject of any Bankruptcy Action within seven (7) years prior to the date of the proposed Transfer (other than an involuntary Bankruptcy Action that was not consented to by such Person and was discharged or dismissed within ninety (90) days of the date such Bankruptcy Action was filed), (H) (x) there shall be no material litigation or regulatory action pending or threatened against the Affiliate Tenant Transferee which is not reasonably acceptable to Lender and (y) Administrative Agent and each Lender shall have performed searches and/or received other diligence such that Administrative Agent and each Lender is in compliance with its then current “know your customer” requirements and Administrative Agent shall have received Satisfactory Search Results for Affiliate Tenant Transferee, and (I) Borrower or CPLV Tenant shall pay all any and all out-of-

pocket costs incurred in connection with such Transfer (including, without limitation, Administrative Agent’s counsel fees and disbursements and all recording fees, title insurance premiums and similar amounts or taxes in connection with any documents delivered in connection with such Transfer);

(vi) one or a series of Transfers (except for a Pledge) of all the direct or indirect stock, partnership interests or membership interests in CPLV Tenant in connection with a transfer pursuant to Section 22.2(vi) of the CPLV Lease so long as after giving effect to such Transfer, (A) a Person that is a Qualified CPLV Tenant Transferee shall Control and own not less than 51% of the economic and beneficial interests in CPLV Tenant (B) the CPLV Lease Guaranteed Obligations shall be guaranteed by (1) CEC (or following any Transfer under Section 5.2.10(e)(i) above, the Replacement CEC Sponsor) so long as it shall satisfy the conditions required to be a Qualified CPLV Replacement Guarantor (other than clause (a) in the definition thereof) and delivers a reaffirmation of the CPLV Lease Guaranty, in form and substance reasonably acceptable to Administrative Agent contemporaneous with such Transfer, (2) a Person that Controls or is under common Control with CPLV Tenant and satisfies the conditions required to be a Qualified CPLV Replacement Guarantor (other than clause (a) in the definition thereof) pursuant to a replacement guaranty substantially similar to the CPLV Lease Guaranty or in such other form and substance as acceptable to Lender or (3) on a joint and several basis, CEC (or following any Transfer under Section 5.2.10(e)(i) above, the Replacement CEC Sponsor) together with one or more Persons that Control or is under common Control with CPLV Tenant, that shall together satisfy the conditions required to be a Qualified CPLV Replacement Guarantor (other than clause (a) in the definition thereof) pursuant to a joinder to the CPLV Lease Guaranty in form and substance reasonably acceptable to Administrative Agent and (C) the Property is managed by the Manager under the Management Agreement (or a Qualified Replacement Manager under a Replacement Management Agreement in the event Mortgage Borrower terminated Manager in accordance with Section 16.5 of the Management Agreement and the terms hereunder (unless Administrative Agent has consented in its sole and absolute discretion to the permanent termination of the Management Agreement)) (clauses (A) through (C), collectively, the “CEC Substantial Transfer Conditions”); or

(vii) after a Transfer pursuant to and in accordance with Section 5.2.10(e)(iv) above, the Transfer of 100% of the direct or indirect legal and beneficial interests in CPLV Tenant and/or the leasehold interest of CPLV Tenant in the Property to a transferee so long as after giving effect to such Transfer, (x) the CPLV Tenant or the replacement CPLV Tenant shall be a Qualified CPLV Tenant Transferee (except clause (a)(3) thereunder if CEC (or following any Transfer under Section 5.2.10(e)(i) above, the Replacement CEC Sponsor) shall remain as Lease Guarantor) or a Qualified CPLV Tenant Transferee shall Control and own not less than 51% of the economic and beneficial interests in such CPLV Tenant, (y) the CPLV Lease is guaranteed by, either (A) a Qualified CPLV Replacement Guarantor pursuant to a replacement guaranty substantially similar to the CPLV Lease Guaranty or in such other form and substance as acceptable to Administrative Agent or (B) solely with respect to the first Transfer of 100% of the direct or indirect legal and beneficial interests in CPLV Tenant and/or the leasehold interest of CPLV Tenant in the Property after a Transfer pursuant to and in accordance with Section

5.2.10(e)(iv) above, CEC (or following any Transfer under Section 5.2.10(e)(i) above, the Replacement CEC Sponsor), and (z) the Property is managed by Manager under the Management Agreement or a Qualified Replacement Manager under a Replacement Management Agreement, as applicable, provided, however, that with respect to each such Transfer: (A) immediately after giving effect to such Transfer, (x) CPLV Tenant shall at all times be Controlled by CEC or the applicable Person that obtains Control and ownership of 51% of the direct or indirect economic and beneficial interests in CPLV Tenant in a Transfer pursuant to and in accordance with clauses (i), (iv), (vi) or (vii) above, (y) the Property shall at all times be managed by Manager pursuant to the Management Agreement or by a Person that was a Qualified Replacement Manager at the time it entered into a Replacement Management Agreement pursuant to and in accordance with a Transfer pursuant to and in accordance with this Section 5.2.10(e) and provided that no change in the Manager shall be permitted except as provided in clauses (iv) or (vii) above or if the Mortgage Borrower terminates the Manager pursuant to Section 16.5 of the Management Agreement and replaces Manager with a Qualified Replacement Manager under a Replacement Management Agreement) and (z) the CPLV Lease Guaranty and the CPLV Lease Guarantor shall not be replaced except with a replacement CPLV Lease Guaranty from a Qualified Replacement Guarantor or a Replacement CEC Sponsor in accordance with the terms hereunder pursuant to a Transfer pursuant to and in accordance with clause (i), (iv), (vi) or (vii) above, (B) Administrative Agent shall receive evidence that all necessary consents, approvals and licenses required to be obtained from the Gaming Authorities in connection with such Transfer and the CPLV Tenant Transferee and any applicable Affiliates and necessary to continue the operation of the hotel and casino at the Property have been obtained, (C) all Transfers must be made in accordance with all Gaming Regulations, and in no event shall any such Transfer result in a Gaming License Default and (D) Administrative Agent and each Lender shall have the right to perform any searches and/or request other diligence from transferee to permit Administrative Agent and each Lender to comply with its then current “know your customer” requirements, including, but not limited to Patriot Act and OFAC searches and to the extent that any Transfer (other than any Transfer of shares in a such Person that is a Public Vehicle) will result in the transferee (either itself or collectively with its affiliates) owning a 10% or greater equity interest (directly or indirectly) in CPLV Tenant (that did not own a 10% or greater interest therein as of the Closing Date), Administrative Agent’s receipt of the Satisfactory Search Results, as a condition precedent to such Transfer.

5.2.11 CPLV Lease and CPLV Lease Documents.

(a) Borrower shall not permit Mortgage Borrower to, without Administrative Agent’s prior written consent: (i) surrender, terminate or cancel the CPLV Lease or any of the other CPLV Lease Documents, including the CPLV Lease Guaranty; (ii) sell, assign or transfer the CPLV Lease or any of the other CPLV Lease Documents, including the CPLV Lease Guaranty, or any of its rights thereunder; (iii) reduce or consent to the reduction of the term of the CPLV Lease or any of the other CPLV Lease Documents; (iv) reduce or consent to the reduction of the amount of the rent payable to Borrower under the CPLV Lease or any of the other CPLV Lease Documents; (v) reduce or consent to the reduction of any of the liabilities or obligations of CPLV Lease Guarantor under the CPLV Lease Guaranty; or (vi) amend or modify the CPLV Lease or any of the other CPLV Lease Documents (including the CPLV Lease Guaranty) or otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the CPLV Lease or any of the other CPLV Lease Documents (including the CPLV Lease Guaranty), provided, that Mortgage Borrower shall be permitted to enter into non-material amendments or modifications to the CPLV Lease, so long as (A) no Event of Default is continuing and no Uncured CPLV Lease Event of Default is continuing, (B) all reasonable documented out-of-pocket costs and expenses incurred by Administrative Agent, including, but not limited to, its reasonable documented attorneys’ fees shall be paid by Borrower and (C) such amendment or modification of the CPLV Lease shall not (1) increase Mortgage Borrower’s obligations under the CPLV Lease or decrease CPLV Tenant’s obligations thereunder (other than in a de minimis amount), (2) diminish Mortgage Borrower’s rights under the CPLV Lease, (3) diminish or adversely affect any rights of Administrative Agent under the CPLV Lease or the Loan Documents, (4) adversely impact the value of the Collateral, the Property or otherwise result in a Material Adverse Effect, (5) result in the CPLV Lease not constituting a “true lease” and (D) such amendment or modification is otherwise made in accordance with the terms of the CPLV Lease. Borrower shall promptly deliver to Administrative Agent, any modification to the CPLV Lease entered into in accordance with this Section 5.2.11.

(b) Following the occurrence and during the continuance of an Event of Default (other than a CPLV Lease Default so long as Borrower is proceeding to cure (or causing to be cured) subject to the terms and within the time periods set forth in Section 8.3 hereof), Borrower shall not, and shall not permit Mortgage Borrower to, exercise any rights, make any decisions, grant any approvals or otherwise take any action under the CPLV Lease or any of the other CPLV Lease Documents without the prior written consent of Administrative Agent, which consent may be granted, conditioned or withheld in Administrative Agent’s sole discretion, except in the event such Event of Default arises solely from a CPLV Lease Default in connection with the termination of the CPLV Lease in accordance with Section 8.3.

(c) Borrower shall not at any time during the term of the Loan be or become an Affiliate of CPLV Tenant.

5.2.12 CPLV Security Documents.

(a) Borrower shall not permit Mortgage Borrower to, without Administrative Agent’s prior written consent: (i) surrender, terminate, cancel, amend or modify the CPLV Security Documents; (ii) sell, assign or transfer the CPLV Security Documents; (iii) reduce or consent to the reduction of any of the liabilities or obligations of CPLV Tenant under the CPLV Security Documents; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the CPLV Security Documents.

(b) Following the occurrence and during the continuance of an Event of Default (other than a CPLV Lease Default so long as Borrower is proceeding to cure (or causing to be cured) subject to the terms and within the time periods set forth in Section 8.3 hereof but solely to enforce a right or remedy against CPLV Tenant thereunder necessary to effect a cure of such CPLV Lease Default and to otherwise comply with Borrower’s obligations under the Loan Documents, so long as the same could not reasonably be expected to impair the Collateral or Collateral Agent’s security interest therein), Borrower shall not and shall not permit Mortgage Borrower to exercise any rights, make any decisions, grant any approvals or otherwise take any action under the CPLV Security Documents without the prior written consent of Administrative Agent, which consent may be granted, conditioned or withheld in Administrative Agent’s sole discretion.

5.2.13 Ground Lease.

(a) Borrower shall not, and shall not permit Mortgage Borrower to, without Administrative Agent’s written consent, not to be unreasonably withheld, conditioned or delayed, fail to timely exercise any option or right to renew or extend the term of the Ground Lease, and shall give immediate written notice to Administrative Agent and shall execute, acknowledge, deliver and record any document requested by Administrative Agent to evidence the lien of the Mortgage on such extended or renewed lease term; provided, however, Borrower shall not be required to cause Mortgage Borrower to exercise any particular such option or right to renew or extend to the extent Borrower shall have received the prior written consent of Administrative Agent (which consent may not be unreasonably withheld, delayed or conditioned) allowing Borrower to allow Mortgage Borrower to forego exercising such option or right to renew or extend. If Borrower shall fail to cause Mortgage Borrower to timely exercise any such option or right as aforesaid, Administrative Agent may exercise the option or right as Mortgage Borrower’s agent and attorney-in-fact as provided above in Administrative Agent’s own name or in the name of and on behalf of a nominee of Administrative Agent, as Administrative Agent may determine in the exercise of its sole and absolute discretion.

(b) Borrower shall not permit Mortgage Borrower to waive, excuse, condone or in any way release or discharge the Ground Lessor under the Ground Lease of or from Ground Lessor’s material obligations, covenant and/or conditions under the Ground Lease without the prior written consent of Administrative Agent, not to be unreasonably withheld, conditioned or delayed.

(c) Borrower shall not permit Mortgage Borrower to, without Lender’s prior written consent, not to be unreasonably withheld, conditioned or delayed, surrender, terminate, forfeit, or suffer or permit the surrender, termination or forfeiture of, or change, modify or amend the Ground Lease, other than an expiration of the Ground Lease pursuant to its terms. Consent to one amendment, change, agreement or modification shall not be deemed to be a waiver of the right to require consent to other, future or successive amendments, changes, agreements or modifications. Any acquisition of Ground Lessor’s interest in the Ground Lease by Mortgage Borrower or any Affiliate of Mortgage Borrower shall be accomplished by Mortgage Borrower in such a manner so as to avoid a merger of the interests of lessor and lessee in such Ground Lease, unless consent to such merger is granted by Administrative Agent.

5.2.14 REOA. (a) The Borrower hereby covenants and agrees with respect to the REOA as follows:

(b) Borrower shall not, without Lender’s prior written consent, not to be unreasonably withheld, conditioned or delayed, permit Mortgage Borrower to vote to materially and adversely amend, modify or supplement, or consent to the material and adverse amendment, modification or supplementation of, the Material REOA or any other REOA to the extent the same could be reasonably expected to result in a Material Adverse Effect except that

(i) Administrative Agent shall not unreasonably withhold or delay its consent to any amendment or modification which is not reasonably likely to have a material adverse effect upon the Borrower, Mortgage Borrower, the Collateral, or the Property and (ii) no consent shall be required in connection with (x) an amendment solely with respect to the extension of the term of any REOA or (y) entering into an easement or similar agreement that is contemplated and required to be entered into by Mortgage Borrower pursuant to the terms of a REOA;

(c) Borrower shall not permit Mortgage Borrower to, without the prior written consent of Administrative Agent, as determined in its reasonable discretion, take (and hereby assigns to Administrative Agent (exercisable during any Event of Default) any right it may have to take) any action to terminate, surrender, vote to accept any termination or surrender of, the REOA; and

(d) Borrower shall not permit Mortgage Borrower to assign (other than to Mortgage Lender) or encumber (other than Permitted Encumbrances) its rights under the REOA, provided that Mortgage Borrower may grant CPLV Tenant certain rights and obligations, but not a security interest, under the REOAs as set forth in the CPLV Lease.

5.2.15 Limitation on Securities Issuances. None of Borrower or Mortgage Borrower shall issue any limited liability company interests, partnership interests, capital stock interests or other securities other than those that have been issued as of the date hereof.

5.2.16 Limitation on Distributions. Following the occurrence and during the continuance of an Event of Default (other than a CPLV Lease Default prior to a Priority Waterfall Cessation Event), Borrower shall not make any distributions to Mezzanine B Borrower.

5.2.17 Other Limitations. Prior to the payment in full of the Debt, Borrower shall not, and shall not permit Mortgage Borrower to, without the prior written consent of Administrative Agent (which may be furnished or withheld at its sole and absolute discretion), give its consent or approval to any of the following actions or items:

(a) except as permitted herein (i) any refinance of the Mortgage Loan, (ii) any prepayment in full of the Mortgage Loan, or (iii) any Transfer of the Property or any portion thereof;

(b) except as permitted herein or expressly permitted pursuant to the Mortgage Loan Documents, creating, incurring, assuming or suffering to exist any additional Liens on any portion of the Property except for Permitted Encumbrances;

(c) any modification, amendment, consolidation, spread, restatement, waiver or termination of any of the Mortgage Loan Documents (other than a termination that is effected pursuant to the provisions of the Mortgage Loan Documents and does not otherwise violate the terms of this Agreement or the other Loan Documents);

(d) the distribution to the partners, members or shareholders of Mortgage Borrower of property other than cash;

(e) except as otherwise expressly permitted herein or pursuant to the Mortgage Loan Agreement, any material change in the method of conduct of the business of Borrower or Mortgage Borrower, such consent to be given in the sole discretion of Administrative Agent; and

(f) except as required by the Mortgage Loan Documents, any determination to restore the Property after a Casualty or Condemnation.

5.2.18 Contractual Obligations. Other than the Loan Documents, the Borrower Operating Agreement and the Mortgage Borrower Company Agreement, neither Borrower nor any of its assets shall be subject to any Contractual Obligations, and Borrower shall not enter into any agreement, instrument or undertaking by which it or its assets are bound, except for such liabilities, not material in the aggregate, that are incidental to its activities as a limited partner, member or shareholder, as applicable, of Mortgage Borrower.

5.2.19 Refinancing. Borrower shall not consent to or permit a refinancing of the Mortgage Loan (other than in connection with the simultaneous refinancing or payment in full of the Loan, in its entirety and in accordance with the terms and provisions of the Loan Documents and the Mortgage Loan Documents, respectively), unless it obtains the prior consent of Administrative Agent, which consent may be given or withheld by Administrative Agent in its sole discretion.

5.2.20 Affiliate Transactions. Except as contemplated by the Loan Documents (including, without limitation, the Guaranty), other than in connection with the Loan Documents and agreements contemplated under the Loan Documents, Borrower may not enter into or be a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s length transaction with an unrelated third party.

5.2.21 Bankruptcy Related Covenants. (a) To the extent permitted by applicable Legal Requirements, Borrower shall not, nor shall cause Mortgage Borrower to, seek substantive consolidation of any of the foregoing into the bankrupt estate of Guarantor in connection with a proceeding under the Bankruptcy Code or under federal, state or foreign insolvency law involving Guarantor.

(b) To the extent permitted by applicable Legal Requirements, Borrower shall not, nor shall cause Mortgage Borrower to, cause or permit Mezzanine B Borrower, Mezzanine C Borrower, Guarantor, any other Restricted Party, or any Affiliate of the foregoing to, contest, oppose or object to any motion made by Administrative Agent to obtain relief from the automatic stay or seek to reinstate the automatic stay in connection with a proceeding under the Bankruptcy Code or under any other federal, state or foreign insolvency law involving Guarantor.

(c) To the extent permitted by applicable Legal Requirements, Borrower shall not, nor shall cause Mortgage Borrower to, cause or permit Mezzanine B Borrower, Mezzanine C Borrower, Guarantor, any other Restricted Party, or any Affiliate of the foregoing to, provide, originate, acquire an interest in or solicit (in writing) or accept from Guarantor or any Affiliate of Guarantor, or any other Restricted Party, any debtor-in-possession financing on behalf of Guarantor in the event that Guarantor is the subject of a proceeding under the Bankruptcy Code or under federal, state or foreign insolvency law involving Guarantor.

ARTICLE VI – INSURANCE; CASUALTY; CONDEMNATION

Section 6.1 Insurance. (a) Borrower shall cause Mortgage Borrower to maintain at all times during the term of the Loan the insurance required under Section 6.1 of the Mortgage Loan Agreement, including, without limitation, meeting all insurer requirements thereunder. In addition, Borrower shall cause Administrative Agent and Borrower to each be named as an additional insured under the insurance policies described in Section 6.1(a)(v), (vii) and (viii) of the Mortgage Loan Agreement. In addition, Borrower shall cause Administrative Agent to be named as a loss payee together with Mortgage Lender, as their interest may appear, under the insurance policies, required under Sections 6.1(a)(i), (ii), (iii), (iv), (ix) and (x) of the Mortgage Loan Agreement. Borrower shall also cause all insurance policies required under this Section 6.1 to provide for at least thirty (30) days’ prior notice to Administrative Agent in the event of policy cancellation or material changes. Borrower shall provide Administrative Agent with evidence of all such insurance required hereunder simultaneously with Mortgage Borrower’s provision of such evidence to Mortgage Lender.

(b) If at any time Administrative Agent is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Administrative Agent shall have the right, without notice to Borrower, to take such action as Administrative Agent reasonably deems necessary to protect its interest in the Property, including, without limitation, the obtaining of the insurance coverage as required hereunder after five (5) Business Days’ notice to Borrower if prior to the date upon which any such coverage will lapse or at any time Administrative Agent deems necessary (regardless of prior notice to Borrower) to avoid the lapse of any such coverage. All premiums incurred by Administrative Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Administrative Agent upon demand and, until paid, shall be secured by the Pledge Agreement and shall bear interest at the Default Rate.

Section 6.2 Casualty. If the Property shall sustain a Casualty, Borrower shall give prompt written notice of such Casualty to Administrative Agent and if required pursuant to the Mortgage Loan Agreement shall cause Mortgage Borrower to, or shall cause Mortgage Borrower to cause CPLV Tenant to, promptly in accordance with the terms of the Mortgage Loan Agreement commence and diligently prosecute to completion the repair and restoration of the Property (or the applicable portion thereof, as applicable) to substantially the same condition the Property was in immediately prior to such Casualty with such alterations as may be reasonably approved by Mortgage Lender and otherwise in accordance with Section 6.4 of the Mortgage Loan Agreement.

Section 6.3 Condemnation. Borrower shall promptly give Administrative Agent notice of the actual or threatened commencement of any proceeding for the Condemnation of the Property and shall cause Mortgage Borrower to deliver to Administrative Agent copies of any and all papers served in connection with such proceedings. Administrative Agent may participate in any such proceedings, and Borrower shall from time to time deliver to

Administrative Agent all instruments reasonably requested by it to permit such participation. Borrower shall cause Mortgage Borrower (directly or by causing CPLV Tenant to), at its expense, to diligently prosecute any such proceedings, and shall consult with Administrative Agent, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in this Agreement and the Debt shall not be reduced until any Net Liquidation Proceeds After Debt Service shall have been actually received and applied by Administrative Agent, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Administrative Agent shall not be limited to the interest paid on the Net Liquidation Proceeds After Debt Service by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in any Note. If any portion of the Property is taken by a condemning authority, Borrower shall cause Mortgage Borrower to (directly or by causing CPLV Tenant to), promptly commence and diligently prosecute the Restoration of the Property pursuant to Section 6.4 of the Mortgage Loan Agreement and otherwise comply with the provisions of Section 6.4 of the Mortgage Loan Agreement.

Section 6.4 Restoration. Borrower shall, or shall cause Mortgage Borrower, to, deliver to Administrative Agent all reports, plans, specifications, documents and other materials that are delivered to Mortgage Lender under Section 6.4 of the Mortgage Loan Agreement and to otherwise comply in all respects with Section 6.4 of the Mortgage Loan Agreement in connection with a restoration of the Property after a Casualty or Condemnation.

ARTICLE VII – RESERVE FUNDS

Section 7.1 Reserved.

Section 7.2 Tax and Insurance Escrow Fund. Borrower shall cause Mortgage Borrower to comply with all the terms and conditions set forth in Section 7.2 of the Mortgage Loan Agreement. In the event that, prior to the payment and performance in full of all obligations of Borrower under the Loan Documents, (i) Mortgage Borrower is required to maintain the Tax and Insurance Escrow Fund pursuant to the terms of Section 7.2 of the Mortgage Loan Agreement, but Mortgage Lender waives such requirement, (ii) Mortgage Borrower is no longer required pursuant to the terms of the Mortgage Loan Agreement to maintain the Tax and Insurance Escrow Fund (other than as expressly contemplated under the terms of the Mortgage Loan Agreement) or (iii) the Mortgage Loan has been repaid in full, (A) Administrative Agent shall have the right to require Borrower to establish and maintain a reserve account that would operate in the same manner as the Tax and Insurance Escrow Fund pursuant to Section 7.2 of the Mortgage Loan Agreement, and (B) the provisions of Section 7.2 of the Mortgage Loan Agreement and all related definitions shall be incorporated herein by reference.

Section 7.3 Replacements and Replacement Reserve. Borrower shall cause Mortgage Borrower to comply with all the terms and conditions set forth in Section 7.3 of the Mortgage Loan Agreement. In the event that, prior to the payment and performance in full of all obligations of Borrower under the Loan Documents, (i) Mortgage Borrower is required to maintain the Replacement Reserve Fund pursuant to the terms of Section 7.3 of the Mortgage Loan Agreement, but Mortgage Lender waives such requirement, (ii) Mortgage Borrower is no longer required pursuant to the terms of the Mortgage Loan Agreement to maintain the Replacement Reserve Fund or (iii) the Mortgage Loan has been repaid in full, (A) Administrative Agent shall have the right to require Borrower to establish and maintain a reserve account that would operate in the same manner as the Replacement Reserve Fund pursuant to Section 7.3 of the Mortgage Loan Agreement, and (B) the provisions of Section 7.3 of the Mortgage Loan Agreement and all related definitions shall be incorporated herein by reference.

Section 7.4 Ground Rent Reserve. Borrower shall cause Mortgage Borrower to comply with all the terms and conditions set forth in Section 7.4 of the Mortgage Loan Agreement. In the event that, prior to the payment and performance in full of all obligations of Borrower under the Loan Documents, (i) Mortgage Borrower is required to maintain the Ground Rent Reserve pursuant to the terms of Section 7.4 of the Mortgage Loan Agreement, but Mortgage Lender waives such requirement, (ii) Mortgage Borrower is no longer required pursuant to the terms of the Mortgage Loan Agreement to maintain the Ground Rent Reserve Fund (other than as expressly contemplated under the terms of the Mortgage Loan Agreement) or (iii) the Mortgage Loan has been repaid in full, (A) Administrative Agent shall have the right to require Borrower to establish and maintain a reserve account that would operate in the same manner as the Ground Rent Reserve Fund pursuant to Section 7.4 of the Mortgage Loan Agreement, and (B) the provisions of Section 7.4 of the Mortgage Loan Agreement and all related definitions shall be incorporated herein by reference.

Section 7.5 Excess Cash Flow Reserve Fund. Borrower shall cause Mortgage Borrower to comply with all the terms and conditions set forth in Section 7.5 of the Mortgage Loan Agreement. In the event that, prior to the payment and performance in full of all obligations of Borrower under the Loan Documents, (i) Mortgage Borrower is required to maintain the Excess Cash Flow Reserve Fund pursuant to the terms of Section 7.5 of the Mortgage Loan Agreement, but Mortgage Lender waives such requirement, (ii) Mortgage Borrower is no longer required pursuant to the terms of the Mortgage Loan Agreement to maintain the Excess Cash Flow Reserve Fund (other than as expressly contemplated under the terms of the Mortgage Loan Agreement) or (iii) the Mortgage Loan has been repaid in full, (A) Administrative Agent shall have the right to require Borrower to establish and maintain a reserve account that would operate in the same manner as the Excess Cash Flow Reserve Fund pursuant to Section 7.5 of the Mortgage Loan Agreement, and (B) the provisions of Section 7.5 of the Mortgage Loan Agreement and all related definitions shall be incorporated herein by reference.

Section 7.6 Reserve Funds, Generally. (a) Borrower grants to Collateral Agent a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance herewith, all Reserve Funds shall constitute additional security for the Debt.

(b) Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may, in addition to any and all other rights and remedies available to Administrative Agent, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion.

(c) The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Administrative Agent. The Reserve Funds shall be held in an Eligible Account in Permitted Investments as directed by Administrative Agent. Unless expressly provided for in this Article VII, all interest on a Reserve Fund shall be added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds credited or paid to Borrower.

(d) Borrower shall not, shall not permit Mortgage Borrower to and shall cause Mortgage Borrower to use commercially reasonable efforts to not permit CPLV Tenant to, without obtaining the prior written consent of Administrative Agent, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Collateral Agent as the secured party, to be filed with respect thereto.

(e) None of Administrative Agent, Collateral Agent nor any of their respective Related Parties shall be liable for any loss sustained on the investment of any funds constituting the Reserve Funds. Borrower shall indemnify Administrative Agent, Collateral Agent and each of their respective Related Parties and hold Administrative Agent, Collateral Agent and each of their respective Related Parties harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages (excluding punitive, consequential, indirect, exemplary and special damages, except to the extent paid to a third party), obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established, except to the extent arising from the willful misconduct or gross negligence of Administrative Agent or Collateral Agent.

(f) [Reserved].

(g) Any amount remaining in the Reserve Funds after the Debt has been paid in full shall be distributed (A) if any portion of the Mezzanine B Loan Debt is then outstanding, to Mezzanine B Collateral Agent to be held by the Mezzanine B Collateral Agent pursuant to the Mezzanine B Loan Agreement for the same purposes as those described therein, (B) if no portion of the Mezzanine B Loan Debt is then outstanding, but any portion of the Mezzanine C Loan Debt is then outstanding, to Mezzanine C Collateral Agent to be held by the Mezzanine C Collateral Agent pursuant to the Mezzanine C Loan Agreement for the same purposes as those described therein, (C) if neither the Mezzanine B Loan Debt nor the Mezzanine C Loan Debt is then outstanding, to Borrower or, if directed by Borrower, to CPLV Tenant.

ARTICLE VIII – DEFAULTS

Section 8.1 Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) any Monthly Debt Service Payment Amount is not paid on or before the date it is due (subject to Section 2.7.3 hereof), (B) the Debt is not paid in full on the Maturity Date, or (C) any other portion of the Debt not specified in the foregoing clause (A) or (B) or any other amount payable to Lender pursuant to the Loan Documents is not paid on or prior to the date when the same is due; provided, that with respect to clause (C) only, such failure is continuing for five (5) Business Days after Administrative Agent delivers written notice thereof to Borrower;

(ii) if any of the Taxes or Other Charges are not paid prior to the incurrence of Additional Charges, other than those Taxes or Other Charges being contested in accordance with Section 5.1.2 hereof; provided, however that it shall not be an Event of Default if there are sufficient funds in the Tax and Insurance Escrow Fund to pay such Taxes or Other Charges prior to the incurrence of Additional Charges and Mortgage Lender (or Administrative Agent, if applicable) is required to use such amounts for the payment of such Taxes or Other Charges under the Mortgage Loan Agreement or hereunder, as applicable, and Mortgage Lender (or Administrative Agent, if applicable) fails to make such payment in accordance with the Mortgage Loan Agreement or this Agreement, as applicable;

(iii) if (x) the Policies are not kept in full force and effect, except to the extent that such failure is caused solely by the failure to pay insurance premiums if the amount required for payment of the premiums therefor is on deposit in the Tax and Insurance Escrow Fund on the date that such premiums are due and payable and Mortgage Lender (or Administrative Agent, if applicable) is required to use such amounts for the payment of insurance premiums in accordance with the Mortgage Loan Agreement or this Agreement, as applicable or (y) if certified copies of the Policies are not delivered to Administrative Agent upon request, within five (5) Business Days of such request;

(iv) if Borrower Transfers or otherwise encumbers any portion of the Collateral or any Transfer of any interest in Borrower or the Collateral is made, in each case, without Administrative Agent’s prior written consent in violation of the provisions of this Agreement or the Pledge Agreement, or if Mortgage Borrower Transfers or otherwise encumbers any portion of the Property, or any Transfer of any interest in Mortgage Borrower or the Property is made, in each case, without Administrative Agent’s and Mortgage Lender’s prior written consent in violation of the provisions of this Agreement and the Mortgage Loan Agreement or Article 6 of the Mortgage;

(v) if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Administrative Agent shall have been false or misleading in any material respect as of the date the representation or warranty was made and such false or misleading representation or warranty has had or is reasonably expected to result in a Material Adverse Effect; provided, that, if such false or misleading representation or warranty is susceptible of being cured, Borrower shall have the right to cure such representation or warranty within thirty (30) days of receipt of notice from Administrative Agent and with respect to a breach of the representations and warranties contained in Section 4.1.30 of this Agreement, Borrower shall have satisfied the conditions set forth in clause (xi) below;

(vi) if Borrower or Mortgage Borrower shall make an assignment for the benefit of creditors (other than to Administrative Agent or Lenders);

(vii) if a receiver, liquidator or trustee shall be appointed for Borrower or Mortgage Borrower or if Borrower or Mortgage Borrower shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or Mortgage Borrower, or if any proceeding for the dissolution or liquidation of Borrower or Mortgage Borrower shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or Mortgage Borrower upon the same not being discharged, stayed or dismissed within ninety (90) days;

(viii) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix) if Guarantor shall make an assignment for the benefit of creditors or if a receiver, liquidator or trustee shall be appointed for Guarantor or if Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Guarantor, or if any proceeding for the dissolution or liquidation of Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days; provided, further, however, it shall be at Administrative Agent’s option to determine whether any of the foregoing shall be an Event of Default;

(x) if CPLV Tenant or CPLV Lease Guarantor shall make an assignment for the benefit of creditors or if a receiver, liquidator or trustee shall be appointed for CPLV Tenant or CPLV Lease Guarantor or if CPLV Tenant or CPLV Lease Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, CPLV Tenant or CPLV Lease Guarantor, or if any proceeding for the dissolution or liquidation of CPLV Tenant or CPLV Lease Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by CPLV Tenant or CPLV Lease Guarantor, as applicable, upon the same not being discharged, stayed or dismissed within ninety (90) days; provided, further, however, it shall be at Administrative Agent’s option to determine whether any of the foregoing shall be an Event of Default;

(xi) if Borrower breaches any covenant contained in Section 4.1.30 hereof provided however, that any such breach shall not constitute an Event of Default (A) if such breach is inadvertent and non-recurring, (B) if such breach is curable, if Borrower shall promptly cure such breach within a cure period ending on the earlier of (1) ten (10) Business Days after Borrower’s receipt of notice thereof from Administrative Agent, and (2) thirty (30) days after Borrower has actual knowledge of such breach, and (C) upon the written request of Administrative Agent, if Borrower promptly delivers to Administrative Agent an Additional Insolvency Opinion or a modification of the Insolvency Opinion, as applicable, to the effect that such breach shall not in any way impair, negate or amend the opinions rendered in the Insolvency Opinion, which opinion or modification and the counsel delivering such opinion and modification shall be acceptable to Administrative Agent in its sole discretion;

(xii) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xiii) if any of the assumptions contained in the Insolvency Opinion delivered to Administrative Agent in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect provided, however, that any such breach shall not constitute an Event of Default (A) if such breach is inadvertent and non-recurring, (B) if such breach is curable, if Borrower shall promptly cure such breach within the earlier of (1) ten (10) Business Days after Borrower’s receipt of a notice thereof from Administrative Agent or (2) thirty (30) days after Borrower has knowledge of such breach, and (C) upon the written request of Administrative Agent, if Borrower promptly delivers to Administrative Agent an Additional Insolvency Opinion or a modification of the Insolvency Opinion, as applicable, to the effect that such breach shall not in any way impair, negate or amend the opinions rendered in the Insolvency Opinion, which opinion or modification and the counsel delivering such opinion and modification shall be acceptable to Administrative Agent in its sole discretion;

(xiv) if a material default by Mortgage Borrower has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement) and if such default permits the Manager thereunder to terminate or cancel the Management Agreement (or any Replacement Management Agreement);

(xv) if Borrower shall continue to be in Default under any of the terms, covenants or conditions of Section 9.1 hereof, for five (5) Business Days after written notice to Borrower from Administrative Agent;

(xvi) intentionally omitted;

(xvii) the Liens created pursuant to the Pledge Agreement shall cease to be a fully perfected enforceable first priority security interest subject only to Permitted Encumbrances;

(xviii) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not specified in subsections (i) to (xvii) above, for ten (10) days after notice to Borrower from Administrative Agent, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Administrative Agent in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed one hundred twenty (120) days;

(xix) if (1) an ERISA Event shall have occurred, (2) a trustee shall be appointed by a United States district court to administer any Single Employer Plan, (3) the PBGC shall institute proceedings to terminate any Single Employer Plan, (4) Mortgage Borrower, Borrower, Guarantor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed withdrawal liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such withdrawal liability or is not contesting such withdrawal liability in a timely and appropriate manner; (5) Mortgage Borrower, Borrower or Guarantor shall hold Plan Assets of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code) or (6) any other similar event or condition shall occur or exist with respect to a Plan or Multiemployer Plan; and in each case in clauses (1) through (6) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Administrative Agent, reasonably be expected to result in a Material Adverse Effect;

(xx) with respect to any term, covenant, condition or provision in any of the other Loan Documents, if there shall be a default by Borrower, Guarantor or any of their Affiliates (x) beyond any applicable notice and cure periods contained in such documents, or (y) if no such notice and cure period is set forth, any other such event shall occur or condition shall exist, arising from any action or omission of Borrower, Guarantor or any of their Affiliates if the effect of such default, event or condition is to accelerate the maturity of any portion of the Debt or to permit Administrative Agent to accelerate the maturity of all or any portion of the Debt;

(xxi) a material default by Mortgage Borrower shall occur under the CPLV Lease or any other CPLV Lease Documents beyond any applicable cure period under the CPLV Lease or other CPLV Lease Documents;

(xxii) if Mortgage Borrower permits CPLV Tenant to cease to do business as a hotel and casino at the Property or terminates such business for any reason whatsoever (other than temporary cessation in connection with any continuous and diligent renovation or restoration of the Property following a Casualty or Condemnation or in connection with a Permitted Operation Interruption (as defined in the CPLV Lease) (other than under clause (iii) thereunder));

(xxiii) (A) a material breach or default by Mortgage Borrower under any condition or obligation contained in the Ground Lease is not cured within any applicable cure period provided therein (provided, however, if such default is a result of the failure to pay Ground Rent, it shall not be an Event of Default if there are sufficient funds in the Ground Rent Reserve Account to pay such Ground Rent on the date such amounts are due and payable under the Ground Lease and Administrative Agent or Mortgage Lender, as applicable, is required to use such amounts for the payment of such Ground Rent hereunder and Administrative Agent or Mortgage Lender, as applicable, fails to make such payment in accordance with this Agreement or the Mortgage Loan Agreement, as applicable), (B) there occurs any event or condition that gives the lessor under the Ground Lease a right to terminate or cancel the Ground Lease, (C) the Property subject to the Ground Lease shall be surrendered or the Ground Lease shall be terminated or cancelled for any reason or under any circumstances whatsoever, or (D) any of the terms, covenants or conditions of the Ground Lease shall in any manner be modified, changed, supplemented, altered, or amended without the prior written consent of Administrative Agent in violation of the terms of this Agreement;

(xxiv) (x) any Gaming License required for the operation of the Casino Component as a casino shall be refused, suspended, revoked, limited, conditioned, or modified in a materially adverse manner or canceled or allowed to lapse (any default under clause (x), a “Gaming License Default”) or (y) any proceeding or disciplinary complaint is formally commenced by any Governmental Authority for the purpose of suspending, revoking or canceling any Gaming License required for the operation of the Casino Component, or any Governmental Authority shall have appointed a conservator, supervisor or trustee to or for any of the Casino Components (any default under clause (y), a “Gaming Proceeding Default”), in each case, which results in a closure of the Casino Component or any material portion thereof or in CPLV Tenant being forced to cease operations of a material portion of the Casino Component (e.g., the CPLV Tenant is forced to cease offering table games, slot machines, a race book and/or sports book);

(xxv) (A) the CPLV Lease, the Management Agreement, the CPLV Lease Guaranty or any other CPLV Lease Document is amended without the prior written consent of Administrative Agent as required pursuant to this Agreement, or (B) if the CPLV Lease, the Management Agreement, the CPLV Lease Guaranty or any other CPLV Lease Document is terminated or cancelled for any reason or under any circumstances whatsoever, including a rejection or disaffirmation of such CPLV Lease Document in a bankruptcy proceeding, without the prior written consent of Administrative Agent as required pursuant to this Agreement (except for a termination and replacement of such CPLV Lease Document (i) made by CPLV Tenant Lender in connection with a foreclosure of the CPLV Tenant Loan pursuant to and in accordance with the terms hereunder or (ii) by Borrower to cure (or cause a cure of) a CPLV Lease Default in accordance with Section 8.3 hereof);

(xxvi) if any material IP Collateral, including any material IP Licenses, including any rights to the Licensed Trademarks (as defined therein) under the CPLV Trademark License Agreement, are surrendered, terminated or canceled, except with the prior written consent of Administrative Agent or if any IP Licenses which constitute IP Collateral are amended, modified, altered or changed in any material respect without the prior written consent of Administrative Agent in violation of the provisions of this Agreement;

(xxvii) any Transfer of any interest in CPLV Tenant or CPLV Tenant’s leasehold interest in the Property or the CPLV Lease without Administrative Agent’s prior written consent in violation of the provisions of this Agreement; or

(xxviii) a Mortgage Loan Default shall occur.

(b) Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Administrative Agent and/or Collateral Agent may take such action, without notice or demand, that Administrative Agent and/or Collateral Agent deems advisable to protect and enforce its rights against Borrower and the Collateral, including, without limitation, declaring the Debt to be immediately due and payable, and Administrative Agent and/or Collateral Agent may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Collateral and may exercise all the rights and remedies of a secured party under the Uniform Commercial Code, as adopted and enacted by the State or States where any of the Collateral is located or where Borrower is organized, against Borrower, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and Other Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2 Remedies. (a) Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Administrative Agent and/or Collateral Agent against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Administrative Agent and/or Collateral Agent at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Administrative Agent and/or Collateral Agent shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of the Collateral. Any such actions taken by Administrative Agent and/or Collateral Agent shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Administrative Agent and/or Collateral Agent may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Administrative Agent and/or Collateral Agent permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) neither Administrative Agent nor Collateral Agent is subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Administrative Agent and/or Collateral Agent shall remain in full force and effect until Collateral Agent has exhausted all of its remedies against the Collateral and the Pledge Agreement has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been indefeasibly paid in full.

(b) With respect to Borrower and the Collateral, nothing contained herein or in any other Loan Document shall be construed as requiring Collateral Agent to resort to any portion of the Collateral for the satisfaction of any of the Debt in any preference or priority, and Collateral Agent may seek satisfaction out of the Collateral, or any part thereof, in its absolute discretion in respect of the Debt. In addition, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right from time to time to partially foreclose upon the Collateral in any manner and for any amounts secured by the Pledge Agreement then due and payable as determined by Collateral Agent in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Collateral Agent may foreclose upon the Pledge Agreement to recover such delinquent payments or (ii) in the event Administrative Agent elects to accelerate less than the entire outstanding principal balance of the Loan, Collateral Agent may foreclose upon the Pledge Agreement to recover so much of the principal balance of the Loan as Administrative Agent may accelerate and such other sums secured by the Pledge Agreement as Administrative Agent may elect. Notwithstanding one or more partial foreclosures, the Collateral shall remain subject to the Pledge Agreement to secure payment of sums secured by the Pledge Agreement and not previously recovered.

(c) Upon the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the right from time to time to sever any Note and the other Loan Documents into one or more separate notes, pledges and other security documents (the “Severed Loan Documents”) in such denominations as Administrative Agent shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder, and shall make any corresponding adjustments to the Register to reflect the same. Borrower shall execute and deliver to Administrative Agent from time to time, promptly after the request of Administrative Agent, a severance agreement and such other documents as Administrative Agent shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Administrative Agent. Borrower hereby absolutely and irrevocably appoints Administrative Agent as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Administrative Agent shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Administrative Agent of Administrative Agent’s intent to exercise its rights under such power and an Event of Default is continuing. Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d) As used in this Section 8.2, a “foreclosure” shall include, without limitation, any sale by power of sale and any disposition of any of the Collateral under Chapter 6 of Article 9 of the UCC.

Section 8.3 Additional Provisions Regarding CPLV Lease. (a) Upon the occurrence of an Event of Default hereunder described in clauses (i)(C), (xii), (xviii), (xx), (xxiv), (xxv) (if such action with respect to such clause (xxv) is effectuated without any action or consent by Borrower), (xxvi), or (xxvii) of Section 8.1(a) above arising from any default or breach by CPLV Tenant, CPLV Lease Guarantor, Manager or any of their respective Affiliates (each, a “CPLV Tenant Party”) under the CPLV Lease or any of the other CPLV Lease Documents (each of the foregoing and each of the CPLV Lease Bankruptcy Defaults, each, a “CPLV Lease Default”), so long as there is no Material Adverse Effect arising from such CPLV Lease Default, neither Administrative Agent nor Collateral Agent, as applicable, shall commence any foreclosure proceeding, exercise any power of sale, take an assignment in lieu of foreclosure, obtain a receiver or take any other enforcement action to take possession or control of the Collateral or any portion thereof, accelerate the Debt or apply amounts in the Lockbox Account, Cash Management Account, or Reserve Funds to the payment of the Debt (except for Priority Waterfall Payments) or shall not restrict Borrower’s right to make a payment or perform its obligations hereunder as a result of such Event of Default (each, an “Enforcement Action”), unless such Event of Default shall be continuing for (i) in the case of any CPLV Lease Default which can be cured by the payment of a sum of money, five (5) Business Days after such CPLV Lease Default and (ii) in the case of any other CPLV Lease Default, thirty (30) days after such CPLV Lease Default, provided, that if such non-monetary CPLV Lease Default cannot actually be cured by Borrower within such thirty (30) day period without repaying the Loan in full, so long as Borrower shall have commenced (or caused Mortgage Borrower to commence) to cure such CPLV Lease Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower (or Mortgage Borrower) in the exercise of due diligence to cure such CPLV Lease Default, so long as Borrower (or Mortgage Borrower) is thereafter diligently and expeditiously proceeding to cure the same (which for the purposes of this Section 8.3 include Borrower causing Mortgage Borrower to enforce rights and remedies under the CPLV Lease or to seek a CPLV Replacement Tenant (as defined below) in accordance with the terms hereunder or seeking refinancing sources to repay the Loan in full), such period shall be extended for such time as is reasonably necessary for Borrower (or Mortgage Borrower) in the exercise of due diligence to cure such CPLV Lease Default, such additional period not to exceed one hundred eighty (180) days after such Event of Default (or, with respect to an Event of Default under clause (xviii) above not related to completion of work required hereunder or compliance with Legal Requirements, the lesser of (x) 180 days after such Event of Default, or (y) 210 days following Administrative Agent’s original notice of the Default that resulted in such Event of Default), provided, further, that Administrative Agent shall not unreasonably withhold, condition or delay acceptance of a cure of such CPLV Lease Default whether by Borrower, Mortgage Borrower, CPLV Tenant or any other Person and if required to cure such non-monetary CPLV Lease Default that is not susceptible to cure by Borrower (or Mortgage Borrower), Borrower shall have the right to cause Mortgage Borrower to replace the CPLV

Tenant and the Manager so long as (x) the replacement tenant that assumes all of the obligations, liabilities and rights of CPLV Tenant under the CPLV Lease and CPLV Lease Documents (the “CPLV Replacement Tenant”) shall be a Qualified CPLV Tenant Transferee or a Qualified CPLV Tenant Transferee shall Control and own not less than 51% of the economic and beneficial interests in such CPLV Replacement Tenant, (y) a replacement lease guarantor that is a Qualified CPLV Replacement Guarantor shall execute a replacement guaranty substantially similar to the CPLV Lease Guaranty or in such other form and substance as reasonably acceptable to Administrative Agent and (z) the Property is managed by a Qualified Replacement Manager, provided that the satisfaction of such clauses (x) through (z) shall be subject to verification by Administrative Agent in its reasonable discretion. Notwithstanding anything to the contrary herein, to the extent that Borrower is required to cause Mortgage Borrower to use commercially reasonable efforts to cause CPLV Tenant to act or refrain from acting in any manner, including, but not limited to, any actions that result in a CPLV Lease Default, and such failure to use commercially reasonable efforts shall result in an Event of Default, Borrower shall not have the rights to any additional cure periods as set forth in this Section 8.3(a).    Any non-monetary CPLV Lease Default not susceptible to cure by Borrower shall be deemed cured upon entry into a replacement CPLV Lease in the form substantially similar to the CPLV Lease or in such other form and substance as reasonably acceptable to Administrative Agent with a Qualified CPLV Tenant Transferee or an assumption of the CPLV Lease by a CPLV Tenant Transferee in connection with a Transfer pursuant to and in accordance with Section 5.2.10(e)(iv) hereof, in each case, in accordance with the terms hereof, including that (x) a replacement lease guarantor that is a Qualified CPLV Replacement Guarantor shall execute a replacement guaranty substantially similar to the CPLV Lease Guaranty or in such other form and substance as reasonably acceptable to Administrative Agent (except in the event that in connection with a Transfer pursuant to and in accordance with Section 5.2.10(e)(iv) hereof, CEC (or following any Transfer under Section 5.2.10(e)(i), Replacement CEC Sponsor) shall remain as CPLV Lease Guarantor under the CPLV Lease Guaranty) and (y) the Property is managed by a Qualified Manager under the Management Agreement or a Replacement Management Agreement, as applicable, in accordance with the terms hereunder, provided that the satisfaction of the foregoing shall be subject to verification by Administrative Agent in its reasonable discretion. Upon acceptance of a cure by Administrative Agent of the applicable CPLV Lease Default pursuant to this Section 8.3(a), no Event of Default shall be continuing under the Loan Documents on the basis thereof.

(b) Upon the occurrence of an Event of Default hereunder described in clause (x) or clause (xxv)(B) solely with respect to a rejection of the CPLV Lease Document in a Bankruptcy Action, above, (each, a “CPLV Lease Bankruptcy Default”), Collateral Agent shall not commence any Enforcement Action, so long as (1) Borrower is (or is causing Mortgage Borrower to) diligently and expeditiously exercising all rights and remedies available under Applicable Law, in accordance with the advice of legal counsel, including, if applicable, filing any required motions to compel payment of outstanding amounts or motions for relief from the stay, to cause the applicable CPLV Tenant Party to assume or reject the applicable CPLV Lease Documents during the initial one hundred twenty (120) day (or if extended by the court upon a motion for cause by the applicable CPLV Tenant Party, the two hundred ten (210) day) period after such Bankruptcy Action, (2)(A) within two hundred ten (210) days of such Bankruptcy Action, the applicable CPLV Tenant Party has assumed the applicable CPLV Lease Documents (“CPLV Lease Assumption Event”), (B) within two hundred ten (210) days of such

Bankruptcy Action, the applicable rights, title and obligations of the CPLV Tenant Party under the applicable CPLV Lease Documents have been assumed and assigned to one or more Persons (a “CPLV Lease Assignment Event”) such that after giving effect to such assignment the CPLV Lease, CPLV Lease Guaranty and Management Agreement and the obligations and liabilities thereunder have been assumed by a Qualified CPLV Tenant Transferee, Qualified CPLV Replacement Guarantor and Qualified Replacement Manager, as applicable (collectively, the “CPLV Lease Assignment Conditions”), (C) within ninety (90) days of any CPLV Lease Assignment Event to any Person that does not satisfy the CPLV Lease Assignment Conditions, the Borrower shall repay the Debt in full in accordance with the terms hereunder or (D) within two hundred seventy (270) days of the Bankruptcy Action, either (A) a replacement CPLV Lease, CPLV Lease Guaranty and Management Agreement shall be entered into with a Qualified CPLV Tenant Transferee, Qualified CPLV Replacement Guarantor and Qualified Replacement Manager, as applicable, in accordance with the terms and conditions of this Agreement or (B) such Bankruptcy Action is discharged or dismissed and (3) in the event the CPLV Lease Document has been rejected, (i) CPLV Tenant Lender or Borrower has exercised its rights under the Transition Services Agreement to cause the applicable CPLV Tenant Parties to perform their respective obligations thereunder until such time as the replacement CPLV Lease, CPLV Lease Guaranty and Management Agreement with a Qualified CPLV Tenant Transferee, Qualified CPLV Replacement Guarantor and Qualified Replacement Manager, as applicable has been entered into by CPLV Tenant Lender or Borrower, in accordance with the terms hereunder and (ii) CPLV Tenant Lender or Borrower, as applicable is diligently and expeditiously proceeding to obtain all necessary approvals and Gaming Licenses required by the Gaming Authorities for the replacement CPLV Lease, CPLV Lease Guaranty and Management Agreement with a Qualified CPLV Tenant Transferee, Qualified CPLV Replacement Guarantor and Qualified Replacement Manager, as applicable, provided, further that in the event of a CPLV Lease Assumption Event, until the applicable Bankruptcy Action is discharged or dismissed, the occurrence of any of the following events shall constitute an Event of Default (with no additional notice or cure period) hereunder: (i) conversion of the Bankruptcy Action into a Chapter 7 proceeding or a liquidation under a liquidating chapter 11 plan or pursuant to any other liquidation proceeding or process, (ii) a finding by a court of competent jurisdiction that the debtor is administratively insolvent, or a finding by a court of competent jurisdiction that the debtor has failed to pay when due any material allowed claims with administrative priority in its bankruptcy case that are not subject to a bona fide dispute as to liability or amount or (iii) there is a subsequent rejection of such CPLV Lease Document. Upon the satisfaction of all of the requirements set forth in this Section 8.3(b) within the periods specified above, as reasonably determined by Administrative Agent, no Event of Default shall be continuing on the basis thereof.

(c) Notwithstanding the foregoing Section 8.3(a) and 8.3(b), Administrative Agent and/or Collateral Agent shall have the right to exercise and such foregoing clauses shall not impair or affect any right or remedy of Administrative Agent and/or Collateral Agent arising from any other Event of Default that does not constitute a CPLV Lease Default.

Section 8.4 Remedies Cumulative; Waivers. The rights, powers and remedies of Administrative Agent under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Administrative Agent or Collateral Agent may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Administrative Agent’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Administrative Agent may determine in Administrative Agent’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Section 8.5 Rights of Cure. Upon the occurrence and during the continuance of an Event of Default (and with respect to any CPLV Lease Default only, after the expiration of the applicable cure period for such CPLV Lease Default in accordance with Section 8.3), Administrative Agent may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Administrative Agent may deem necessary. During the continuance of such an Event of Default, Administrative Agent is authorized to enter upon the Property (subject to the rights of Tenants under their Leases and the rights of CPLV Tenant under the CPLV Lease) for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by law), with interest as provided in this Section 8.5, shall constitute a portion of the Debt and shall be due and payable to Administrative Agent upon demand. All such costs and expenses incurred by Administrative Agent and/or Collateral Agent in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period commencing five (5) Business Days after written demand of Borrower to pay such cost or expense until the date of payment to Administrative Agent. Upon the occurrence and during the continuance of a Mortgage Loan Default, Administrative Agent may, but without any obligation to do so and without notice to or demand on Borrower or Mortgage Borrower and without releasing Mortgage Borrower from any obligation under the Mortgage Loan Documents or being deemed to have cured any Mortgage Loan Default, make, do or perform any obligation of Mortgage Borrower under Mortgage Loan Documents in such manner and to such extent as Administrative Agent may deem necessary. All such costs and expenses incurred by Administrative Agent, Collateral Agent or any Lender in remedying such Mortgage Loan Default or such failed payment or act shall bear interest at the Default Rate, for the period commencing five (5) Business Days after written demand of Borrower to pay such cost or expense until the date of payment to Administrative Agent. All such costs and expenses incurred by Administrative Agent and/or Collateral Agent together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Administrative Agent and/or Collateral Agent under the Loan Documents and shall be immediately due and payable upon demand by Administrative Agent therefor.

ARTICLE IX – SPECIAL PROVISIONS

Section 9.1 Secondary Market Transactions.

9.1.1 Sale of Notes and Syndications. (a) Borrower acknowledges and agrees that each Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein (such sales and/or participations, collectively, a “Syndication”).

(b) At the request of Administrative Agent (at its option) on behalf of any Lender that is preparing to sell all or any portion of its Ratable Share of the Loan, and to the extent not already required to be provided by or on behalf of Borrower under this Agreement, Borrower shall use reasonable efforts to provide, or cause Mortgage Borrower to provide information (i) with respect to the Property, the Collateral, Mortgage Borrower, each Mezzanine Borrower, Guarantor, CPLV Tenant, CPLV Lease Guarantor and/or Manager, (ii) that is not in the possession of Administrative Agent or such Lender, (iii) that is reasonably required by such Lender and (iv) is in the possession of the Borrower or any of its Affiliates or is reasonably available to Borrower or any of Affiliates (including any rights under the CPLV Lease or other CPLV Lease Documents), in each case in order to satisfy the market standards to which any Lender customarily adheres or which may be reasonably required by prospective investors and/or participants in connection with any such Syndication. Notwithstanding the foregoing, neither Borrower nor Mortgage Borrower shall be obligated to provide, nor will the Administrative Agent or any Lender provide, to prospective investors and participants (nor include such information in any private placement memorandum, prospectus or other disclosure document) any information concerning CPLV Tenant, CPLV Lease Guarantor or Manager other than (i) publicly available information and (ii) other information that has been confirmed in writing by CPLV Tenant as not containing material non-public information, not being subject to bona fide confidentiality restrictions and not containing competitively sensitive information. Administrative Agent shall have the right to provide to any Lender’s prospective investors and participants any information in its possession, including, without limitation, financial statements relating to Borrower, Guarantor, if any, the Collateral, the Property and any Tenant of the Improvements (provided that neither Administrative Agent, Collateral Agent nor any Lender shall provide copies of or disclose any entertainment contracts with respect to the Property, the partnership reports or the list of the top accounts at the Property solely to the extent such contracts, reports and lists are clearly identified as not being able to be shared pursuant to this Section 9.1.1(b)), and shall also have the right to provide such information to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the Loan. Borrower acknowledges that certain information regarding the Loan and the parties thereto and the Property may be included in a private placement memorandum, prospectus or other disclosure documents. Borrower agrees that each of Borrower, Mortgage Borrower, Guarantor and their respective officers and representatives, shall, at Administrative Agent’s request on behalf of any Lender that is preparing to sell all or any portion of its Ratable Share of the Loan, at such Lender’s sole cost and expense, reasonably cooperate with such Lender’s efforts to arrange for a Syndication in accordance with the market standards to which such Lender customarily adheres and/or which may be required by prospective investors or participants in connection with any such Syndication. Borrower agrees to make upon Administrative Agent’s written request, without limitation, all structural or other changes to the Loan and the Mezzanine B Loan (including delivery of one or more new component notes to replace any original Note or any notes evidencing the Mezzanine B Loan or modify any original Note or any notes evidencing the Mezzanine B Loan to reflect multiple components of the Loan or the Mezzanine B Loan and such new notes or modified note may have different original principal balances and interest rates), modifications to any documents evidencing or securing the Loan and the Mezzanine B Loan, creation of one or more additional mezzanine loans (including amending Borrower’s organizational structure to provide for one or more additional mezzanine borrowers), delivery of opinions of counsel acceptable to the potential investors and addressing such matters as the potential investors may require; provided, however, that in creating such new notes or modified notes or additional mezzanine notes Borrower shall not be required to modify (i) the aggregate weighted average interest rate payable under the Loan and the Mezzanine B Loan immediately prior to such reallocation or modification (provided that the interest rate payable under the Loan may change or increase as a result of any application of a prepayment of the Loan in accordance with Section 2.4 hereof or a prepayment of the Mezzanine B Loan under Section 2.4 of the Mezzanine B Loan Agreement or following an Event of Default or a Mezzanine B Loan Default), (ii) the stated maturity of the Loan and the Mezzanine B Loan, (iii) the aggregate amortization of principal of the Loan and the Mezzanine B Loan, (iv) any other material term of the Loan or the Mezzanine B Loan taken as a whole which adversely affects Borrower, other than in a de minimis amount, (v) the Loan Documents or the Mezzanine B Loan Documents so as to decrease the time periods during which Borrower is permitted to perform its obligations under the Loan Documents or Mezzanine B Borrower is permitted to perform its obligations under the applicable Mezzanine B Loan Documents, (vi) the aggregate principal balance then outstanding under the Loan and the Mezzanine B Loan so as to increase the same, or (vii) the Loan Documents in any manner that would result in the REIT failing to maintain its qualification as a real estate investment trust within the meaning of Section 856 et seq. of the Code. In connection with the foregoing, Borrower covenants and agrees to (and to cause the Mortgage Borrower to) modify the Cash Management Agreement to reflect the newly created components and/or mezzanine loans. All reasonable out-of-pocket costs and expenses incurred by Borrower after the Closing Date in connection with Borrower’s complying with requests made under this Section 9.1.1(c) (and the costs and expenses of Lender, Administrative Agent and Collateral Agent in connection therewith) shall be paid by Lender.

(c) Intentionally Omitted.

(d) Borrower agrees that each participant pursuant to Section 9.1.3(a) shall be entitled to the benefits of Section 2.8 (subject to the requirements and limitations therein, including the requirements under Section 2.8(e) (it being understood that the documentation required under Section 2.8(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment; provided that such participant shall not be entitled to receive any greater payment under Section 2.8, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in a requirement of law or in the interpretation or application thereof, or compliance by such participant or the participating Lender with any request or directive (whether or not having the force of law) issued from any central bank or other Governmental Authority, in each case after the participant acquired the applicable participation.

(e) Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s office a copy of each Assignment and Assumption Agreement and a register for the recordation of the names and addresses of each Lender, and the principal amounts (and stated interest) of the Loan owing to each Lender pursuant to the terms hereof from time to time (the “Register”). Upon its receipt of a duly completed Assignment and Assumption Agreement executed by an assigning Lender and an assignee, any applicable tax forms, and satisfaction of all other applicable conditions set forth herein, including without limitation, Section 9.6 below, the Administrative Agent shall (i) accept such Assignment and Assumption and (ii) promptly record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this Section 9.1.1(f). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent, Collateral Agent, and each Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, Administrative Agent, Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(f) Each Lender that sells a participation pursuant to Section 9.1.1(a) shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

9.1.2 Syndication Costs. Except as otherwise expressly set forth in this Section 9.1, all reasonable third party costs and expenses incurred by Administrative Agent, Lender, Borrower and Guarantors in connection with a Syndication (including without limitation, Borrower’s complying with requests made under this Section 9.1, and Lender’s legal fees) shall be paid by Borrower.

9.1.3 Loan Components; Mezzanine Loans. (a) Borrower covenants and agrees that upon Administrative Agent’s request Borrower shall (i) deliver one or more new notes to replace any original note or modify any original note and other loan documents, as reasonably required, to reflect additional components of the Loan or allocate spread or principal among or adjust the application of payments among any existing or additional components in Administrative Agent’s sole discretion, provided, (A) such new or modified note shall at all times have the same weighted average spread of the Loan immediately prior to such modification and shall have the same stated maturity date of the Loan, (B) any prepayments of the Loan shall be applied pro rata among such components (except during the existence of an Event of Default)

and (C) the aggregate principal balance the new notes or components after the effective date of such modification shall equal the aggregate outstanding principal balance of the Loan immediately prior to such modification and (ii) modify the Cash Management Agreement and any other Loan Documents to reflect such new components; provided, that such modifications shall not (a) decrease any rights or increase any obligations of Borrower under the Loan Documents, other than in a de minimis amount, (b) modify the stated maturity of the Loan, (c) require any amortization of principal of the Loan or (d) decrease the time periods during which Borrower is permitted to perform its obligations under the Loan Documents. All reasonable out-of-pocket costs and expenses incurred by Borrower after the Closing Date in connection with Borrower’s complying with requests made under this Section 9.1.3(a) (and the costs and expenses of Lender, Administrative Agent and Collateral Agent in connection therewith) shall be paid by Lender.

(b) Borrower covenants and agrees that Administrative Agent shall have the right to establish different interest rates and to reallocate the interest rates and principal balances of the Loan and the Mezzanine B Loan between each other; provided, that (i) in no event shall the weighted average spread of the Loan and the Mezzanine B Loan following any such reallocation or modification change from the initial weighted average interest rate of the Loan and the Mezzanine B Loans in effect immediately preceding such reallocation or modification (provided, that the interest rate payable on the Loan may change or increase as a result of any application of a prepayment of the Loan in accordance with Section 2.4 hereof or a prepayment of the Mezzanine B Loan pursuant to Section 2.4 of the Mezzanine B Loan Agreement or following an Event of Default or a Mezzanine B Loan Default), (ii) the aggregate principal balance the new notes or components after the effective date of such modification shall equal the aggregate outstanding principal balance of the Loan and the Mezzanine B Loan immediately prior to such modification, (iii) intentionally omitted, and (iv) no such modification shall (A) decrease any of the rights or increase any of the obligations of Borrower under the Loan Documents, other than in a de minimis amount, (B) modify the stated maturity of the Loan, (C) require any amortization of principal of the Loan, (D) decrease the time periods during which Borrower is permitted to perform its obligations under the Loan Documents or (E) result in the REIT failing to maintain its qualification as a real estate investment trust within the meaning of Section 856 et seq. of the Code. All reasonable out-of-pocket costs and expenses incurred by Borrower after the Closing Date in connection with Borrower’s complying with requests made under this Section 9.1.3(b) (and the costs and expenses of Lender, Administrative Agent and Collateral Agent in connection therewith) shall be paid by Lender.

(c) Borrower shall execute and deliver such documents as shall reasonably be required by Administrative Agent in connection with this Section 9.1.3, all in form and substance reasonably satisfactory to Administrative Agent within ten (10) Business Days following such request by Administrative Agent.

(d) Borrower covenants and agrees that Administrative Agent shall have the right to create one or more additional mezzanine loans (each, a “New Mezzanine Loan”), to establish different interest rates and to reallocate the amortization, interest rate and principal balances of each of the Loan, the Mezzanine B Loan and any New Mezzanine Loan(s) amongst each other and to require the payment of the Loan, the Mezzanine B Loan and any New Mezzanine Loan(s) in such order of priority as may be designated by Administrative Agent (so long as the

Mezzanine Lenders shall agree to such modifications); provided, that (1) the Loan and the Mezzanine B Loan and any New Mezzanine Loan(s) shall at all times have the same weighted average interest rate of the Loan and the Mezzanine B Loan immediately prior to such creation (provided, that the interest rate payable on the Loan may change or increase as a result of any application of a prepayment of the Loan in accordance with Section 2.4 hereof or a prepayment of the Mezzanine B Loan pursuant to Section 2.4 of the Mezzanine B Loan Agreement or following an Event of Default or a Mezzanine B Loan Default) and the same stated maturity date as the Loan and the Mezzanine B Loan and (2) no such reallocation shall (A) increase, any monetary obligation of Borrower or Mezzanine B Borrower under the Loan Documents or the Mezzanine B Loan Documents or decrease, any rights of Borrower or Mezzanine B Borrower under the Loan Documents and the Mezzanine B Loan Documents, other than in a de minimis amount, (B) modify the stated maturity of the Loan, (C) require any amortization of principal of the Loan, (D) decrease the time periods during which Borrower is permitted to perform its obligations under the Loan Documents or (E) result in the REIT failing to maintain its qualification as a real estate investment trust within the meaning of Section 856 et seq. of the Code. Borrower shall execute and deliver such documents as shall reasonably be required by Administrative Agent as promptly as possible under the circumstances in connection with this Section 9.1.3(d), all in form and substance reasonably satisfactory to Borrower, Administrative Agent, including, without limitation, loan documents (substantially in the same form and substance as the Loan Documents and the Mezzanine B Loan Documents, as may be modified in accordance with this Section 9.1.3) necessary to evidence such New Mezzanine Loan, and Borrower shall execute such amendments to the Loan Documents and the Mezzanine B Loan Documents as are necessary in connection with the creation of such New Mezzanine Loan. Borrower shall cause the formation of one or more special purpose, bankruptcy remote entities as required by Administrative Agent in order to serve as the borrower under any New Mezzanine Loan or, if available, utilize an upper-tier special purpose vehicle in its structure as such borrower (each, a “New Mezzanine Borrower”). The applicable organizational documents of Mortgage Borrower and Mezzanine Borrowers shall be amended and modified as reasonably necessary or required in the formation of any New Mezzanine Borrower, but subject to the other terms of this Section 9.1.3(d). Further, in connection with any New Mezzanine Loan, Borrower shall deliver to Administrative Agent opinions of legal counsel with respect to due execution, authority and enforceability of the loan documents with respect to the New Mezzanine Loan and the Loan Documents, as amended, in substantially the same form as the opinion delivered on the Closing Date, and an updated Insolvency Opinion for the Loan delivered on the Closing Date and a substantive non-consolidation opinion with respect to any New Mezzanine Loan, each as reasonably acceptable to Administrative Agent. All reasonable out-of-pocket costs and expenses incurred by Borrower after the Closing Date in connection with Borrower’s complying with requests made under this Section 9.1.3(d) (and the costs and expenses of Lender, Administrative Agent and Collateral Agent in connection therewith) shall be paid by Lender.

Section 9.2 Intentionally Omitted.

Section 9.3 Exculpation. Subject to the qualifications below, neither Collateral Agent nor Administrative Agent shall enforce the liability and obligation of Borrower to perform and observe the obligations contained in any Note, this Agreement, the Pledge Agreement or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Collateral Agent or Administrative Agent, as applicable, may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Collateral Agent or Administrative Agent, as applicable, to enforce and realize upon its or the Lenders’ interest under any Note, this Agreement, the Pledge Agreement and the other Loan Documents, or in the Collateral or any other collateral given to Collateral Agent pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Collateral and in any other collateral given to Collateral Agent, and each Lender, Collateral Agent and Administrative Agent, by accepting any Note, this Agreement, the Pledge Agreement and the other Loan Documents, as applicable, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with any Note, this Agreement, the Pledge Agreement or the other Loan Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Collateral Agent or Administrative Agent, as applicable, to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Pledge Agreement; (c) affect the validity or enforceability of or any guaranty made in connection with the Loan or any of the rights and remedies of Collateral Agent or Administrative Agent, as applicable, thereunder; (d) impair the right of Collateral Agent or Administrative Agent, as applicable, to obtain the appointment of a receiver, custodian, sequestrator or other similar designee; (e) intentionally omitted; (f) constitute a prohibition against Collateral Agent or Administrative Agent, as applicable, to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Pledge Agreement or to commence any other appropriate action or proceeding in order for Collateral Agent to exercise its remedies against the Collateral; or (g) constitute a waiver of the right of Collateral Agent or Administrative Agent, as applicable, to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation actually incurred by Collateral Agent and/or Administrative Agent, as applicable, or any Lender (including reasonable, out of pocket attorneys’ fees and expenses reasonably incurred but excluding (x) consequential damages and/or lost profits, and (y) punitive, exemplary or other special damages, except to the extent claimed against or recovered from Collateral Agent or Administrative Agent or a Lender, as applicable, by any third party which are not a result of any fraud, gross negligence or willful misconduct by Collateral Agent or Administrative Agent or a Lender, as applicable) arising out of or in connection with the following:

(i) fraud or intentional misrepresentation by Mortgage Borrower, Borrower or Guarantor in connection with the Loan;

(ii) the willful misconduct of Mortgage Borrower, Borrower or Guarantor;

(iii) voluntary material physical waste of the Property by Mortgage Borrower, Borrower, Guarantor or any Affiliate thereof (except if the cash flow from the Property is not sufficient to prevent such material physical waste (so long as such insufficiency does not arise from the intentional misappropriation or conversion of revenues by Mortgage Borrower, Borrower, Guarantor or any Affiliates thereof));

(iv) the removal or disposal of any portion of the Property by Mortgage Borrower, Borrower, Guarantor or any of its Affiliates after an Event of Default, unless such Personal Property is replaced with property of the same utility and of the same or greater value and such removal or disposal of such Personal Property is in the ordinary course of Mortgage Borrower’s business;

(v) the misappropriation or conversion by Mortgage Borrower, Borrower, Guarantor or any Affiliate thereof of (A) any Insurance Proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards received in connection with a Condemnation of all or a portion of the Property, (C) any CPLV Rents following an Event of Default, (D) any CPLV Rents paid more than one month in advance, or (E) any Net Liquidation Proceeds After Debt Service received by Borrower or Mortgage Borrower;

(vi) failure to pay or cause to be paid charges for labor or materials or other charges or judgments incurred by or on behalf of Mortgage Borrower that can create Liens on any portion of the Property (except to the extent such failure occurs solely as a result of Mortgage Lender or Administrative Agent, as applicable, applying CPLV Rents to the Mortgage Debt or the Debt, as applicable, or holding CPLV Rents as additional collateral for the Mortgage Loan or Loan, during the continuance of an Event of Default, Mortgage Loan Default or a Cash Sweep Period, as applicable, and such charges or judgments relate to or otherwise arose in respect of work, matters or other actions that commenced prior to the occurrence of such Event of Default, Mortgage Loan Default or Cash Sweep Event);

(vii) any security deposits, advance deposits or any other deposits collected by Mortgage Borrower with respect to the Property which are not delivered to Mortgage Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Mortgage Loan Default that gave rise to such foreclosure or action in lieu thereof;

(viii) failure by Borrower to maintain its status as a Single Purpose Entity or comply with any representation, warranty or covenant set forth in Section 4.1.30 or failure by Mortgage Borrower to maintain its status as a Single Purpose Entity or comply with any representation, warranty or covenant set forth in Section 4.1.30 of the Mortgage Loan Agreement;

(ix) if Borrower fails to obtain Administrative Agent’s prior written consent to any Indebtedness or voluntary Lien encumbering the Collateral (other than a Permitted Encumbrance);

(x) any material modification or termination of the CPLV Lease, CPLV Lease Guaranty or Ground Lease by Borrower or Mortgage Borrower without Administrative Agent’s consent in violation of the terms hereunder;

(xi) any termination or cancellation of the Management Agreement by Borrower or Mortgage Borrower without Administrative Agent’s and/or Mortgage Lender’s prior written consent in violation of the terms hereunder or the Mortgage Loan Agreement, and Mortgage Borrower fails to enter into a Replacement Management Agreement in accordance with the terms hereunder and the Mortgage Loan Agreement;

(xii) if Guarantor, Mortgage Borrower, Borrower or any Affiliate of any of the foregoing, in connection with any enforcement action or exercise or assertion of any right or remedy by or on behalf of Administrative Agent and/or Collateral Agent under or in connection with the Guaranty, any Note, the Pledge Agreement or any other Loan Document, raises a defense or seeks judicial intervention or injunctive or other equitable relief of any kind, or asserts in a pleading filed in connection with a judicial proceeding any defense against any Lender, Administrative Agent and/or Collateral Agent or any right in connection with any security for the Loan (other than any defense that is raised in good faith by Mortgage Borrower, Borrower or Guarantor); and/or

(xiii) (A) any obligation of Borrower, Mortgage Borrower, Guarantor or any Affiliate of any of them (each, a “Borrower Party” and collectively the “Borrower Parties”) to indemnify any Person that, immediately prior to any acquisition of title to the Collateral pursuant to a UCC foreclosure sale, a UCC strict foreclosure, an assignment in lieu of foreclosure or other enforcement action under the Loan Documents (collectively, an “Equity Collateral Enforcement Action”; and the date on which an Equity Collateral Enforcement Action is consummated, an “Equity Collateral Transfer Date”), was an Affiliate of any Borrower Party, to the extent such obligation continues to be the obligation of the transferee at such Equity Collateral Enforcement Action and is not expressly waived in writing by the Persons covered by such indemnification obligation, and (B) any obligation of any Borrower Party accruing prior to, on or after the Equity Collateral Transfer Date to pay (1) legal fees to legal counsel engaged by any Borrower Party prior to the Equity Collateral Transfer Date incurred in objecting to, resisting or otherwise impeding exercise of Administrative Agent’s and/or Collateral Agent’s rights and remedies under the Loan Documents or Mortgage Lender’s rights and remedies under the Mortgage Loan Documents, (2) amounts due under any contract between any Borrower Party, on the one hand, and any Affiliate of any Borrower Party, on the other hand (unless such contract is assumed in writing by the Person acquiring the Collateral on or after the Equity Collateral Transfer Date), and/or (3) any income tax or indemnity liability of any Borrower Party to any other Borrower Party.

Notwithstanding anything to the contrary in this Agreement or any of the Loan Documents, (A) neither Administrative Agent nor Lender shall be deemed to have waived any right which Administrative Agent or Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt secured by the Pledge Agreement or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower (i) in the event of: (a) Borrower or Mortgage Borrower filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against Borrower or Mortgage Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law in which Borrower, Mortgage Borrower or Guarantor colludes with, or otherwise solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower or Mortgage Borrower from any Person; (c) Borrower or Mortgage Borrower filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law (except as may be required to avoid violating Rule 9011 of the Federal Rules of Bankruptcy Procedure); (d) Borrower or Mortgage Borrower consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, Mortgage Borrower, any portion of the Collateral or any portion of the Property (except at the request of Administrative Agent or Mortgage Lender); (e) Borrower or Mortgage Borrower making an assignment for the benefit of creditors, or admitting, in writing in any legal proceeding (unless failure to make such admission in any such legal proceeding would be a violation of law and such admission is truthful and made in good faith), its insolvency or inability to pay its debts as they become due (other than a truthful admission in any legal proceeding regarding its insolvency or inability to pay its debts); (ii) if Borrower or Mortgage Borrower fails to maintain its status as a Special Purpose Entity or comply with any representation, warranty or covenant set forth in Section 4.1.30 hereof or Section 4.1.30 of the Mortgage Loan Agreement, as applicable, and such failure (x) is cited as a factor in the substantive consolidation of the properties or assets of Borrower or Mortgage Borrower with those of any other Person in any action or proceeding under the Bankruptcy Code (unless pursuant to a motion made by Administrative Agent or Mortgage Lender) or (y) results in the dissolution of Borrower or Mortgage Borrower; (iii) if Borrower fails to obtain Administrative Agent’s prior written consent to any Transfer (except a Transfer made by CPLV Tenant, CPLV Lease Guarantor or any of their respective direct or indirect interest holders or any Permitted Transfer), as required by this Agreement or the Pledge Agreement; (iv) Mortgage Borrower, Borrower, Guarantor or any Affiliate of any of the foregoing asserts in writing that the CPLV Lease does not constitute a “true lease” or a single and indivisible lease as the Property demised thereunder or that the CPLV Lease is subject to severance or division and such CPLV Lease is subsequently severed or divided without the prior written consent of Administrative Agent; (v) if Mortgage Borrower shall opt out of or seek in any manner or to any extent to opt out of Article 8 of the UCC or cause the Collateral not to be treated as “securities” governed by and within the meaning of Article 8 of the UCC; (vi) if any Borrower Party causes Mortgage Borrower to amend or otherwise modify its organizational documents in order to amend or repeal its election to be governed by Article 8 of the UCC; and/or (vii) if any Borrower Party causes any termination or cancellation of the limited liability company membership certificate evidencing Borrower’s one hundred percent (100%) ownership interest in Mortgage Borrower as delivered to Collateral Agent on the date hereof in connection with the Pledge Agreement.

Section 9.4 Intentionally Omitted.

Section 9.5 Intentionally Omitted

Section 9.6 Further Assignments. Each of the Lenders party hereto or that becomes a party hereto may assign any portion of its Ratable Share in the Loan and its Note, if any, provided that:

(a) Administrative Agent has consented to such assignment and determined that such assignment complies with any applicable provisions of the Intercreditor Agreement and/or the Co-Lender Agreement;

(b) each such assignment (including an assignment to another Lender or an Affiliate of a Lender) by a Lender of any portion of its Ratable Share of the Loan shall be made in such manner so that the same portion of its Ratable Share of the Loan is assigned to the respective assignee;

(c) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption substantially in the form attached hereto as Exhibit D (each, an “Assignment and Assumption Agreement”);

(d) the parties to each assignment shall execute and deliver any other assignment and assumption agreements as may be required pursuant to the terms of the Intercreditor Agreement and/or the Co-Lender Agreement; and

(e) after giving effect to any assignment pursuant to this Section 9.6 each Lender shall have the rights and obligations of a Lender under the Loan Documents with respect to the rights and obligations assigned to such Lender hereunder (to the extent of each such Lender’s respective interest in the Loan). Each Lender shall be entitled to receive from Administrative Agent all payments of principal, interest, and fees payable pursuant to and in accordance with the Loan Documents with respect to each Lender’s respective interest in the Loan, accruing and payable on and after the date hereof.

Section 9.7 Mortgage Loan Defaults.

(a) Without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, if there shall occur any Mortgage Loan Default, Borrower hereby expressly agrees that Administrative Agent shall have the immediate right, without notice to or demand on Borrower or Mortgage Borrower, but shall be under no obligation: (i) to pay all or any part of the Mortgage Loan, and any other sums, that are then due and payable and to perform any act or take any action on behalf of Mortgage Borrower, as may be appropriate, to cause all of the terms, covenants and conditions of the Mortgage Loan Documents on the part of Mortgage Borrower to be performed or observed thereunder to be promptly performed or observed; and (ii) to pay any other amounts and take any other action as Administrative Agent, in its sole and absolute discretion, shall deem advisable to protect or preserve the rights and interests of Administrative Agent, Collateral Agent and/or Lender in the Loan and/or the Collateral. Administrative Agent shall have no obligation to complete any cure or attempted cure undertaken or commenced by Administrative Agent. All sums so paid and the costs and expenses incurred by Administrative Agent in exercising rights under this Section 9.7 (including, without limitation, reasonable attorneys’ and other professional fees and disbursements), with interest at the Default Rate, for the period from the date of demand by Administrative Agent to Borrower for such payments to the date of payment to Administrative Agent, shall constitute a portion of the Debt, shall be secured by the Pledge Agreement and shall be due and payable to Administrative Agent within two (2) Business Days following demand therefor.

(b) Borrower hereby grants, and shall cause Mortgage Borrower to grant, Administrative Agent and any Person designated by Lender the right to enter upon the Property at any time for the purpose of carrying out the rights granted to Administrative Agent under this

Section 9.7. Borrower shall not, and shall not cause or permit Mortgage Borrower or any other Person to impede, interfere with, hinder or delay, any effort or action on the part of Administrative Agent to cure any default or asserted default under the Mortgage Loan, or to otherwise protect or preserve Administrative Agent’s, Collateral Agent’s and/or Lender’s interests in the Loan and the Collateral in accordance with the provisions of this Agreement and the other Loan Documents.

(c) Borrower hereby indemnifies each of Collateral Agent, Administrative Agent and Lender and each of their respective Related Parties from and against all out-of-pocket liabilities, obligations, losses, damages, penalties, assessments, actions, or causes of action, judgments, suits, claims, demands, costs, expenses (including, without limitation, reasonable attorneys’ and other professional fees, whether or not suit is brought, and settlement costs), and disbursements of any kind or nature whatsoever (except in each case (x) consequential damages and/or lost profits or (y) punitive, exemplary or other special damages except to the extent claimed against or recovered from Collateral Agent, Administrative Agent, Lender or any of their respective Related Parties, as applicable, by any third party which are not a result of any fraud, gross negligence or willful misconduct by such indemnified party) actually imposed on, incurred by or asserted against Administrative Agent, Collateral Agent and/or Lender or any of their respective Related Parties as a result of the foregoing actions; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Administrative Agent, Collateral Agent, any Lender and/or any of their respective Related Parties. Administrative Agent shall have no obligation to Borrower, Mortgage Borrower or any other party to make any such payment or performance. Borrower shall not impede, interfere with, hinder or delay, and shall cause Mortgage Borrower to not impede, interfere with, hinder or delay, any effort or action on the part of Administrative Agent to cure any default or asserted default under the Mortgage Loan, or to otherwise protect or preserve Administrative Agent’s, Collateral Agent’s and/or Lender’s interests in the Loan and the Collateral following a default or asserted default under the Mortgage Loan.

(d) If Administrative Agent shall receive a copy of any notice of default under the Mortgage Loan Documents sent by Mortgage Lender to Mortgage Borrower, such notice shall constitute full protection to Administrative Agent for any action taken or omitted to be taken by Administrative Agent, in good faith, in reliance thereon. As a material inducement to Lender’s making the Loan, Borrower hereby absolutely and unconditionally releases and waives all claims against Administrative Agent, Collateral Agent and/or Lender arising out of Administrative Agent’s exercise of its rights and remedies provided in this Section 9.7 other than claims arising out of the gross negligence or willful misconduct of Administrative Agent, Collateral Agent and/or any Lender. In the event that Administrative Agent makes any payment in respect of the Mortgage Loan, Administrative Agent shall be subrogated to all of the rights of Mortgage Lender under the Mortgage Loan Documents against the Property and the Mortgage Borrower, in addition to all other rights it may have under the Loan Documents.

(e) Any Mortgage Loan Default which is cured by Administrative Agent in accordance with the terms hereof shall constitute an immediate Event of Default under this Agreement without any notice, grace or cure period otherwise applicable under this Agreement.

(f) In the event that Administrative Agent makes any payment in respect of the Mortgage Loan, Administrative Agent shall be subrogated to all of the rights of Mortgage Lender under the Mortgage Loan Documents against the Property and Mortgage Borrower in addition to all other rights Administrative Agent, Collateral Agent and/or Lender may have under the Loan Documents or applicable law.

Section 9.8 Discussions with Mortgage Lender. In connection with the exercise of its respective rights set forth in the Loan Documents, Administrative Agent and Collateral Agent shall have the right at any time to discuss the Property, the Collateral, the Mortgage Loan, the Loan or any other matter directly with Mortgage Lender or Mortgage Lender’s consultants, agents or representatives without notice to or permission from Borrower, Mortgage Borrower, or Guarantor, nor shall Administrative Agent or Collateral Agent have any obligation to disclose such discussions or the contents thereof with Borrower, Mortgage Borrower or Guarantor.

Section 9.9 Independent Approval Rights. If any action, proposed action or other decision is consented to or approved by Mortgage Lender, such consent or approval shall not be binding or controlling on Administrative Agent except to the extent otherwise expressly stated herein. Borrower hereby acknowledges and agrees that (i) the risks of Mortgage Lender in making the Mortgage Loan are different from the risks of Lender in making the Loan, (ii) in determining whether to grant, deny, withhold or condition any requested consent or approval Mortgage Lender and Administrative Agent may reasonably reach different conclusions, and (iii) subject to the express terms of this Agreement, Administrative Agent has an absolute independent right to grant, deny, withhold or condition any requested consent or approval based on its own point of view. Further, the denial by Administrative Agent of a requested consent or approval shall not create any liability or other obligation of Administrative Agent if the denial of such consent or approval results directly or indirectly in a default under the Mortgage Loan, and Borrower hereby waives, to the extent permitted by applicable law, any claim of liability against Administrative Agent arising from any such denial.

Section 9.10 Intercreditor Agreement; Co-Lender Agreement. (a) Borrower hereby acknowledges and agrees that any Intercreditor Agreement entered into among Mezzanine Lender and Mortgage Lender will be solely for the benefit of Mezzanine Lender and Mortgage Lender, and that neither Borrower, any other Mezzanine Borrower, Mortgage Borrower nor any of their Affiliates shall (x) be intended third-party beneficiaries of any of the provisions therein, (y) have any rights thereunder and (z) be entitled to rely on any of the provisions contained therein. Borrower’s obligations hereunder are and will be independent of such Intercreditor Agreement and shall remain unmodified by the terms and provisions thereof. None of Administrative Agent, Collateral Agent, Mezzanine Lender or Mortgage Lender shall have any obligation to disclose to Borrower or any of its Affiliates the contents of the Intercreditor Agreement. Borrower acknowledges that with respect to certain approvals, calculations and other decisions hereunder, the Intercreditor Agreement may require Administrative Agent, Collateral Agent and/or any Lender to consult with or receive the approval of Mortgage Lender prior to providing its own approval or determination regarding the same but such consultation shall in no way modify the standard required for Administrative Agent’s approval as between Borrower and Administrative Agent as set forth in the Loan Documents. Administrative Agent, Collateral Agent and each Lender acknowledge that Borrower is not a party to the Intercreditor Agreement and shall not have any obligations under such Intercreditor Agreement.

(b) Borrower hereby acknowledges and agrees that any Co-Lender Agreement pursuant to which, among other things, Lenders shall agree upon rights of Lenders as among themselves and the manner in which Administrative Agent and Collateral Agent shall administer the Loan and exercise their respective rights hereunder (including, without limitation, their rights to approve or consent to any actions or to exercise their discretion in accordance with the terms of the Loan Documents), will be solely for the benefit of the Lenders, and that neither Borrower, any other Mezzanine Borrower, Mortgage Borrower nor any of their Affiliates shall (x) be intended third-party beneficiaries of any of the provisions therein, (y) have any rights thereunder and (z) be entitled to rely on any of the provisions contained therein. None of Administrative Agent, Collateral Agent, or Lender shall have any obligation to disclose to Borrower or any of its Affiliates the contents of any Co-Lender Agreement. Borrower’s obligations hereunder are and will be independent of such Co-Lender Agreement and shall remain unmodified by the terms and provisions thereof.

ARTICLE X – MISCELLANEOUS

Section 10.1 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to any Lender of a Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Administrative Agent, Collateral Agent and/or Lender, as applicable.

Section 10.2 Agents’ Discretion; Deliveries to Agents. Whenever pursuant to this Agreement, Administrative Agent exercises any right given to it to approve or disapprove or grant any consent or any arrangement or term is to be satisfactory to Administrative Agent, the decision of Administrative Agent to approve or disapprove or grant consent or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Administrative Agent. Whenever any notice, financial statement or other delivery is required to be made by the Borrower to the Administrative Agent or the Collateral Agent, the Borrower hereby acknowledges that such delivery shall be made for the benefit of, and for distribution by the Administrative Agent and/or the Collateral Agent, as applicable, to each of the Lenders and the Borrower hereby authorizes the Administrative Agent and the Collateral Agent to provide any such delivery to each of the Lenders in whichever means reasonably deemed appropriate by the Administrative Agent and/or the Collateral Agent, as applicable.

Section 10.3 Governing Law. (a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION

EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, ANY NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, ANY NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, ANY NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ADMINISTRATIVE AGENT, COLLATERAL AGENT, LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT ADMINISTRATIVE AGENT’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY OBJECTIONS WHICH BORROWER MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

CT Corporation System

111 Eighth Avenue, 13th Floor

New York New York 10011

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON BORROWER’S BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO ADMINISTRATIVE AGENT OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN

OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4 Modification, Waiver in Writing. (a) No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

(b) Notwithstanding anything contained in this Agreement or any other Loan Document, (x) this Agreement and each Loan Document may be amended, supplemented and waived with the consent of the Administrative Agent, the Collateral Agent and the Borrower without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered in order (i) to cure ambiguities, omissions, mistakes or defects or (ii) to cause such Loan Document or other document to be consistent with this Agreement and the other Loan Documents and (y) if following the date hereof, the Administrative Agent and the Borrower shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if, solely in the case of clause (y), the same is not objected to in writing by the Lenders within five (5) Business Days following receipt of notice thereof.

Section 10.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Administrative Agent or Collateral Agent in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Administrative Agent shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Administrative Agent:	Wilmington Savings Fund Society, FSB 500 Delaware Avenue Wilmington, DE 19801 Attention: Patrick J. Healy

with a copy to:	Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, NY 10038 Attention: Alex Cota, Esq.
and

Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166-0193 Attention: Matthew Kidd

If to Borrower:	c/o VICI Properties Inc. 8329 West Sunset Road, Suite 210 Las Vegas, Nevada 89113 Attention: General Counsel

With a copy to:	Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036 Attention: Daniel M. Eggermann, Esq.

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day.

Section 10.7 Trial by Jury. BORROWER, ADMINISTRATIVE AGENT, COLLATERAL AGENT AND LENDER EACH HEREBY UNCONDITIONALLY AND IRREVOCABLY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, ADMINISTRATIVE AGENT, COLLATERAL AGENT AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH

INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER, ADMINISTRATIVE AGENT, COLLATERAL AGENT AND BORROWER ARE HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER, ADMINISTRATIVE AGENT, COLLATERAL AGENT AND LENDER.

Section 10.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10 Preferences. Administrative Agent shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Administrative Agent, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Administrative Agent.

Section 10.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Administrative Agent except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Administrative Agent to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Administrative Agent with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Administrative Agent to Borrower.

Section 10.12 Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13 Expenses; Indemnity. (a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Administrative Agent within ten (10) Business Days of written notice from Administrative Agent for all reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket attorneys’ fees and expenses) incurred by Lender, Administrative Agent or Collateral Agent in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions reasonably requested by Administrative Agent as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Collateral or the Loan); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Administrative Agent’s, Collateral Agent’s and Lender’s performance and compliance with any request made by Borrower or its Affiliates after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, the cost of the UCC Title Insurance Policy, and fees and expenses of counsel for providing to Administrative Agent all required legal opinions, and other reasonable similar expenses incurred in creating and perfecting the Lien in favor of Collateral Agent pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, the Collateral, or any other security given for the Loan; (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Collateral or the Property, or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; and (ix) the annual agency fee payable to Administrative Agent and Collateral Agent pursuant to a separate fee letter between Borrower and Administrative Agent and Collateral Agent; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses enumerated in clauses (i) through (viii) to the extent the same arise by reason of the gross negligence or willful misconduct of the person seeking such payment as determined by a court of competent jurisdiction by a final and non-appealable order. Any cost and expenses due and payable to Administrative Agent may be paid from any amounts in the applicable subaccounts of the Cash Management Account, as applicable.

(b) Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, out-of-pocket costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not an Indemnified Party shall be designated a party thereto), that are actually imposed on, incurred by, or asserted against any Indemnified Party in any manner relating to or arising out of (i) this Agreement and the other Loan Documents, (ii) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (iii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnified Party as determined by a court of competent jurisdiction by a final and non-appealable order or for (x) any consequential damages and/or lost profits, or (y) punitive, exemplary or other special damages, except to the extent claimed against or recovered from any Indemnified Party by any third party which are not a result of any fraud, gross negligence or willful misconduct by such Indemnified Party). To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties. If any Indemnified Party shall seek payment from Borrower pursuant to this Section 10.13(b), Borrower shall be entitled to assume the defense thereof, with counsel reasonably acceptable to Administrative Agent, provided that no compromise or settlement shall be entered into without such Indemnified Party’s reasonable consent. Notwithstanding the foregoing, if any Indemnified Party concludes that there are any legal defenses available to it and/or other Indemnified Parties that are additional from or additional to those available to Borrower, such Indemnified Party shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party.

Section 10.14 Schedules and Exhibits Incorporated. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, its Note, if any, and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16 No Joint Venture or Partnership; No Third Party; Beneficiaries. (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Administrative Agent, Collateral Agent, Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Administrative Agent, Collateral Agent, Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of each Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of such Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that such Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by each Lender if, in such Lender’s sole discretion, such Lender deems it advisable or desirable to do so.

Section 10.17 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, Wilmington Savings Fund Society, FSB or any of their Affiliates shall be subject to the prior written approval of Administrative Agent (for itself and on behalf of Lender) in its sole discretion, provided that Borrower and its Affiliates shall be permitted to make any disclosure required by any applicable federal or State securities laws, rules or regulations without the prior written approval of Administrative Agent. All news releases, publicity or advertising by Lender, Administrative Agent or any of their respective Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, or to Borrower or its Affiliates shall be subject to the prior written approval of Borrower, not to be unreasonably withheld, conditioned or delayed, provided, that (i) any news releases, publicity or advertising issued in connection with a sale or other disposition of the Loan, or any portion thereof or required by applicable law and (ii) any marketing or other advertising in connection with the enforcement of Administrative Agent’s and/or Collateral Agent’s remedies after an Event of Default, shall not require the prior written approval of Borrower.

Section 10.18 Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Collateral, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Collateral Agent under the Loan Documents to a sale of the Collateral for the collection of the Debt without any prior or different resort for collection or of the right of Collateral Agent to the payment of the Debt out of the net proceeds of the Collateral in preference to every other claimant whatsoever.

Section 10.19 Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents in connection with this Agreement or the other Loan Documents.

Section 10.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender, Administrative Agent, Collateral Agent or any parent, subsidiary or

Affiliate of any of the foregoing. Neither Administrative Agent nor Collateral Agent shall be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender, Collateral Agent or Administrative Agent of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Administrative Agent’s or Collateral Agent’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21 Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify, defend and hold Lender, Administrative Agent and Collateral Agent and their respective Related Parties harmless from and against any and all claims, liabilities, costs and expenses of any kind (including attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of CPLV Tenant or any of its Affiliates or Borrower or any of its Affiliates in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23 Joint and Several Liability. If Borrower consists of more than one (1) Person the obligations and liabilities of each Person shall be joint and several.

Section 10.24 Certain Additional Rights of Lender (VCOC). Notwithstanding anything to the contrary contained in this Agreement, at all times and from time to time until the Debt has been indefeasibly repaid in full, each Lender shall have:

(a) the right to routinely consult with and advise Borrower’s and Mortgage Borrower’s management regarding the significant business activities and business and financial developments of Borrower and Mortgage Borrower; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances. Consultation meetings should occur on a regular basis (no less frequently than quarterly) with Lender having the right to call special meetings at any reasonable times and upon reasonable advance notice;

(b) the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower and Mortgage Borrower at any reasonable times upon reasonable notice;

(c) the right, in accordance with the terms of this Agreement, including, without limitation, Section 5.1.11 hereof, to receive monthly, quarterly and year-end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness; and

(d) the right, without restricting any other rights of Administrative Agent under this Agreement (including any similar right), to approve any acquisition by Borrower or Mortgage Borrower of any other significant property (other than personal property required for the day to day operation of the Property).

Section 10.25 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. (a) Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the respective parties thereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(ii) the effects of any Bail-in Action on any such liability, including, if applicable:

(A) a reduction in full or in part or cancellation of any such liability;

(B) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(C) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

(b) As used in this Section 10.26 the following terms have the following meanings ascribed thereto: (i) “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution; (ii) “Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule; (iii) “EEA Financial Institution” means (x) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (y) any entity established in an EEA Member Country which is a parent of an institution described in clause (x)

of this definition, or (x) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (x) or (y) of this definition and is subject to consolidated supervision with its parent; (iv) “EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway; (v) “EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution; (vi) “EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time; and (vii) “Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 10.26 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 10.27 Ratable Share. (a) The liabilities of Lenders shall be several and not joint, (b) no Lender shall be responsible for the obligations of any other Lender, and (c) each Lender shall be liable to Borrower only for its respective Ratable Share of the Loan. Notwithstanding anything to the contrary herein, all indemnities by Borrower and obligations for costs, expenses, damages or advances set forth herein shall run to and benefit each Lender in accordance with its Ratable Share.

Section 10.28 Gaming Laws

(a) This Agreement and the other Loan Documents are subject to the Gaming Laws. Each Lender, Administrative Agent, and Collateral Agent acknowledges that (i) it may be subject of being called forward by any Gaming Authority or any Liquor Authority, in each of their discretion, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers under this Agreement and the other Loan Documents, including with respect to the entry into, ownership and/or operation of the Property, and the possession or control of Gaming Equipment, alcoholic beverages or a Gaming or Liquor License, shall be subject to any applicable provisions of the Gaming Laws and Liquor Laws and receipt of required approvals from the requisite Governmental Authorities.

(b) Each Lender, Administrative Agent, and Collateral Agent agrees to cooperate with each Gaming Authority and each Liquor Authority in connection with the administration of their regulatory jurisdiction over Mortgage Borrower, including, without limitation, the provision of such documents or other information as may be requested by any such Gaming Authorities and/or Liquor Authorities relating to Lender, Administrative Agent, Collateral Agent, Borrower, or to the Loan Documents.

ARTICLE XI – ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 11.1 Appointment and Authority. (a) Wilmington Savings Fund Society, FSB is hereby appointed as Administrative Agent hereunder and under each other Loan Document, and each Lender originally named herein or who hereafter becomes a Lender hereunder hereby irrevocably authorizes Administrative Agent to act as agent for the Lenders and to take such actions as the Lenders are obligated or entitled to take under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein (including in its role as “Collateral Agent”), together with such other powers as are reasonably incidental thereto. In addition Administrative Agent shall have the power to issue and is hereby authorized by the Lenders to issue all of the Lenders’ consents and approvals and waivers hereunder, as directed by the Lenders in connection therewith if and to the extent such Lenders have the right to so direct hereunder. Administrative Agent shall not have a fiduciary relationship with respect to any Lender by reason of this Agreement. In performing its functions and duties under this Agreement, Administrative Agent shall act solely as agent of the Lenders and does not assume, and shall not be deemed to have assumed, any obligations toward or relationship of agency or trust with or for Borrower. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent and/or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) Wilmington Savings Fund Society, FSB shall also act as the “Collateral Agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral, together with such powers and discretion as are reasonably incidental thereto.

Section 11.2 Reliance. The Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent and the Collateral Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable to the Lenders for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Lenders acknowledge and agree that all acts (with respect to the exercise of any rights or the granting of any consent, waiver or approval on behalf of the Lenders) of Administrative Agent and/or Collateral Agent, as agents for the Lenders, shall be deemed legally conclusive and binding; and Borrower or any applicable third party (including any court) shall be entitled to rely on any and all acts of Administrative Agent and Collateral Agent with respect to the exercise of any rights or the granting of any consent, waiver or approval on behalf of the Lenders in all circumstances where an action by a Lender is required or permitted pursuant to this Agreement or the provisions of any other Loan Document or by applicable laws without the right or necessity of making any inquiry of such Lender as to the authority of Administrative Agent or Collateral Agent with respect to such matter. In no event shall any of the foregoing limit the rights or obligations of any Lender with respect to any other Lender pursuant to this Article XI.

Section 11.3 Powers. Administrative Agent and Collateral Agent shall each have and may exercise all powers that the Lenders have under the Loan Documents and shall exercise such powers on behalf of the Lenders, as applicable. All rights of action (including the right to file proof of claims) under this Agreement or any of the other Loan Documents may be enforced by the Administrative Agent or Collateral Agent, as applicable, without the possession of any Notes or the production thereof in any trial or other proceedings relating thereto.

Section 11.4 Employment of Agents and Counsel. Each of Collateral Agent and Administrative Agent may undertake any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, sub-agents, and attorneys-in-fact and shall not be liable to the Lenders, except as to money or securities received by them or their authorized agents, for the default or misconduct of any such sub-agents or attorneys-in-fact. Each of Collateral Agent and Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any employees, sub-agents or attorneys-in-fact except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent and/or the Collateral Agent acted with gross negligence or willful misconduct in the selection of such employee, sub-agent or attorney-in-fact.

Section 11.5 General Immunity. Neither Administrative Agent nor Collateral Agent nor any of their respective Related Parties shall be liable to Borrower or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith, except for its or their own gross negligence, illegal acts, fraud, willful misconduct or material default of its obligations hereunder.

Section 11.6 Exculpatory Provisions.

Each Lender and Borrower hereby acknowledges and agrees that neither the Administrative Agent nor the Collateral Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, each Lender hereby further acknowledges and agrees that neither the Administrative Agent nor the Collateral Agent:

(a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Lenders (or such number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that neither the Administrative Agent nor the Collateral Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent and/or the Collateral Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any state or federal bankruptcy or insolvency laws; and

(c) shall, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, nor shall be liable for the failure to disclose, any information relating to any Borrower Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent and/or the Collateral Agent or any of its Affiliates in any capacity.

Neither the Administrative Agent, the Collateral Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent or the Collateral Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Lenders (or such number or percentage of the Lenders as shall be necessary, or as the Administrative Agent and/or Collateral Agent shall believe in good faith shall be necessary) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. Any such action taken or failure to act pursuant to the foregoing shall be binding on all Lenders. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Administrative Agent and the Collateral Agent by a Borrower Party or a Lender.

Neither the Administrative Agent, the Collateral Agent nor any of their respective Related Parties have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Loan Documents, or (v) the value or the sufficiency of any Collateral.

Section 11.7 Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 11.8 Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any state or federal bankruptcy or insolvency laws or any other judicial proceeding relative to any Borrower Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other Obligations arising under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Administrative Agent and the Collateral Agent and their respective agents and counsel and all other amounts due the Lenders, the Administrative Agent and the Collateral Agent under Section 10.13) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and the Collateral Agent and their respective agents and counsel, and any other amounts due the Administrative Agent or the Collateral Agent under Section 10.13.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.9 No Other Duties. Anything herein to the contrary notwithstanding, neither Administrative Agent nor Collateral Agent shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or Collateral Agent hereunder.

Section 11.10 Successor Administrative Agent. Each of Collateral Agent and Administrative Agent may resign from the performance of all its functions and duties hereunder at any time, by giving at least thirty (30) days prior written notice to Lenders and Borrower.

Such resignation shall take effect on the date set forth in such notice or as otherwise provided below and the retiring Administrative Agent and/or Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. Additionally, if Administrative Agent is grossly negligent or commits illegal acts, fraud or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable order, the Lenders may remove Administrative Agent from its role as Administrative Agent and Collateral Agent for the Lenders in accordance with the terms of the Co-Lender Agreement, which removal shall be effective upon receipt by the Administrative Agent and/or the Collateral Agent, as applicable, of written notice from the Lenders of such removal. Upon resignation by or replacement of the Administrative Agent and/or Collateral Agent, the Lenders shall appoint a successor Administrative Agent and/or Collateral Agent in accordance with the terms of the Co-Lender Agreement. Upon the acceptance of any appointment as an Administrative Agent and/or Collateral Agent hereunder by a successor Administrative Agent and/or Collateral Agent, such successor Administrative Agent and/or Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of Administrative Agent and/or Collateral Agent, as applicable. After any retiring Administrative Agent’s and/or Collateral Agent’s resignation hereunder as an Administrative Agent and/or Collateral Agent, as applicable, the provisions of this Article XI and Section 10.13 (with respect to or relating to any events arising or occurring prior to such resignation) shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Administrative Agent and/or Collateral Agent hereunder and under the other Loan Documents. The new Administrative Agent and/or Collateral Agent shall promptly deliver to Borrower a copy of the designation, acceptance and assumption executed by the new Administrative Agent and/or Collateral Agent.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

CPLV MEZZ 1 LLC, a Delaware limited liability company

By:	/s/ Mary E. Higgins
Name: Mary E. Higgins
Title: Authorized Officer

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Administrative Agent

By:	/s/ Geoffrey J. Lewis
Name: Geoffrey J. Lewis
Title: Vice President

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Collateral Agent

By:	/s/ Geoffrey J. Lewis
Name: Geoffrey J. Lewis
Title: Vice President

[SIGNATURES CONTINUE]